                                                      REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          CHARTER COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                   4841                                  43-1857213
      (STATE OR OTHER JURISDICTION             (PRIMARY STANDARD INDUSTRIAL                  (FEDERAL EMPLOYER
   OF INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NUMBER)

                       12444 POWERSCOURT DRIVE, SUITE 100
                           ST. LOUIS, MISSOURI 63131
                                 (314) 965-0555
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              CURTIS S. SHAW, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                       12444 POWERSCOURT DRIVE, SUITE 100
                           ST. LOUIS, MISSOURI 63131
                                 (314) 965-0555
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                 DANIEL G. BERGSTEIN, ESQ.                                       ALVIN G. SEGEL, ESQ.
                    LEIGH P. RYAN, ESQ.                                          IRELL & MANELLA LLP
                 PATRICIA M. CARROLL, ESQ.                               1800 AVENUE OF THE STARS, SUITE 900
           PAUL, HASTINGS, JANOFSKY & WALKER LLP                          LOS ANGELES, CALIFORNIA 90067-4276
                      399 PARK AVENUE                                               (310) 277-1010
                  NEW YORK, NEW YORK 10022
                       (212) 318-6000

                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

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                                                               PROPOSED                 PROPOSED
    TITLE OF EACH CLASS OF           AMOUNT TO BE          MAXIMUM OFFERING         MAXIMUM AGGREGATE            AMOUNT OF
  SECURITIES TO BE REGISTERED         REGISTERED            PRICE PER UNIT           OFFERING PRICE          REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
5.75% Convertible Senior Notes
  due 2005.....................      $750,000,000                    100%            $   750,000,000            $   187,500
Class A common stock (par value
  $.001 per share).............        34,786,650(2)                 N/A                         N/A                    N/A(4)
Class A common stock (par value
  $.001 per share).............        31,664,667(3)           $21.53125(5)             $681,779,862               $170,445
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

(1) Calculated pursuant to Rule 457(o) under the Securities Act of 1993, as amended.

(2) The number of shares of Class A common stock to be issued upon conversion of the convertible senior notes was calculated based on the initial conversion price of $46.3822 per share. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the convertible senior notes, as such amount may be adjusted due to stock-splits, stock dividends and anti-dilution provisions.

(3) Represents 31,664,667 shares of Class A common stock issued, or issuable upon exchange for Class A Preferred Units in CC VIII, LLC, to selling shareholders. In addition to the shares set forth in the table, the number of shares to be registered includes an indeterminate number of shares issuable upon such exchange, as such number may be adjusted under certain circumstances.

(4) Pursuant to Rule 457(i) under the Securities Act, there is no filing fee with respect to the shares of Class A common stock issuable upon such conversion of the 5.75% Convertible Senior Notes due 2005 registered hereby.

(5) Pursuant to Rule 457(c) under the Securities Act, estimated solely for the purpose of calculating the amount of the registration fee based on the average high and low trading prices for the common stock as reported on the Nasdaq National Market on January 23, 2001.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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

                 SUBJECT TO COMPLETION. DATED JANUARY 26, 2001

                          CHARTER COMMUNICATIONS, INC.
              $750,000,000 5.75% Convertible Senior Notes due 2005
                           -------------------------
       34,786,650 Shares of Class A Common Stock Issuable Upon Conversion
                 of the 5.75% Convertible Senior Notes due 2005
                           -------------------------
          31,664,667 Issued or Issuable Shares of Class A Common Stock

                           -------------------------

     This prospectus relates to: (1) $750,000,000 aggregate principal amount of 5.75% Convertible Senior Notes due 2005 of Charter Communications, Inc., and 34,786,650 shares of Class A common stock of Charter Communications, Inc., which are initially issuable upon conversion of the notes, plus an indeterminate number of shares as may become issuable upon conversion as a result of adjustments to the conversion rate; and (2) 31,664,667 shares of Class A common stock of Charter Communications, Inc. issued or issuable to certain entities in connection with Charter Communications, Inc.'s purchase of certain cable systems in 2000 plus an indeterminate number of shares as may become issuable upon certain events.

     The convertible senior notes were originally issued and sold by Charter Communications, Inc. to Goldman, Sachs & Co., Morgan Stanley Dean Witter, Bear, Stearns & Co. Inc. and Merrill Lynch & Co. in a private placement. The convertible senior notes and shares offered by this prospectus are to be sold for the account of the holders. Holders of the convertible senior notes may convert the convertible senior notes into shares of Charter Communications, Inc. Class A common stock at any time before their maturity or their prior redemption or repurchase by Charter Communications, Inc.

     The convertible senior notes are issued only in denominations of $1,000 and integral multiples of $1,000. The convertible senior notes are currently designated for trading in the Private Offerings, Resale and Trading through Automated Linkages (PORTAL) Market of the National Association of Securities Dealers, Inc. Charter Communications, Inc.'s Class A common stock is quoted on the Nasdaq National Market under the symbol "CHTR." On January 24, 2001, the last reported bid price for the Class A common stock on the Nasdaq National Market was $21 13/16 per share.
                           -------------------------
     The principal terms of the convertible senior notes include the following:

Interest.................
                     accrues from October 30, 2000 at the rate of 5.75% per year, payable semi-annually on each April 15 and October 15, commencing on April 15, 2001.

Maturity Date............
                     October 15, 2005

Conversion Rate..........
                     46.3822 shares of Class A common stock per each $1,000 principal amount of notes, subject to adjustment. This is equivalent to a conversion price of approximately $21.56 per share.

Ranking..................
                     rank equally with any of Charter Communications, Inc.'s future unsubordinated and unsecured indebtedness, but are structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries.

Redemption...............
                     redeemable (all or in part) by Charter Communications, Inc. on or after October 15, 2003

     The convertible senior notes and the shares of Class A common stock offered by this prospectus may be offered in negotiated transactions, ordinary brokerage transactions or otherwise, at negotiated prices or at the market prices prevailing at the time of sale.

     See "Risk Factors" beginning on page 3 of this prospectus to read about important factors you should consider before buying the convertible senior notes or shares of our Class A common stock.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The distribution of this prospectus and the offering and sale of the convertible senior notes or Class A common stock in certain jurisdictions may be restricted by law. Charter Communications, Inc. requires persons into whose possession this prospectus comes to inform themselves about and to observe any such restrictions. This prospectus does not constitute an offer of, or an invitation to purchase, any of the convertible senior notes or shares of Class A common stock in any jurisdiction in which such offer or invitation would be unlawful.

     Neither Charter Communications, Inc. nor any of its representatives is making any representation to any offeree or purchaser of the convertible senior notes or shares of Class A common stock regarding the legality of an investment by such offeree or purchaser under appropriate legal investment or similar laws. Each purchaser should consult with his own advisors as to legal, tax, business, financial and related aspects of a purchase of the notes or shares of Class A common stock.
                       Prospectus dated January   , 2001.

                               TABLE OF CONTENTS

Disclosure Regarding Forward-Looking
  Statements...........................   ii
Additional Information.................  iii
Our Business ..........................    1
Risk Factors...........................    3
Use of Proceeds........................   19
Dilution...............................   19
Ratio of Earnings to Fixed Charges.....   20
Capitalization.........................   21
Unaudited Pro Forma Financial
  Statements...........................   23
Description of Notes...................   41
Description of Capital Stock and
  Membership Units.....................   56
Selling Securityholders................   68
Plan of Distribution...................   75
Summary of Certain United States
  Federal Income Tax Considerations For
  Holders of Convertible Senior Notes
  and Shares of Class A Common Stock
  Issuable Upon Conversion.............   77
Indemnification of Directors and
  Officers.............................   84
Legal Matters..........................   85
Experts................................   85

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this prospectus may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus and in other reports or documents that we file from time to time with the Securities and Exchange Commission, or SEC, and include, but are not limited to:

     -  our plans to achieve growth by offering new products and services;

     - our anticipated capital expenditures for our planned upgrades and the ability to fund these expenditures;

     - our beliefs regarding the effects of governmental regulation on our business; and

     -  our ability to effectively compete in a highly competitive environment.

     All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by those cautionary statements.

                             ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form S-3 to register the resale of the convertible senior notes and the shares of our Class A common stock described in this prospectus. This prospectus, which forms part of the registration statement, does not contain all the information included in the registration statement. For further information about us and the convertible senior notes and Class A common stock described in this prospectus, you should refer to the registration statement and its exhibits.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy at prescribed rates of any document we file at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at 3475 Lenox Road, N.E., Suite 1006, in Atlanta, Georgia 30326-1232. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's Web site at www.sec.gov.

     If at any time during the two-year period following the date of original issue of the convertible senior notes we are not subject to the information requirements of Section 13 or 15(d) of the Exchange Act, we will furnish to holders of convertible senior notes, holders of Class A common stock issued upon conversion of the convertible senior notes and prospective purchasers of convertible senior notes or such shares of Class A common stock the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act in order to permit compliance with Rule 144A in connection with resales of such convertible senior notes and the shares of Class A common stock issued on conversion of the convertible senior notes.

     Our principal executive offices are located at 12444 Powerscourt Drive, Suite 100, St. Louis, Missouri 63131. Our telephone number is (314) 965-0555 and our Web site is located at www.chartercom.com. The information on our Web site is not part of this prospectus.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information superseded by this prospectus. The prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents, listed below, contain important information about Charter Communications, Inc.:

          (1) Annual Report on Form 10-K for the year ended December 31, 1999;

          (2) Quarterly Report on Form 10-Q for the quarter ended March 31;

          (3) Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

          (4) Quarterly Report on Form 10-Q for the quarter ended September 30, 2000; and

          (5) Registration Statement on Form S-1 dated July 14, 2000;

          (6) Amendment No. 1 to the Registration Statement on Form S-1 dated September 22, 2000;

          (7) Current Reports on Form 8-K filed January 5, 2000, January 18, 2000, February 23, 2000, February 29, 2000, March 10, 2000, May 3, 2000,
     May 26, 2000, August 3, 2000, September 11, 2000, October 25, 2000,
     November 2, 2000, December 28, 2000 and January 8, 2001; and

          (8) Current Reports on Form 8-K/A filed January 26, 2000, February 14, 2000 and April 28, 2000.

     We are also incorporating by reference additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering. If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, unless we have specifically incorporated by reference an exhibit into a document that this prospectus incorporates. You may obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from: Charter Communications, Inc., Investor Relations,
Attention: Carol Wolfe at the address indicated above.

                                  OUR BUSINESS

     We are the fourth largest operator of cable systems in the United States, serving approximately 6.3 million customers.

     We offer a full range of traditional cable services in all of our systems and we are offering digital cable services to customers in an increasing number of our systems. We have also started to introduce a number of other new products and services, including interactive video programming, which allows information to flow in both directions, high-speed Internet access and video-on-demand. We are also exploring opportunities in telephony, which will integrate telephone services with the Internet through the use of cable.

     The introduction of these new services represents an important step toward the realization of our Wired World(TM) vision, where cable's ability to transmit voice, video and data at high speeds will enable it to serve as the primary platform for the delivery of new services to the home and workplace. We are accelerating the upgrade of our systems to more quickly provide these new services.

     We have grown rapidly over the past five years. During this period, our management team has successfully completed 36 acquisitions, including five acquisitions closed since January 1, 2000. In addition, we have expanded our customer base through significant internal growth. For the twelve months ended September 30, 2000, our internal customer growth, without giving effect to the cable systems we acquired in 2000, was 2.3%, compared to the national industry average of 1.3%. In 1999, our internal customer growth, without giving effect to the cable systems we acquired in 1999, was 3.1%, compared to the national industry average of 1.8%. In 1998, our internal customer growth, without giving effect to the cable systems we acquired in that year, was 4.8%, more than twice the national industry average of 1.7%.

                                 RECENT EVENTS

ACQUISITIONS

     Since January 1, 2000, we completed five acquisitions of cable systems for an aggregate purchase price of $3.4 billion. A summary of information regarding the acquisitions that closed in 2000 is as follows:

                                                         PURCHASE
                                                          PRICE        AS OF AND FOR THE NINE MONTHS
                                                        (INCLUDING       ENDED SEPTEMBER 30, 2000
                                                         ASSUMED       -----------------------------
                                     ACQUISITION          DEBT)                         REVENUES
                                         DATE         (IN MILLIONS)    CUSTOMERS     (IN THOUSANDS)
                                   ----------------   --------------   ----------    ---------------
Cable system of Interlake
  Cablevision Enterprises, LLC....       1/00             $   13          6,000         $  1,398
Bresnan Communications Company
  Limited Partnership.............       2/00              3,100        695,800          241,149(a)
Cable systems of Falcon/Capital
  Cable Partners, L.P.............       4/00                 60         23,200            7,567
Cable system of Farmington
  Cablevision Company.............       4/00                 15          5,700            1,538
Cablevision of Michigan, Inc.
  (Kalamazoo).....................       9/00                173         50,700           15,601
                                                          ------        -------         --------
  Total...........................                        $3,361        781,400         $267,253
                                                          ======        =======         ========

---------------
(a) Includes revenues of approximately $0.6 million related to the cable systems acquired by Bresnan since December 31, 1999.

CHARTER HOLDINGS SALE OF SENIOR NOTES AND SENIOR DISCOUNT NOTES

     In January 2001, Charter Holdings and Charter Communications Holdings Capital Corporation issued 10.750% senior notes due 2009, 11.125% senior notes due 2011 and 13.500% senior discount notes due 2011 in the aggregate principal amount at maturity of $2,075,000,000 in a Rule 144A private placement. Charter Holdings used all of the net proceeds to repay all remaining amounts outstanding under the Charter Holdings senior bridge loan facility and the Fanch revolving credit facility, a portion of the amounts outstanding under the Charter Operating and Falcon revolving credit facilities, and for general corporate purposes.

CHARTER HOLDINGS SENIOR BRIDGE LOAN FACILITY

     On August 14, 2000, Charter Holdings and Charter Communications Holdings Capital Corporation borrowed $1.0 billion under a senior bridge loan facility providing for increasing rate senior bridge loans. Charter Holdings used substantially all of the net proceeds to repay a portion of the amounts outstanding under the Charter Operating and Falcon revolving credit facilities. In October and November 2000, the net proceeds from the issuance and sale of the convertible senior notes were contributed as equity to Charter Holdings, which used all such net proceeds and $7.0 million in cash and cash equivalents to repay $727.5 million outstanding under the Charter Holdings senior bridge loan facility. All remaining amounts outstanding under the Charter Holdings senior bridge loan facility were repaid in January 2001 with a portion of the net proceeds from the sale of the January 2001 Charter Holdings senior notes and senior discount notes.

BRESNAN/AVALON COMBINATION

     On December 22, 2000, Charter Holdings contributed all of its equity interests in CC VIII, LLC to CC V Holdings, LLC, combining the cable systems acquired in the Avalon and Bresnan acquisitions below CC V Holdings. In connection with this combination, in January 2001, all amounts due under the Avalon credit facilities were repaid and such credit facilities were terminated. At the same time, the Bresnan credit facilities were amended and restated to, among other things, increase borrowing availability by $550.0 million.

                                  RISK FACTORS

     An investment in the convertible senior notes or shares of our Class A common stock entails the following risks. You should carefully consider these risk factors, as well as the other information contained in this prospectus and in the documents incorporated by reference into this prospectus.

                                 OUR STRUCTURE

MR. ALLEN HAS THE ABILITY TO CONTROL MATTERS ON WHICH ALL OF CHARTER COMMUNICATIONS, INC.'S SHAREHOLDERS MAY VOTE AND HAS THE EXCLUSIVE RIGHT TO VOTE ON SPECIFIC MATTERS.

     Mr. Allen controls approximately 93.5% of the voting power of Charter Communications, Inc.'s capital stock. Accordingly, Mr. Allen controls Charter Communications, Inc. Although Class A common shareholders, other than Mr. Allen, have an equity interest in Charter Communications, Inc. of approximately 96.2%, Class A common shareholders have a very limited voting interest in Charter Communications, Inc. and a limited indirect equity interest in Charter Communications Holding Company. The purposes of our structure are, among other things, to enable Mr. Allen to take advantage for tax purposes of the losses expected to be generated by Charter Communications Holding Company and to enable him to maintain control of our business.

     Mr. Allen has the ability to control fundamental corporate transactions requiring equity holder approval, including, but not limited to, the election of all of our directors, approval of merger transactions involving us and the sale of all or substantially all of our assets. Mr. Allen's control may continue in the future through the high vote Class B common stock even if Mr. Allen owns a minority economic interest in our business.

     As the owner of all of our Class B common stock, Mr. Allen is entitled to elect all but one member of Charter Communications, Inc.'s board of directors. As an owner of 3.8% of our Class A common stock and owner of all of our Class B common stock, Mr. Allen presently has voting control in the election by holders of Class A and Class B common stock, voting together as a single class, of the remaining member of our board of directors. In addition, because of the exclusive voting rights granted to holders of Class B common stock for specific matters, he has the sole power to amend a number of important provisions of Charter Communications, Inc.'s certificate of incorporation, including provisions restricting the scope of our business activities. See "Description of Capital Stock and Membership Units."

MR. ALLEN MAY HAVE INTERESTS THAT CONFLICT WITH YOUR INTERESTS.

     Mr. Allen's control over our management and affairs could create conflicts of interest if he is faced with decisions that could have implications for both him and for us and the holders of Class A common stock and the convertible senior notes. Further, through his effective control, Mr. Allen could cause us to enter into contracts with another entity in which he owns an interest or cause us to decline a transaction that he (or another entity in which he owns an interest) ultimately enters into.

     Mr. Allen may engage in other businesses involving the operation of cable systems, video programming, high-speed Internet access, telephony or electronic commerce, which is business and financial transactions conducted through broadband interactivity and Internet services. Mr. Allen may also engage in other businesses that compete or may in the future compete with us. In addition, Mr. Allen currently engages and may engage in the future in businesses that are complementary to our cable business.

     Accordingly, conflicts could arise with respect to the allocation of corporate opportunities between us and Mr. Allen. Current or future agreements between us and Mr. Allen or his affiliates may not be the result of arm's-length negotiations. Consequently, such agreements may be less favorable to us than agreements that we could otherwise have entered into with unaffiliated third parties. Further, many past and future transactions with Mr. Allen or his affiliates are informal in nature. As a result, there will be some discretion left to the parties, who are subject to the potentially conflicting interests described above. We cannot assure you that the interests of either Mr. Allen or his affiliates will not conflict with interests of the holders of our Class A common stock or the convertible senior notes. We have not instituted any formal plans to address conflicts of interest that may arise.

WE ARE NOT PERMITTED TO ENGAGE IN ANY BUSINESS ACTIVITY OTHER THAN THE CABLE TRANSMISSION OF VIDEO, AUDIO AND DATA UNLESS MR. ALLEN AUTHORIZES US TO PURSUE THAT PARTICULAR BUSINESS ACTIVITY. THIS COULD ADVERSELY AFFECT OUR ABILITY TO OFFER NEW PRODUCTS AND SERVICES OUTSIDE OF THE CABLE TRANSMISSION BUSINESS AND ENTER INTO NEW BUSINESSES, WHICH COULD ADVERSELY AFFECT OUR GROWTH, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Charter Communications, Inc.'s certificate of incorporation and Charter Communications Holding Company's limited liability company agreement provide that Charter Communications, Inc. and Charter Communications Holding Company and their subsidiaries cannot engage in any business activity outside the cable transmission business except for specified businesses. This will be the case unless the opportunity to pursue the particular business activity is first offered to Mr. Allen, he decides not to pursue it and he consents to our engaging in the business activity. The cable transmission business means the business of transmitting video, audio, including telephone services, and data over cable systems owned, operated or managed by us from time to time. These provisions may limit our ability to take advantage of attractive business opportunities. Consequently, our ability to offer new products and services outside of the cable transmission business and enter into new businesses could be adversely affected, resulting in an adverse effect on our growth, financial condition and results of operations.

MR. ALLEN'S CONTROL AND CHARTER COMMUNICATIONS, INC.'S ORGANIZATIONAL DOCUMENTS MAY INHIBIT OR PREVENT A TAKEOVER OR A CHANGE IN MANAGEMENT THAT COULD RESULT IN A CHANGE OF CONTROL PREMIUM OR FAVORABLY IMPACT THE MARKET PRICE OF THE CLASS A COMMON STOCK AND THE CONVERTIBLE SENIOR NOTES.

     As a result of his controlling voting interest, Mr. Allen will have the ability to delay or prevent a change of control or changes in our management that our other shareholders, including the holders of our Class A common stock, may consider favorable or beneficial. Provisions in our organizational documents may also have the effect of delaying or preventing these changes, including provisions:

     - authorizing the issuance of "blank check" preferred stock;

     - restricting the calling of special meetings of shareholders; and

     - requiring advanced notice for proposals for shareholder meetings.

     If a change of control or change in management is delayed or prevented, the market price of our Class A common stock and the convertible senior notes could suffer or shareholders may not receive a change of control premium over the then-current market price of the Class A common stock or the convertible senior notes.

WE COULD BE DEEMED AN "INVESTMENT COMPANY" UNDER THE INVESTMENT COMPANY ACT OF 1940. THIS WOULD IMPOSE SIGNIFICANT RESTRICTIONS ON US AND WOULD BE LIKELY TO HAVE A MATERIAL ADVERSE IMPACT ON OUR GROWTH, FINANCIAL CONDITION AND RESULTS OF OPERATION.

     If anything were to happen which would cause us to be deemed an investment company, the Investment Company Act would impose significant restrictions on us, including severe limitations on our ability to borrow money, to issue additional capital stock and to transact business with affiliates. In addition, because our operations are very different from those of the typical registered investment company, regulation under the Investment Company Act could affect us in other ways that are extremely difficult to predict. In sum, if we were deemed to be an investment company it could become impractical for us to continue our business as currently conducted and our growth, our financial condition and our results of operations could suffer materially.

     Our principal asset is our equity interest in Charter Communications Holding Company. If our membership interest in Charter Communications Holding Company were to constitute less than 50% of the voting securities issued by Charter Communications Holding Company, then our interest in Charter Communications Holding Company could be deemed an "investment security" for purposes of the Investment Company Act. This may occur, for example, if a court determines that the Class B common stock is no longer entitled to special voting rights and, in accordance with the terms of the Charter Communications Holding Company limited liability company agreement, our membership units in this company were to lose their special voting privileges. A determination that such investment was an investment security could cause us to be deemed to be an investment company under the Investment Company Act, unless an exclusion from registration were available or we were to obtain an order of the Securities and Exchange Commission excluding or exempting us from registration under this Act.

IF A COURT DETERMINES THAT THE CLASS B COMMON STOCK IS NO LONGER ENTITLED TO SPECIAL VOTING RIGHTS, WE WOULD LOSE OUR RIGHTS TO MANAGE CHARTER COMMUNICATIONS HOLDING COMPANY. IN ADDITION TO THE INVESTMENT COMPANY RISKS DISCUSSED ABOVE, THIS COULD MATERIALLY IMPACT THE VALUE OF THE CLASS A COMMON STOCK AND THE CONVERTIBLE SENIOR NOTES.

     If a court determines that the Class B common stock is no longer entitled to special voting rights, Charter Communications, Inc. would no longer have a controlling voting interest in, and would lose its right to manage, Charter Communications Holding Company. If this were to occur:

     - we would retain our proportional equity interest in Charter Communications Holding Company but would lose all of our powers to direct the management and affairs of Charter Communications Holding Company and its subsidiaries;

     - Class A common shareholders would lose any right they had at that time or might have had in the future to direct, through equity ownership in us, the management and affairs of Charter Communications Holding Company; and

     - we would become strictly a passive investment vehicle.

     This result, as well as the impact of being treated by investors as an investment company, could materially adversely impact:

     - the liquidity of the Class A common stock and the convertible senior notes;

     - how the Class A common stock and the convertible senior notes trade in the marketplace;

     - the price that purchasers would be willing to pay for the Class A common stock in a change of control transaction or otherwise; and

     - the market price of the Class A common stock and the convertible senior notes.

     Uncertainties that may arise with respect to the nature of our management role and voting power and organizational documents, including legal actions or proceedings relating thereto, may also materially adversely impact the value of the Class A common stock and the convertible senior notes.

THE SPECIAL TAX ALLOCATION PROVISIONS OF THE CHARTER COMMUNICATIONS HOLDING COMPANY LIMITED LIABILITY COMPANY AGREEMENT MAY CAUSE US IN SOME CIRCUMSTANCES TO PAY MORE TAXES THAN IF THE SPECIAL TAX ALLOCATION PROVISIONS WERE NOT IN EFFECT.

     Charter Communications Holding Company's limited liability company agreement provides that through the end of 2003, tax losses of Charter Communications Holding Company that would otherwise have been allocated to us based generally on our percentage of outstanding membership units of Charter Communications Holding Company will instead be allocated to the membership units held by Vulcan Cable III Inc. and Charter Investment. The purpose of these special tax allocation provisions is to allow Mr. Allen to take advantage for tax purposes of the losses expected to be generated by Charter Communications Holding Company. The limited liability company agreement further provides that beginning at the time that Charter Communications Holding Company first becomes profitable (as determined under the applicable federal income tax rules for determining book profits), tax profits that would otherwise have been allocated to us based generally on our percentage of outstanding membership units of Charter Communications Holding Company will instead be allocated to membership units held by Vulcan Cable III Inc. and Charter Investment. In some situations, the special tax allocation provisions could result in our having to pay taxes in an amount that is more than if Charter Communications Holding Company had allocated losses and profits to us based generally on our percentage of outstanding membership units from the time of the completion of the offering. See "Description of Capital Stock and Membership Units -- Special loss allocation provisions."

OUR MANAGEMENT MAY BE RESPONSIBLE FOR MANAGING OTHER CABLE OPERATIONS AND MAY NOT DEVOTE THEIR FULL TIME TO OUR OPERATIONS. THIS COULD GIVE RISE TO CONFLICTS OF INTEREST AND IMPAIR OUR OPERATING RESULTS.

     Mr. Allen and certain other of our affiliates may from time to time in the future acquire cable systems in addition to those owned by us. We, as well as some of our officers who currently manage our cable systems, may have a substantial role in managing outside cable systems that may be acquired in the future. As a result, the time we devote to managing Charter Communications Holding Company's systems may be correspondingly reduced. This could adversely affect our growth, financial condition and results of operations. Moreover, allocating our managers' time and other resources and those of Charter Communications Holding Company between our systems and outside systems that may be held by our affiliates could give rise to conflicts of interest. Neither we nor Charter Communications Holding Company have or plan to create formal procedures for determining whether and to what extent cable systems acquired in the future will receive priority with respect to personnel requirements.

                                  OUR BUSINESS

WE AND OUR SUBSIDIARIES HAVE SUBSTANTIAL EXISTING DEBT AND WILL INCUR SUBSTANTIAL ADDITIONAL DEBT, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND OUR ABILITY TO OBTAIN FINANCING IN THE FUTURE AND REACT TO CHANGES IN OUR BUSINESS.

     We and our subsidiaries have a significant amount of debt. As of September 30, 2000, pro forma for the issuance and sale of the convertible senior notes and the application of those proceeds to repay a portion of the amounts outstanding under the Charter Holdings senior bridge loan facility, and for the issuance and sale of the January 2001 Charter Holdings notes and the application of those proceeds to repay all remaining amounts outstanding under the Charter Holdings senior bridge loan facility and the Fanch revolving credit facility, and a portion of the amounts outstanding under the Charter Operating and Falcon revolving credit facilities, our total debt would have been approximately $12.2 billion, our total shareholders' equity would have been approximately $2.7 billion and the deficiency of our earnings available to cover fixed charges would have been approximately $1.6 billion. Since September 30, 2000, we have incurred significant additional debt to fund our capital expenditures.

     Our significant amount of debt could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations to holders of the convertible senior notes, to the lenders under our subsidiaries' credit facilities and to the holders of our subsidiaries' public notes;

     - increase our vulnerability to general adverse economic and cable industry conditions, including interest rate increases, because a significant portion of our borrowings are and will continue to be at variable rates of interest;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which will reduce our funds available for working capital, capital expenditures and other general corporate expenses;

     - limit our flexibility in planning for, or reacting to, changes in our business and the cable industry;

     - place us at a disadvantage compared to our competitors that have proportionately less debt; and

     - limit our ability to borrow additional funds in the future, if we need them, due to applicable financial and restrictive covenants in our debt.

     The indenture governing the convertible senior notes will not prohibit us from incurring additional debt. Further, the agreements and instruments governing our subsidiaries' debt allow for the incurrence of substantial additional debt by our subsidiaries, all of which would be structurally senior to the convertible senior notes. We anticipate incurring substantial additional debt, including through our subsidiaries, in the future to fund the expansion, maintenance and upgrade of our cable systems. If current debt levels increase, the related risks that we and you now face will intensify.

CHARTER COMMUNICATIONS, INC. IS A HOLDING COMPANY WHICH HAS NO OPERATIONS AND WILL DEPEND ON ITS OPERATING SUBSIDIARIES FOR CASH TO MAKE PAYMENTS ON THE CONVERTIBLE SENIOR NOTES. OUR SUBSIDIARIES ARE LIMITED IN THEIR ABILITY TO MAKE FUNDS AVAILABLE FOR THE PAYMENT OF THE CONVERTIBLE SENIOR NOTES AND OTHER OBLIGATIONS.

     As a holding company, we will depend entirely on cash from our operating subsidiaries to satisfy our obligations to holders of the convertible senior notes. These operating subsidiaries may not be able to make funds available to us.

     Our principal asset is an approximate 40.8% equity interest and a 100% voting interest in Charter Communications Holding Company. We do not hold any significant assets other than our direct and indirect interests in our subsidiaries. Our cash flow depends upon the cash flow of our operating subsidiaries and the payment of funds by these operating subsidiaries to Charter Communications Holding Company and Charter Communications, Inc. This could adversely affect our ability to meet our obligations to the holders of the convertible senior notes.

     Our operating subsidiaries are separate and distinct legal entities and are not obligated to make funds available for payment of the convertible senior notes in the form of loans, distributions or otherwise. In addition, our operating subsidiaries' ability to make any such loans, distributions or other payments to us will depend on their earnings, business and tax considerations and legal restrictions. Furthermore, covenants in the indentures and credit agreements governing the debt of our subsidiaries restrict their ability to make loans, distributions or other payments to us. This could adversely impact our ability to pay interest and principal due on the convertible senior notes. See the risk factors below.

THE AGREEMENTS AND INSTRUMENTS GOVERNING OUR SUBSIDIARIES' DEBT CONTAIN RESTRICTIONS AND LIMITATIONS THAT COULD SIGNIFICANTLY IMPACT OUR ABILITY TO OPERATE OUR BUSINESS AND ADVERSELY AFFECT THE HOLDERS OF THE CONVERTIBLE SENIOR NOTES.

     The credit facilities of our subsidiaries and the indentures governing the publicly held notes of our subsidiaries contain a number of significant covenants that could adversely impact our business and adversely affect the holders of the convertible senior notes. In particular, the credit facilities and indentures of our subsidiaries restrict our subsidiaries' ability to:

     - pay dividends or make other distributions;

     - make certain investments or acquisitions;

     - dispose of assets or merge;

     - incur additional debt;

     - issue equity;

     - repurchase or redeem equity interests and debt;

     - create liens; and

     - pledge assets.

     Under the covenants in their credit facilities, our subsidiaries are currently permitted to distribute amounts sufficient to fund interest payments on the convertible senior notes only for the first 24 months after the date of issuance of the convertible senior notes. See the next risk factor. Furthermore, in accordance with our subsidiaries' credit facilities, a number of our subsidiaries are required to maintain specified financial ratios and meet financial tests. The ability to comply with these provisions may be affected by events beyond our control. The breach of any of these covenants will result in a default under the applicable debt agreement or instrument, which could prohibit distributions to us to pay amounts due on the convertible senior notes.

OUR SUBSIDIARIES ARE LIMITED IN THEIR ABILITY TO MAKE DISTRIBUTIONS TO US TO FUND INTEREST AND PRINCIPAL PAYMENTS ON THE CONVERTIBLE SENIOR NOTES.

     Because of the restrictions in our subsidiaries' credit facilities on their ability to pay dividends or make other distributions to Charter Communications, Inc. or Charter Communications Holding Company, our subsidiaries are currently permitted to make distributions sufficient to fund interest payments on the convertible senior notes only for the first 24 months after the date of issuance of the convertible senior notes. These limitations also restrict our subsidiaries' ability to make distributions to us to fund change of control offers or principal payments upon the occurrence of a default. To fully fund interest payments on the convertible senior notes for their entire term and the repayment of the convertible senior notes, we or our subsidiaries will need to raise additional funds through the issuance of additional debt or equity securities or our subsidiaries will have to obtain amendments to their credit facilities to permit them to make the necessary distributions to Charter Communications Holding Company and/or to us. We cannot assure you that we will be able to raise such additional funds or obtain such amendments on a timely basis. If we are unable to raise such additional funds or obtain such amendments on a timely basis, we might not be able to repay or make any remaining payments on the convertible senior notes.

BECAUSE OF OUR HOLDING COMPANY STRUCTURE, THE CONVERTIBLE SENIOR NOTES ARE STRUCTURALLY SUBORDINATED TO ALL LIABILITIES OF OUR SUBSIDIARIES.

     The borrowers and guarantors under the Charter Operating credit facilities, the Falcon credit facilities, the Fanch credit facilities and the Bresnan credit facilities are our indirect subsidiaries. A number of our indirect subsidiaries are also obligors under other debt instruments, including Charter Holdings, which is a co-issuer of senior notes and senior discount notes issued in March 1999, January 2000 and January 2001. As of September 30, 2000, pro forma for the issuance and sale of the convertible senior notes and the contribution of the net proceeds as equity to Charter Holdings and the application of the net proceeds to repay a portion of the amounts outstanding under the Charter Holdings senior bridge loan facility, and for the issuance and sale of the January 2001 Charter Holdings notes and the application of those proceeds to repay all remaining amounts outstanding under the Charter Holdings senior bridge loan facility and the Fanch revolving credit facility, and a portion of the amounts outstanding under the Charter Operating and Falcon revolving credit facilities, our total debt would have been approximately $12.2 billion, $11.5 billion of which would have been structurally senior to the convertible senior notes. The lenders under all of these credit facilities and the holders of the other debt instruments and all other creditors of our subsidiaries have the right to be paid before us from any of our subsidiaries' assets. In addition, if we caused a subsidiary to pay a dividend to enable us to make payments in respect of convertible senior notes, and such transfer were deemed a fraudulent transfer or an unlawful distribution, the holders of the convertible senior notes could be required to return the payment to (or for the benefit of) the creditors of our subsidiaries. In the event of the bankruptcy, liquidation or dissolution of a subsidiary, following payment by such subsidiary of its liabilities, such subsidiary may not have sufficient assets remaining to make any payments to us as an equity holder or otherwise. This would adversely affect our ability to make payments to holders of the convertible senior notes. In addition, the convertible senior notes are unsecured and therefore are effectively subordinated in right of payment to all existing and future secured debt we may incur to the extent of the value of the assets securing such debt.

IF OUR SUBSIDIARIES DEFAULT UNDER THEIR CREDIT FACILITIES OR PUBLIC NOTES, WE MAY NOT HAVE THE ABILITY TO MAKE PAYMENTS ON THE CONVERTIBLE SENIOR NOTES.

     In the event of a default under our subsidiaries' credit facilities or public notes, our subsidiaries' creditors could elect to declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be due and payable. In such event, our subsidiaries' credit facilities and indentures will not permit our subsidiaries to distribute funds to Charter Communications Holding Company or Charter Communications, Inc. to pay interest or principal on the convertible senior notes. If the amounts outstanding under such credit facilities and public notes are accelerated, all of our subsidiaries' debt and liabilities would be payable from our subsidiaries' assets, prior to any distribution of our subsidiaries' assets to pay the interest and principal amounts on the convertible senior notes and we might not be able to repay or make any payments on the convertible senior notes. Any default under any of our subsidiaries' credit facilities or public notes might adversely affect the holders of the convertible senior notes and our growth, financial condition and results of operations.

OUR ABILITY TO GENERATE THE SIGNIFICANT AMOUNT OF CASH NEEDED TO PAY INTEREST AND PRINCIPAL AMOUNTS ON THE CONVERTIBLE SENIOR NOTES, SERVICE THE DEBT OF OUR SUBSIDIARIES AND GROW OUR BUSINESS DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on the convertible senior notes and to fund our planned capital expenditures for upgrading our cable systems and our ongoing operations will depend on our ability to generate cash and to secure financing in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control. If our business does not generate sufficient cash flow from operations, and sufficient future distributions are not available to us from borrowings under the credit facilities of our subsidiaries or from other sources of financing, we may not be able to make interest payments on the convertible senior notes or repay the convertible senior notes, to grow our business or to fund our other liquidity needs.

WE HAVE A HISTORY OF NET LOSSES AND EXPECT TO CONTINUE TO EXPERIENCE NET LOSSES. CONSEQUENTLY, WE MAY NOT HAVE THE ABILITY TO FINANCE FUTURE OPERATIONS.

     We have had a history of net losses and expect to continue to report net losses for the foreseeable future. We expect our net losses to increase as a result of our closed acquisitions and our planned upgrades and other capital expenditures. We reported losses before minority interest in loss of subsidiary and extraordinary item of $5 million for 1997, $22 million for 1998, $641 million for 1999 and $1.5 billion for the nine months ended September 30, 2000. On a pro forma basis, giving effect to the merger of Charter Holdings and Marcus Holdings, acquisitions in 1999 and 2000, the sale of the March 1999 and January 2000 Charter Holdings notes, the drawdown on the Charter Holdings senior bridge loan facility, the issuance and sale of our convertible senior notes and the application of the net proceeds and the issuance and sale of the

January 2001 Charter Holdings notes and the application of the net proceeds, we had net losses before minority interest in loss of subsidiary and extraordinary item of $1.5 billion for 1999 and $1.6 billion for the nine months ended September 30, 2000. We cannot predict what impact, if any, continued losses will have on our ability to finance our operations in the future.

WE HAVE GROWN RAPIDLY AND HAVE A LIMITED HISTORY OF OPERATING OUR CURRENT SYSTEMS. THIS MAKES IT DIFFICULT FOR YOU TO COMPLETELY EVALUATE OUR PERFORMANCE.

     We commenced active operations in 1994 and have grown rapidly since then through acquisitions of cable systems. As of September 30, 2000, our systems served approximately 400% more customers than were served as of December 31, 1998. As a result, historical financial information about us may not be indicative of the future or of results that we can achieve with the cable systems under our control. Our recent growth in revenues over our short operating history is not necessarily indicative of future performance.

WE MAY NOT HAVE THE ABILITY TO INTEGRATE THE NEW CABLE SYSTEMS THAT WE ACQUIRE AND THE CUSTOMERS THEY SERVE WITH OUR EXISTING CABLE SYSTEMS. THIS COULD ADVERSELY AFFECT OUR OPERATING RESULTS AND GROWTH STRATEGY.

     We have grown rapidly through acquisitions of cable systems, and now own and operate cable systems serving approximately 6.3 million customers. We may acquire more cable systems in the future, through acquisitions, system swaps or otherwise. The integration of the cable systems we have acquired poses a number of significant risks, including:

     - our acquisitions may not have a positive impact on our cash flows from operations;

     - the integration of these new systems and customers will place significant demands on our management and our operations, information services, and financial, legal and marketing resources. Our current operating and financial systems and controls and information services may not be adequate, and any steps taken to improve these systems and controls may not be sufficient;

     - acquired businesses sometimes result in unexpected liabilities and contingencies which could be significant; and

     - our continued growth will also increase our need for qualified personnel. We may not be able to hire such additional qualified personnel.

     We cannot assure you that we will successfully integrate any acquired systems into our operations.

IF WE ARE UNSUCCESSFUL IN IMPLEMENTING OUR GROWTH STRATEGY, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

     If we are unable to grow our cash flow sufficiently, we may be unable to make interest payments on the convertible senior notes or repay the convertible senior notes or the debt of our subsidiaries, to grow our business or to fund our other liquidity needs. We expect that a substantial portion of our future growth will be achieved through revenues from new products and services. We may not be able to offer these new products and services successfully to our customers and these new products and services may not generate adequate revenues.

OUR PROGRAMMING COSTS ARE INCREASING. WE MAY NOT HAVE THE ABILITY TO PASS THESE INCREASES ON TO OUR CUSTOMERS, WHICH WOULD ADVERSELY AFFECT OUR CASH FLOW AND OPERATING MARGINS.

     Programming has been, and is expected to continue to be, our largest single expense item. In recent years, the cable industry has experienced a rapid escalation in the cost of programming, particularly sports programming. This escalation may continue, and we may not be able to pass programming cost increases on to our customers. The inability to pass these programming cost increases on to our customers would have an adverse impact on our cash flow and operating margins. In addition, as we upgrade the channel capacity of our systems and add programming to our basic, expanded basic and premium programming tiers, we may face additional market constraints on our ability to pass programming costs on to our customers. Basic programming includes a variety of entertainment and local programming. Expanded basic programming offers more services than basic programming. Premium service includes unedited, commercial-free movies, sports and other special event entertainment programming.

WE MAY NOT BE ABLE TO OBTAIN CAPITAL SUFFICIENT TO FUND OUR PLANNED UPGRADES AND OTHER CAPITAL EXPENDITURES. THIS COULD ADVERSELY AFFECT OUR ABILITY TO OFFER NEW PRODUCTS AND SERVICES, WHICH COULD ADVERSELY AFFECT OUR GROWTH, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We intend to upgrade a significant portion of our cable systems over the coming years and make other capital investments. For the two years ending December 31, 2002, we plan to spend approximately $1.9 billion to upgrade and rebuild our systems to bandwidth capacity of 550 megahertz or greater and add two-way capability so that we may offer advanced services. For 2000, we expect to spend approximately $1.3 billion to fund capital expenditures for extensions of systems, development of new products and services, purchases of converters and system maintenance. The amount that we spend on these types of capital expenditures over the next two years will depend on the level of growth in digital cable customers and in the delivery of other advanced services.

     We cannot assure you that our anticipated levels of capital expenditures will be sufficient to accomplish our planned system upgrades, maintenance and expansion, or to roll out advanced series. Currently, an estimated $500 million to $750 million funding shortfall exists regarding anticipated capital expenditures through December 31, 2002. The amount of this expected shortfall could increase if there is accelerated growth in digital cable customers or in the delivery of other advanced services. If we cannot obtain the necessary funds from increases in our operating cash flow, additional borrowings or other sources, we may not be able to fund our planned upgrades and expansion and offer advanced services on a timely basis. Consequently, our growth, financial condition and results of operations could suffer materially.

WE MAY NOT BE ABLE TO FUND THE CAPITAL EXPENDITURES NECESSARY TO KEEP PACE WITH TECHNOLOGICAL DEVELOPMENTS OR OUR CUSTOMERS' DEMAND FOR NEW PRODUCTS AND SERVICES. THIS COULD LIMIT OUR ABILITY TO COMPETE EFFECTIVELY. CONSEQUENTLY, OUR GROWTH, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD SUFFER MATERIALLY.

     The cable business is characterized by rapid technological change and the introduction of new products and services. We cannot assure you that we will be able to fund the capital expenditures necessary to keep pace with technological developments, or that we will successfully anticipate the demand of our customers for products and services requiring new technology. This type of rapid technological change could adversely affect our plans to upgrade or expand our systems and respond to competitive pressures. Our inability to upgrade, maintain and expand our systems and provide advanced services in a timely manner, or to anticipate the demands of the market place, could adversely affect our ability to compete. Consequently, our growth, financial condition and results of operations could suffer materially.

WE MAY BE UNABLE TO NEGOTIATE CONSTRUCTION CONTRACTS ON FAVORABLE TERMS AND OUR CONSTRUCTION COSTS MAY INCREASE SIGNIFICANTLY. THIS COULD ADVERSELY AFFECT OUR GROWTH, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The expansion and upgrade of our systems will require us to hire contractors and enter into a number of construction agreements. We may have difficulty hiring civil contractors, and the contractors we hire may encounter cost overruns or delays in construction. Our construction costs may increase significantly over the next few years as existing contracts expire and as demand for telecommunications construction services continues to grow. We cannot assure you that we will be able to construct new systems or expand or upgrade existing or acquired systems in a timely manner or at a reasonable cost. This may adversely affect our growth, financial condition and results of operations.

WE DEPEND ON THIRD-PARTY EQUIPMENT AND SOFTWARE SUPPLIERS. IF WE ARE UNABLE TO PROCURE THE NECESSARY EQUIPMENT, OUR ABILITY TO OFFER OUR SERVICES COULD BE IMPAIRED. THIS COULD ADVERSELY AFFECT OUR GROWTH, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We depend on vendors to supply the set-top converter boxes for analog and digital cable services. This equipment is available from a limited number of suppliers. We typically purchase set-top converter boxes under purchase orders placed from time to time and do not carry significant inventories of set-top converter boxes. If demand for set-top converter boxes exceeds our inventories and we are unable to obtain required set-top converter boxes on a timely basis and at an acceptable cost, our ability to recognize additional revenue from digital services could be delayed or impaired. In addition, if there are no suppliers who are able to provide converter devices that comply with evolving Internet and telecommunications standards or that are compatible with other products or components we use, our business would be impaired.

THERE IS NO EXPECTATION THAT MR. ALLEN WILL FUND OUR OPERATIONS OR OBLIGATIONS IN THE FUTURE.

     In the past, Mr. Allen and his affiliates have contributed funds to us and our subsidiaries. There is no expectation that Mr. Allen or his affiliates will contribute funds to us or to our subsidiaries in the future.

A SALE BY MR. ALLEN OF HIS DIRECT OR INDIRECT EQUITY INTERESTS COULD ADVERSELY AFFECT OUR ABILITY TO MANAGE OUR BUSINESS.

     Mr. Allen is not prohibited by any agreement from selling the shares of Class A or Class B common stock he holds in Charter Communications, Inc. or causing Charter Investment, Inc. or Vulcan Cable III Inc. to sell their membership units in Charter Communications Holding Company. We cannot assure you that Mr. Allen or any of his affiliates will maintain all or any portion of his direct or indirect ownership interests in Charter Communications, Inc. or Charter Communications Holding Company. In the event he sells all or any portion of his direct or indirect ownership interest in Charter Communications, Inc. or Charter Communications Holding Company, we cannot assure you that he would continue as Chairman of Charter Communications, Inc.'s board of directors or otherwise participate in our management. The disposition by Mr. Allen or any of his affiliates of these equity interests or the loss of his services by Charter Communications, Inc. and/or Charter Communications Holding Company could adversely affect our growth, financial condition and results of operations, or adversely impact the market price of our Class A common stock and the convertible senior notes.

WE OPERATE IN A VERY COMPETITIVE BUSINESS ENVIRONMENT WHICH CAN ADVERSELY AFFECT OUR BUSINESS AND OPERATIONS.

     The industry in which we operate is highly competitive. In some instances, we compete against companies with fewer regulatory burdens, easier access to financing, greater personnel resources, greater brand name recognition and long-standing relationships with regulatory authorities. Mergers, joint ventures and alliances among any of the following businesses could result in providers capable of offering cable television, Internet and other telecommunications services in direct competition with us:

     - cable television operators;

     - local and regional telephone companies;

     - long distance telephone service providers;

     - direct broadcast satellite (DBS) companies;

     - electric utilities;

     - providers of cellular and other wireless communications services; and

     - Internet service providers.

     We face competition within the subscription television industry, which includes providers of paid television service employing technologies other than cable, such as direct broadcast satellite or DBS. We also face competition from broadcast companies distributing television broadcast signals without assessing a subscription fee and from other communications and entertainment media, including conventional radio broadcasting services, newspapers, movie theaters, the Internet, live sports events and home video products.

     We cannot assure you that upgrading our cable systems will allow us to compete effectively. Additionally, as we expand and introduce new and enhanced services, including Internet and telecommunications services, we will be subject to competition from telecommunications providers and Internet service providers. We cannot predict the extent to which competition may affect our business and operations in the future.

THE LOSS OF MR. ALLEN OR MR. KENT COULD ADVERSELY AFFECT OUR ABILITY TO MANAGE OUR BUSINESS.

     Our success is substantially dependent upon the retention and the continued performance of Mr. Allen, Chairman of Charter Communications, Inc.'s board of directors, and Jerald L. Kent, Charter Communications, Inc.'s President and Chief Executive Officer. The loss of the services of Mr. Allen or Mr. Kent could adversely affect our growth, financial condition and results of operations.

IF CHARTER COMMUNICATIONS, INC. AND CHARTER COMMUNICATIONS HOLDING COMPANY DO NOT HAVE SUFFICIENT CAPITAL TO FUND POSSIBLE RESCISSION LIABILITIES, THEY COULD SEEK FUNDS FROM CHARTER HOLDINGS AND ITS SUBSIDIARIES.

     We acquired Falcon Communications, L.P. (Falcon) in November 1999 and Bresnan in February 2000. The Falcon and Bresnan sellers who acquired membership units in connection with the Bresnan acquisition may have rescission rights against us or Charter Communications Holding Company arising out of possible violations of Section 5 of the Securities Act in connection with the offers and sales of these equity interests. If these equity holders successfully exercise their possible rescission rights and we or Charter Communications Holding Company become obligated to repurchase all such equity interests, the total repurchase obligations could be up to approximately $1.1 billion.

     We cannot assure you that we or Charter Communications Holding Company would be able to obtain capital sufficient to fund any required repurchases. If we or Charter Communications Holding Company fail to satisfy these obligations, these acquisition-related equity holders, as unsecured general creditors, could initiate legal proceedings against us, including under bankruptcy and reorganization laws, for any damages they suffer as a result of our non-performance. Any such action could trigger a default under the convertible senior notes and our other obligations. This could adversely affect our financial condition and results of operations.

                       REGULATORY AND LEGISLATIVE MATTERS

OUR BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENTAL LEGISLATION AND REGULATION. THE APPLICABLE LEGISLATION AND REGULATIONS, AND CHANGES TO THEM, COULD ADVERSELY AFFECT OUR BUSINESS BY INCREASING OUR EXPENSES.

     Regulation of the cable industry has increased the administrative and operational expenses and limited the revenues of cable systems. Cable operators are subject to, among other things:

     - limited rate regulation;

     - requirements that, under specified circumstances, a cable system carry a local broadcast station or obtain consent to carry a local or distant broadcast station;

     - rules for franchise renewals and transfers; and

     - other requirements covering a variety of operational areas such as equal employment opportunity, technical standards and customer service requirements.

     Additionally, many aspects of these regulations are currently the subject of judicial proceedings and administrative or legislative proposals. There are also ongoing efforts to amend or expand the state and local regulation of some of our cable systems, which may compound the regulatory risks we already face. Certain states and localities are considering new telecommunications taxes that could increase operating expenses. We cannot predict whether in response to these efforts any of the states or localities in which we now operate will expand regulation of our cable systems in the future or how they will do so.

WE MAY BE REQUIRED TO PROVIDE ACCESS TO OUR NETWORKS TO OTHER INTERNET SERVICE PROVIDERS. THIS COULD SIGNIFICANTLY INCREASE OUR COMPETITION AND ADVERSELY AFFECT THE UPGRADE OF OUR SYSTEMS OR OUR ABILITY TO PROVIDE NEW PRODUCTS AND SERVICES.

     Recently, a number of companies, including telephone companies and Internet service providers (ISP), have requested local authorities and the Federal Communications Commission to require cable operators to provide access to cable's broadband infrastructure, which allows cable to deliver a multitude of channels and/or services, so that these companies may deliver Internet services directly to customers over cable facilities. A federal district court in Virginia, a federal district court in Florida and a federal circuit court in California recently struck down as unlawful "open access" requirements imposed by a variety of franchising authorities. Each of these decisions struck down the "open access" requirements on different legal grounds. In response to the federal circuit decision, the Federal Communications Commission recently initiated an inquiry to determine the appropriate classification and regulatory treatment of the provision of Internet service by cable operators. The Federal Trade Commission and the Federal Communications Commission recently imposed certain "open access" requirements on Time Warner and AOL in connection with their merger, but those requirements are not applicable to other cable operators.

     We believe that allocating a portion of our bandwidth capacity to other Internet service providers:

     - would impair our ability to use our bandwidth in ways that would generate maximum revenues;

     - would strengthen our Internet service provider competitors; and

     - may cause us to decide not to upgrade our systems which would prevent us from introducing our planned new products and services.

     In addition, we cannot assure you that if we were required to provide access in this manner, it would not have a significant adverse impact on our profitability. This could impact us in many ways, including by:

     - increasing competition;

     - increasing the expenses we incur to maintain our systems; and/or

     - increasing the expense of upgrading and/or expanding our systems.

OUR CABLE SYSTEMS ARE OPERATED UNDER FRANCHISES WHICH ARE SUBJECT TO NON-RENEWAL OR TERMINATION. THE FAILURE TO RENEW A FRANCHISE COULD ADVERSELY AFFECT OUR BUSINESS IN A KEY MARKET.

     Our cable systems generally operate pursuant to franchises, permits or licenses typically granted by a municipality or other state or local government controlling the public rights-of-way. Many franchises establish comprehensive facilities and service requirements, as well as specific customer service standards and monetary penalties for non-compliance. In many cases, franchises are terminable if the franchisee fails to comply with material provisions set forth in the franchise agreement governing system operations. Franchises are generally granted for fixed terms and must be periodically renewed. Local franchising authorities may resist granting a renewal if either past performance or the prospective operating proposal is considered inadequate. Franchise authorities often demand concessions or other commitments as a condition to renewal, which have been and may continue to be costly to us. In some instances, franchises have not been renewed at expiration, and we have operated under either temporary operating agreements or without a license while negotiating renewal terms with the local franchising authorities.

     We cannot assure you that we will be able to comply with all material provisions of our franchise agreements or that we will be able to renew our franchises in the future. A termination of and/or a sustained failure to renew a franchise could adversely affect our business in the affected geographic area.

WE OPERATE OUR CABLE SYSTEMS UNDER FRANCHISES WHICH ARE NON-EXCLUSIVE. LOCAL FRANCHISING AUTHORITIES CAN GRANT ADDITIONAL FRANCHISES AND CREATE COMPETITION IN MARKET AREAS WHERE NONE EXISTED PREVIOUSLY.

     Our cable systems are operated under franchises granted by local franchising authorities. These franchises are non-exclusive. Consequently, such local franchising authorities can grant additional franchises to competitors in the same geographic area. As a result, competing operators may build systems in areas in which we hold franchises. In some cases municipal utilities may legally compete with us without obtaining a franchise from the local franchising authority. The existence of more than one cable system operating in the same territory is referred to as an overbuild. These overbuilds could adversely affect our growth, financial condition and results of operations by increasing competition or creating competition where none existed previously. As of September 30, 2000, we are aware of overbuild situations impacting 149,900 of our customers and potential overbuild situations in areas servicing another 249,400 basic customers, together representing a total of 399,300 customers. Additional overbuild situations may occur in other systems.

LOCAL FRANCHISE AUTHORITIES HAVE THE ABILITY TO IMPOSE ADDITIONAL REGULATORY CONSTRAINTS ON OUR BUSINESS. THIS COULD FURTHER INCREASE OUR EXPENSES.

     In addition to the franchise document, cable authorities in some jurisdictions have adopted cable regulatory ordinances that further regulate the operation of cable systems. This additional regulation increases our expenses in operating our business. We cannot assure you that the local franchising authorities will not impose new and more restrictive requirements.

     Local franchising authorities also have the power to reduce rates and order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. Basic service tier rates are the prices charged for basic programming services. As of September 30, 2000, we have refunded a total of approximately $1.2 million since our inception. We may be required to refund additional amounts in the future.

DESPITE RECENT DEREGULATION OF EXPANDED BASIC CABLE PROGRAMMING PACKAGES, WE ARE CONCERNED THAT CABLE RATE INCREASES COULD GIVE RISE TO FURTHER REGULATION. THIS COULD CAUSE US TO DELAY OR CANCEL SERVICE OR PROGRAMMING ENHANCEMENTS OR IMPAIR OUR ABILITY TO RAISE RATES TO COVER OUR INCREASING COSTS.

     On March 31, 1999, the pricing of expanded basic cable programming packages was deregulated, permitting cable operators to set their own rates. This deregulation was not applicable to basic services. However, the Federal Communications Commission and the United States Congress continue to be concerned that cable rate increases are exceeding inflation. It is possible that either the Federal Communications Commission or the United States Congress will again restrict the ability of cable system operators to implement rate increases. Should this occur, it would impede our ability to raise our rates. If we are unable to raise our rates in response to increasing costs, our financial condition and results of operations could be materially adversely affected.

IF WE OFFER TELECOMMUNICATIONS SERVICES, WE MAY BE SUBJECT TO ADDITIONAL REGULATORY BURDENS CAUSING US TO INCUR ADDITIONAL COSTS.

     If we enter the business of offering telecommunications services, we may be required to obtain federal, state and local licenses or other authorizations to offer these services. We may not be able to obtain such authorizations in a timely manner, or at all, and conditions could be imposed upon such licenses or authorizations that may not be favorable to us. Furthermore, telecommunications companies, including Internet protocol telephony companies, generally are subject to significant regulation as well as higher fees for pole attachments. Internet protocol telephony companies are companies that have the ability to offer telephone services over the Internet. Pole attachments are cable wires that are attached to poles.

     In particular, cable operators who provide telecommunications services and cannot reach agreement with local utilities over pole attachment rates in states that do not regulate pole attachment rates will be subject to a methodology prescribed by the Federal Communications Commission for determining the rates. These rates may be higher than those paid by cable operators who do not provide telecommunications services. The rate increases are to be phased in over a five-year period beginning on February 8, 2001. If we become subject to telecommunications regulation or higher pole attachment rates, we may incur additional costs which may be material to our business. A recent court decision, currently under appeal, suggests that the provision of Internet service may subject cable systems to higher pole attachment rates.

                                  THE OFFERING

THE MARKET PRICE OF OUR CLASS A COMMON STOCK AND THEREFORE THE PRICE OF THE CONVERTIBLE SENIOR NOTES MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY RESULT IN LOSSES FOR INVESTORS.

     The market price of our Class A common stock has been and may continue to be extremely volatile. For example, for the period commencing when the Class A common stock was first publicly traded on November 9, 1999 through January 18, 2000, the last reported sale price for the Class A common stock on the Nasdaq National Market ranged from a high of $26 5/16 to a low of $10 9/16. We expect the price of the Class A common stock to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These factors include:

     - actual or anticipated variations in our revenues and operating results;

     - announcements of the development of improved or competitive technologies;

     - the use of new products or promotions by us or our competitors;

     - the offer and sale by us in the future of additional shares of Class A common stock or other equity or convertible securities;

     - changes in financial forecasts by securities analysts;

     - new conditions or trends in the cable industry; and

     - market conditions.

THE MARKET PRICE OF OUR CLASS A COMMON STOCK AND THEREFORE THE PRICE OF THE CONVERTIBLE SENIOR NOTES COULD BE ADVERSELY AFFECTED BY THE LARGE NUMBER OF ADDITIONAL SHARES OF CLASS A COMMON STOCK ELIGIBLE FOR ISSUANCE IN THE FUTURE.

     As of December 31, 2000, 233,702,282 shares of Class A common stock are issued and outstanding. An additional 391,897,096 shares of Class A common stock are or will be issuable upon conversion of Class B common stock issuable upon exchange of Charter Communications Holding Company membership units held by Vulcan III and Charter Investment; upon exchange of Charter Communications Holding Company membership units and CC VIII, LLC Class A Preferred Units issued to specified sellers in the Bresnan acquisition, upon conversion of outstanding Class B common stock on a one-for-one basis; upon exchange of membership units in Charter Communications Holding Company that we received upon the exercise of options granted under the 1999 Charter Communications Option Plan and under agreements of Mr. Kent, our chief executive officer; and pursuant to the Chat TV acquisition. Substantially all of the shares of Class A common stock issuable upon exchange of Charter Communications Holding Company membership units and all shares of the Class A common stock issuable upon conversion of shares of our Class B common stock will have "demand" and/or "piggyback" registration rights attached to them, including those issuable to Mr. Allen through Charter Investment, Inc. and Vulcan Cable III Inc. The sale of a substantial number of shares of Class A common stock or the perception that such sales could occur could adversely affect the market price for the Class A common stock and, therefore, the price of the convertible senior notes, because the sales could cause the amount of the Class A common stock available for sale in the market to exceed the amount of demand for the Class A common stock and could also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that we deem appropriate. This could adversely affect our ability to fund our current and future obligations, including under the convertible senior notes.

THERE CURRENTLY EXISTS NO MARKET FOR THE CONVERTIBLE SENIOR NOTES. AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOR THE CONVERTIBLE SENIOR NOTES.

     Prior to the offering, there was no market for the convertible senior notes. We were informed by the initial purchasers that they intended to make a market in the convertible senior notes after completion of the offering. However, the initial purchasers may cease their market-making at any time without notice. The convertible senior notes are eligible for trading in the PORTAL market. However, we do not intend to apply for listing of the convertible senior notes on any securities exchange or for quotation through any automated quotation system. The liquidity of the trading market in the convertible senior notes, and the market price quoted for the convertible senior notes, may be adversely affected by changes in the overall market for convertible debt securities generally or the interest of securities dealers in making a market in the convertible senior notes and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure holders of the convertible senior notes that an active trading market will exist for the convertible senior notes in the future.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FULFILL OUR OBLIGATIONS UNDER THE CONVERTIBLE SENIOR NOTES FOLLOWING A CHANGE OF CONTROL. THIS WOULD PLACE US IN DEFAULT UNDER THE INDENTURE GOVERNING THE CONVERTIBLE SENIOR NOTES.

     Under the indenture governing the convertible senior notes, upon the occurrence of specified change of control events, we will be required to offer to repurchase all outstanding convertible senior notes. However, we may not have sufficient funds at the time of the change of control event to make the required repurchase of the convertible senior notes and our subsidiaries are limited in their ability to make distributions or other payments to us to fund any required repurchase. In addition, a change of control would require the repayment of borrowings under credit facilities and publicly held debt of our subsidiaries. Because such credit facilities are obligations of our subsidiaries, the credit facilities and such debt would have to be repaid by our subsidiaries before their assets could be available to us to repurchase the convertible senior notes. Our failure to make or complete an offer to repurchase the convertible senior notes would place us in default under the indenture governing the convertible senior notes. Holders of the convertible senior notes should also be aware that a number of important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control under the indenture governing the convertible senior notes.

IF WE DO NOT FULFILL OUR OBLIGATIONS TO YOU UNDER THE CONVERTIBLE SENIOR NOTES, YOU WILL NOT HAVE ANY RECOURSE AGAINST MR. ALLEN OR HIS AFFILIATES.

     The convertible senior notes were issued solely by Charter Communications, Inc. None of our equity holders, directors, officers, employees or affiliates, including Mr. Allen, are an obligor or guarantor under the convertible senior notes. Furthermore, the indenture governing the convertible senior notes expressly provides that these parties will not have any liability for our obligations under the convertible senior notes or the indenture governing the convertible senior notes. By accepting the convertible senior notes, the holders of such notes waive and release all such liability as consideration for issuance of the convertible senior notes. Consequently, if we do not fulfill our obligations to holders of the convertible senior notes under such notes, such holders will have no recourse against any of these parties.

     Additionally, our equity holders, including Mr. Allen, are free to manage other entities, including other cable companies. If we do not fulfill our obligations to holders of the convertible senior notes under such notes, such holders will have no recourse against those other entities or their assets.

                                USE OF PROCEEDS

     All of the convertible senior notes, the shares of our Class A common stock issuable upon conversion of the convertible senior notes and other shares of our Class A common stock described in this prospectus are being registered by the selling securityholders or by pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale of the convertible senior notes or the shares of our Class A common stock offered in this prospectus.

     Affiliates of the initial purchasers of the convertible senior notes were lenders under the Charter Holdings senior bridge loan facility.

                                    DILUTION

     The following table provides information concerning net tangible book value and pro forma dilution as of September 30, 2000. The net tangible book value deficit of common stock as of September 30, 2000 was approximately $10.2 billion or $43.72 per common share. Net tangible book value deficit per share of Class A common stock represents the amount of Charter Communications, Inc.'s shareholders' equity, less intangible assets of $12.9 billion, divided by the 233,735,768 shares of Class A common stock outstanding on September 30, 2000.

     For purposes of the following table, net tangible book value dilution share of Class A common stock represents the difference between $21.56, which is the initial conversion price of the convertible senior notes, and the pro forma net tangible book value deficit per share of Class A common stock as of September 30, 2000. Assuming conversion of all of the convertible senior notes, the net tangible book value deficit per share of Class A common stock as of September 30, 2000 would have been $35.35. The following table illustrates this pro forma dilution per share of Class A common stock:

Initial conversion price of the convertible senior notes....             $ 21.56
Net tangible book value deficit per share of Class A common
  stock before conversion...................................  $(43.72)
Increase per share of Class A common stock attributable to
  conversion of the convertible senior notes................     8.37
                                                              -------
Pro forma net tangible book value deficit per share of Class
  A common stock after conversion of the convertible senior
  notes.....................................................              (35.35)
                                                                         -------
Pro forma dilution of net tangible book value per share of
  Class A common stock to holders of the convertible senior
  notes.....................................................             $ 56.91
                                                                         =======

     The table above and related discussion assumes no exercise of any options to purchase membership units of Charter Communications Holding Company that are exchangeable for shares of Class A common stock. Membership units received upon exercise of these options are automatically exchanged for shares of Class A common stock of Charter Communications, Inc. on a one-for-one basis. As of December 31, 2000, options to purchase 28,482,357 membership units at exercise prices ranging from $14.31 to $20.73 per unit were outstanding. To the extent that all or a portion of these options are exercised, no additional dilution of net tangible book value per share of Class A common stock to the new investors would occur.

     Of the 31,664,667 shares of Class A common stock issued or issuable to selling securityholders, the impact of the 24,215,749 shares of Class A common stock issuable upon exchange for Class A preferred units in CC VIII by certain selling securityholders included in this prospectus would not result in additional dilution of net tangible book value per share of Class A common stock and therefore is not presented. The remaining 7,448,918 shares of Class A common stock included in this prospectus are issued and outstanding, thus, there is no dilution impact.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Earnings for the years ended December 31, 1996 and 1997; for the periods from January 1, 1998 through December 23, 1998; for the period from December 24, 1998 through December 31, 1998; for the year ended December 31, 1999; and for the nine months ended September 30, 2000 were insufficient to cover fixed charges by $2.7 million, $4.6 million, $17.2 million, $5.2 million, $637.8 million and $1.5 billion, respectively. As a result of such deficiencies, the ratios of earnings to fixed charges are not presented.

                                 CAPITALIZATION

     The following table sets forth as of September 30, 2000 on a consolidated basis:

     - the actual capitalization of Charter Communications, Inc.; and

     - the pro forma capitalization of Charter Communications, Inc. to reflect:

          (1) the Bresnan/Avalon combination; and

          (2) the issuance and sale of the January 2001 Charter Holdings notes and the application of the net proceeds to repay amounts outstanding under the Charter Holdings senior bridge loan facility and the Fanch revolving credit facility, a portion of the amounts outstanding under the Charter Operating and Falcon revolving credit facilities, and for general corporate purposes; and

     - the pro forma as adjusted capitalization of Charter Communications, Inc. to reflect the issuance and sale of the convertible senior notes and the contribution of the net proceeds as equity to Charter Holdings and the application of these proceeds to repay amounts outstanding under the Charter Holdings senior bridge loan facility.

     This table should be read in conjunction with the "Summary Pro Forma Data" included elsewhere in this prospectus.

                                                           AS OF SEPTEMBER 30, 2000
                                                   -----------------------------------------
                                                     ACTUAL       PRO FORMA      AS ADJUSTED
                                                   -----------   -----------     -----------
                                                            (DOLLARS IN THOUSANDS)
LONG-TERM DEBT:

  Credit facilities:
     Charter Holdings senior bridge loan.........  $ 1,000,000   $   727,500     $        --
     Charter Operating...........................    3,610,000     2,733,000       2,733,000
     CC V -- Avalon..............................      193,000            --(a)           --
     CC VI -- Fanch..............................      850,000       780,000         780,000
     CC VII -- Falcon............................    1,152,250       667,250         667,250
     CC VIII Operating--Bresnan..................      668,000       861,000(a)      861,000
  8.250% senior notes due 2007 -- Charter
     Holdings....................................      598,707       598,707         598,707
  8.625% senior notes due 2009 -- Charter
     Holdings....................................    1,496,130     1,496,130       1,496,130
  9.920% senior discount notes due 2011 --
     Charter Holdings............................    1,050,868     1,050,868       1,050,868
  10.00% senior notes due 2009 -- Charter
     Holdings....................................      675,000       675,000         675,000
  10.25% senior notes due 2010 -- Charter
     Holdings....................................      325,000       325,000         325,000
  11.75% senior discount notes due 2010 --
     Charter Holdings............................      326,042       326,042         326,042
  11.875% senior discount notes due 2008 --
     Avalon......................................      128,270       128,270         128,270
  5.75% senior convertible notes.................           --            --         750,000
  10.75% senior notes due 2009 -- Charter
     Holdings....................................           --       899,221         899,221
  11.125% senior notes due 2011 -- Charter
     Holdings....................................           --       500,000         500,000
  13.50% senior discount notes due 2011 --
     Charter Holdings............................           --       350,620         350,620
  Other notes(b).................................       94,462        94,462          94,462
                                                   -----------   -----------     -----------
     Total long-term debt........................   12,167,729    12,213,070      12,235,570
                                                   -----------   -----------     -----------
REDEEMABLE SECURITIES(c).........................    1,846,176     1,846,176       1,846,176
                                                   -----------   -----------     -----------
MINORITY INTEREST(d).............................    4,385,448     4,385,448       4,385,448
                                                   -----------   -----------     -----------

                                                           AS OF SEPTEMBER 30, 2000
                                                   -----------------------------------------
                                                     ACTUAL       PRO FORMA      AS ADJUSTED
                                                   -----------   -----------     -----------
                                                            (DOLLARS IN THOUSANDS)
SHAREHOLDERS' EQUITY:
  Class A common stock $.001 par value; 1.75
     billion shares authorized; 233,685,768
     shares issued and outstanding...............          207           207             207
  Class B common stock; $.001 par value; 750
     million shares authorized; 50,000 shares
     issued and outstanding......................           --            --              --
  Preferred stock; $.001 par value; 250 million
     shares authorized; no shares issued and
     outstanding.................................           --            --              --
  Additional paid-in capital.....................    3,322,261     3,322,261       3,322,261
  Accumulated deficit............................     (653,784)     (653,784)       (653,784)
  Accumulated other comprehensive income.........          947           947             947
                                                   -----------   -----------     -----------
     Total shareholders' equity..................    2,669,631     2,669,631       2,669,631
                                                   -----------   -----------     -----------
     Total capitalization........................  $21,068,984   $21,114,325     $21,136,825
                                                   ===========   ===========     ===========

---------------
(a) Represents additional borrowings under the CC VIII Operating -- Bresnan credit facilities and the subsequent repayment of the CC V -- Avalon credit facilities in connection with Bresnan/Avalon combination.

(b) Primarily represents outstanding public notes of our Renaissance subsidiary.

(c) The Rifkin, Falcon and Bresnan sellers who acquired Charter Communications Holding Company membership units or, in the case of Bresnan, additional equity interests in one of our subsidiaries, in connection with these respective acquisitions and the Helicon sellers who acquired shares of Class A common stock in our initial public offering may have had rescission rights against Charter Communications, Inc. or Charter Communications Holding Company arising out of possible violations of Section 5 of the Securities Act, in connection with the offers and sales of those equity interests. Accordingly, the maximum cash obligations related to the possible rescission rights, estimated at $1.8 billion as of September 30, 2000, has been excluded from shareholders' equity and minority interest, and classified as redeemable securities. One year after the date of issuance of these equity interests (when these possible rescission rights will have expired), we will reclassify the respective amounts to shareholders' equity and minority interest. See "Risk Factors -- Our Business." In November 2000, Rifkin's, Helicon's and a portion of Falcon's possible rescission rights with a maximum potential obligation of $741.8 million expired without these parties requesting repurchase of their securities. As a result, we will reclassify this amount from redeemable securities (temporary equity) to shareholders' equity and minority interest.

(d) Minority interest consists primarily of (1) total members' equity of Charter Communications Holding Company multiplied by 59.2% at September 30, 2000, the ownership percentage of Charter Communications Holding Company not owned by us and (2) preferred equity in a subsidiary of Charter Holdings held by certain Bresnan sellers less a portion of redeemable securities. Gains (losses) arising from the issuance by Charter Communications Holding Company of its membership units are recorded as capital transactions, thereby increasing/ (decreasing) shareholders' equity and (decreasing)/increasing minority interest.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Financial Statements of Charter Communications, Inc. are based on the historical financial statements of Charter Communications, Inc. Since January 1, 1999, Charter Communications Holding Company and Charter Communications, Inc. have closed numerous acquisitions. In addition, Charter Holdings merged with Marcus Holdings in March 1999.

     The balance sheet is adjusted on a pro forma basis to reflect the issuance and sale of the convertible senior notes and the application of the net proceeds, and the issuance and sale of the January 2001 Charter Holdings notes and the application of the net proceeds, as if such transactions had occurred on September 30, 2000.

     The statements of operations are adjusted on a pro forma basis to illustrate the estimated effects of the following transactions as if they had occurred on January 1, 1999:

     (1) the acquisition of Marcus Cable by Mr. Allen and Marcus Holdings' merger with and into Charter Holdings effective March 31, 1999;

     (2) the acquisitions by Charter Communications Holding Company, Charter Holdings and their subsidiaries completed since January 1, 1999, including the Kalamazoo acquisition and the transfer of an Indiana cable system in connection with the acquisition of InterMedia Capital Partners IV, L.P., InterMedia Partners and affiliates;

     (3) the refinancing of the previous credit facilities of the Charter companies and certain acquired companies;

     (4) the sale of the March 1999 Charter Holdings notes and the January 2000 Charter Holdings notes, and the repurchase of certain of the Falcon Communications, L.P., Avalon Cable of Michigan Holdings, Inc., and Bresnan notes and debentures;

     (5) borrowings under the Charter Holdings senior bridge loan facility and the application of a portion of such borrowings to repay a portion of the amounts outstanding under the Charter Operating and Falcon revolving credit facilities;

     (6) the issuance and sale of the convertible senior notes and the application of the net proceeds to repay amounts outstanding under Charter Holdings senior bridge loan facility. The net proceeds from these notes were contributed as equity to Charter Holdings; and

     (7) the issuance and sale of the January 2001 Charter Holdings notes and the application of the net proceeds to repay all remaining amounts outstanding under the Charter Holdings senior bridge loan facility and the Fanch revolving credit facility, and a portion of the amounts outstanding under the Charter Operating and Falcon revolving credit facilities.

     The impact of the Bresnan/Avalon combination is not presented in the unaudited pro forma statements of operations because its effect is not significant.

     The Unaudited Pro Forma Financial Statements reflect the application of the principles of purchase accounting to the transactions listed in items (1) and
(2) above. The allocation of certain purchase prices is based, in part, on preliminary information, which is subject to adjustment upon obtaining complete valuation information of intangible assets and is subject to post-closing purchase price adjustments. We believe that finalization of the purchase prices and the allocation will not have a material impact on the results of operations or financial position of Charter Communications, Inc.

     Immediately after the closing of the Kalamazoo acquisition, Charter Communications, Inc. contributed 100% of the equity interest of the direct owner of the Kalamazoo system to Charter Communications Holding Company in exchange for 11,173,376 Class B common membership units of Charter Communications Holding Company. As a result, the economic interest of Charter Communications, Inc. in Charter Communications Holding Company increased from 39.6% to 40.8%. The unaudited pro forma financial statements reflect a minority interest of 59.2%.

     The Unaudited Pro Forma Financial Statements of Charter Communications, Inc. do not purport to be indicative of what our financial position or results of operations would actually have been had the transactions described above been completed on the dates indicated or to project our results of operations for any future date.

                                                                       UNAUDITED PRO FORMA DATA
                                                        AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                                      -------------------------------------------------------------------------------------------
                                                                              JANUARY                     OCTOBER
                                                                               2001                        2000
                                                                              CHARTER                   CONVERTIBLE
                                                                             HOLDINGS                     SENIOR
                                                                               NOTES                       NOTES
                                            CHARTER              2000        OFFERING                    OFFERING
                                      COMMUNICATIONS, INC.   ACQUISITIONS   ADJUSTMENTS                 ADJUSTMENTS
                                            (NOTE A)           (NOTE B)      (NOTE C)      SUBTOTAL      (NOTE D)        TOTAL
                                      --------------------   ------------   -----------   -----------   -----------   -----------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND SUBSCRIBER DATA)
STATEMENT OF OPERATIONS:
Revenues............................      $ 2,355,345          $ 51,641      $     --     $ 2,406,986    $     --     $ 2,406,986
                                          -----------          --------      --------     -----------    --------     -----------
Operating expenses:
  Operating, general and
    administrative..................        1,204,334            30,413            --       1,234,747          --       1,234,747
  Depreciation and amortization.....        1,777,893            47,330            --       1,825,223          --       1,825,223
  Option compensation expense.......           34,205                --            --          34,205          --          34,205
  Corporate expense charges (Note
    E)..............................           41,570               536            --          42,106          --          42,106
  Management fees...................               --               181            --             181          --             181
                                          -----------          --------      --------     -----------    --------     -----------
    Total operating expenses........        3,058,002            78,460            --       3,136,462          --       3,136,462
                                          -----------          --------      --------     -----------    --------     -----------
Loss from operations................         (702,657)          (26,819)           --        (729,476)         --        (729,476)
Interest expense....................         (783,100)          (24,381)      (40,301)       (847,782)     23,369        (824,413)
Interest income.....................            6,734               (49)           --           6,685          --           6,685
Other expense.......................           (5,955)             (137)           --          (6,092)         --          (6,092)
                                          -----------          --------      --------     -----------    --------     -----------
Loss before minority interest in
  loss of subsidiary and
  extraordinary item................       (1,484,978)          (51,386)      (40,301)     (1,576,665)     23,369      (1,553,296)
Minority interest in loss of
  subsidiary (Note F)...............          890,189            16,259        23,878         930,326     (13,846)        916,480
                                          -----------          --------      --------     -----------    --------     -----------
Loss before extraordinary item......      $  (594,789)         $(35,127)     $(16,423)    $  (646,339)   $  9,523     $  (636,816)
                                          ===========          ========      ========     ===========    ========     ===========
Loss per common share, basic and
  diluted (Note G)..................                                                                                  $     (2.73)
                                                                                                                      ===========
Weighted average common shares
  outstanding, basic and diluted
  (Note H)..........................                                                                                  233,263,122
                                                                                                                      ===========
OTHER FINANCIAL DATA:
EBITDA (Note I).....................      $ 1,069,281          $ 20,374                   $ 1,089,655                 $ 1,089,655
EBITDA margin (Note J)..............             45.4%             39.5%                         45.3%                       45.3%
Adjusted EBITDA (Note K)............      $ 1,151,011          $ 21,228                   $ 1,172,239                 $ 1,172,239
Cash flows from operating
  activities........................          856,397            84,112                       940,509                     940,509
Cash flows used in investing
  activities........................       (1,876,169)          (38,924)                   (1,915,093)                 (1,915,093)
Cash flows from (used in) financing
  activities........................          930,533           (79,321)                      851,212                     851,212
Cash interest expense...............                                                                                      648,011
Capital expenditures................        1,854,105            93,951                     1,948,056                   1,948,056
Total debt to estimated annual
  EBITDA (Note L)...................                                                                                          8.4x
Total debt to estimated annual
  adjusted EBITDA (Note L)..........                                                                                          7.8
EBITDA to cash interest expense.....                                                                                          1.7
EBITDA to interest expense..........                                                                                          1.3
Deficiency of earnings to cover
  fixed charges (Note M)............                                                                                  $ 1,553,296
OPERATING DATA (AT END OF PERIOD,
  EXCEPT FOR AVERAGE):
Homes passed (Note N)...............                                                                                   10,160,200
Basic customers (Note O)............                                                                                    6,318,300
Basic penetration (Note P)..........                                                                                         62.2%
Premium units (Note Q)..............                                                                                    4,426,200
Premium penetration (Note R)........                                                                                         70.1%
Average monthly revenue per basic
  customer (Note S).................                                                                                       $42.33

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

     NOTE A: Pro forma operating results for Charter Communications, Inc. consist of the following (dollars in thousands):

                                                    HISTORICAL
                                               --------------------
                                                    9/30/2000
                                                     CHARTER            PRO FORMA
                                               COMMUNICATIONS, INC.    ADJUSTMENTS       TOTAL
                                               --------------------    -----------    -----------
Revenues.....................................      $ 2,355,345          $     --      $ 2,355,345
                                                   -----------          --------      -----------
Operating expenses:
  Operating, general and administrative......        1,204,334                --        1,204,334
  Depreciation and amortization..............        1,777,893                --        1,777,893
  Option compensation expense................           34,205                --           34,205
  Corporate expense charges..................           41,570                --           41,570
                                                   -----------          --------      -----------
    Total operating expenses.................        3,058,002                --        3,058,002
                                                   -----------          --------      -----------
Loss from operations.........................         (702,657)               --         (702,657)
Interest expense.............................         (765,342)          (17,758)(a)     (783,100)
Interest income..............................            6,734                --            6,734
Other expense................................           (5,955)               --           (5,955)
                                                   -----------          --------      -----------
Loss before minority interest in loss of
  subsidiary and extraordinary item..........       (1,467,220)          (17,758)      (1,484,978)
Minority interest in loss of subsidiary......          879,667            10,522(b)       890,189
                                                   -----------          --------      -----------
Loss before extraordinary item...............      $  (587,553)         $ (7,236)     $  (594,789)
                                                   ===========          ========      ===========

---------------
(a) Represents an increase in interest expense related to the borrowings on the Charter Holdings senior bridge loan facility and the application of substantially all of such borrowings to repay a portion of the amounts outstanding under the Charter Operating and Falcon revolving credit facilities (dollars in millions):

                            DESCRIPTION                           INTEREST EXPENSE
                            -----------                           ----------------
    $1.0 billion of Charter Holdings senior bridge loan at a
      weighted average rate of 10.85%...........................       $ 67.8
    Amortization of debt issuance costs associated with the
      Charter Holdings senior bridge loan facility..............          1.6
                                                                       ------
         Total pro forma interest expense.......................         69.4
         Less: Historical interest expense on $957.0 million
               Charter Operating and
                Falcon revolving credit facilities at a
               composite rate of 8.6%...........................        (51.6)
                                                                       ------
              Adjustment........................................       $(17.8)
                                                                       ======

(b) Represents an adjustment to minority interest in loss of subsidiary to reflect the allocation of 59.2% of the pro forma loss to minority interest.

     NOTE B: Pro forma operating results for our acquisitions completed since January 1, 2000 consist of the following (dollars in thousands):

                                                           NINE MONTHS ENDED SEPTEMBER 30, 2000
                                                     -------------------------------------------------
                                                              2000 ACQUISITIONS -- HISTORICAL
                                                     -------------------------------------------------
                                                     BRESNAN(a)   KALAMAZOO(b)    OTHER(c)     Total
                                                     ----------   ------------    --------    --------
Revenues...........................................   $37,102       $14,151       $ 3,187     $ 54,440
                                                      -------       -------       -------     --------
Operating expenses:
  Operating, general and administrative............    24,925         8,437         2,759       36,121
  Depreciation and amortization....................     8,095         1,640           777       10,512
  Corporate expense charges........................        --           318             3          321
  Management fees..................................     1,389            --           109        1,498
                                                      -------       -------       -------     --------
    Total operating expenses.......................    34,409        10,395         3,648       48,452
                                                      -------       -------       -------     --------
Income (loss) from operations......................     2,693         3,756          (461)       5,988
Interest expense...................................    (9,566)                     (1,565)     (11,131)
Interest income....................................        44         3,365             2        3,411
Other expense......................................      (106)         (131)           (1)        (238)
                                                      -------       -------       -------     --------
Income (loss) before income taxes and extraordinary
  item.............................................   $(6,935)      $ 6,990       $(2,025)    $ (1,970)
                                                      =======       =======       =======     ========

                                                        NINE MONTHS ENDED SEPTEMBER 30, 2000
                                     --------------------------------------------------------------------------
                                                                 2000 ACQUISITIONS
                                     --------------------------------------------------------------------------
                                                                            PRO FORMA
                                                  -------------------------------------------------------------
                                     HISTORICAL   ACQUISITIONS(d)   DISPOSITIONS(e)   ADJUSTMENTS       TOTAL
                                     ----------   ---------------   ---------------   -----------      --------
Revenues...........................   $ 54,440         $556             $(3,355)       $     --        $ 51,641
                                      --------         ----             -------        --------        --------
Operating expenses:
  Operating, general and
    administrative.................     36,121          415              (1,507)         (4,616)(f)      30,413
  Depreciation and amortization....     10,512          107                 (10)         36,721(g)       47,330
  Corporate expense charges........        321           47                  --             168(f)          536
  Management fees..................      1,498           --                (117)         (1,200)(h)         181
                                      --------         ----             -------        --------        --------
         Total operating
           expenses................     48,452          569              (1,634)         31,073          78,460
                                      --------         ----             -------        --------        --------
Income (loss) from operations......      5,988          (13)             (1,721)        (31,073)        (26,819)
Interest expense...................    (11,131)          (8)                 --         (13,242)(i)     (24,381)
Interest income....................      3,411           --                  --          (3,460)(j)         (49)
Other income (expense).............       (238)          10                  (5)             96(k)         (137)
                                      --------         ----             -------        --------        --------
Loss before income taxes, minority
  interest in loss of subsidiary
  and extraordinary item...........     (1,970)         (11)             (1,726)        (47,679)        (51,386)
Income tax benefit.................         --            5                  --              (5)(l)          --
Minority interest in loss of
  subsidiary.......................         --           --                  --          16,259(m)       16,259
                                      --------         ----             -------        --------        --------
Loss before extraordinary item.....   $ (1,970)        $ (6)            $(1,726)       $(31,425)       $(35,127)
                                      ========         ====             =======        ========        ========

---------------
(a) Represents the results of operations of Bresnan for the period from January 1, 2000 to February 14, 2000, the date of acquisition.

(b) Represents the results of operations of Kalamazoo for the period from January 1, 2000 to September 7, 2000, the date of acquisition.

(c) Represents the historical results of operations of Capital Cable and Farmington for the period from January 1, 2000 through April 1, 2000, the date of these acquisitions and of Interlake for the period from January 1, 2000 through January 31, 2000, the date of that acquisition.

(d) Represents the historical results of operations for the period from January 1, 2000 through the date of purchase for an acquisition completed by Bresnan. This acquisition was accounted for using the purchase method of accounting. The purchase price was $36.2 million and the transaction closed in January 2000.

(e) Represents the operating results related to an Indiana cable system that we did not transfer at the time of the InterMedia closing because some of the necessary regulatory approvals were still pending. This system was transferred in March 2000. No material gain or loss occurred on the disposition as these systems were recently acquired and recorded at fair value at that time.

(f) Reflects a reclassification of expenses representing corporate expenses that would have occurred at Charter Investment, Inc. totaling $0.2 million. The remaining adjustment primarily relates to the elimination of severance and divestiture costs of $3.8 million and an adjustment for loss contracts of $0.6 million that were included in operating, general and administrative expense.

(g) Represents additional depreciation and amortization as a result of our acquisitions completed in 2000. A large portion of the purchase price was allocated to franchises ($2.9 billion) that are amortized over 15 years. The adjustment to depreciation and amortization expense consists of the following (dollars in millions):

                                                          WEIGHTED AVERAGE   DEPRECIATION/
                                            FAIR VALUE      USEFUL LIFE      AMORTIZATION
                                            ----------    ----------------   -------------
Franchises................................   $2,882.0            15              $35.4
Cable distribution systems................      325.7             8               10.3
Land, buildings and improvements..........       10.2            10                0.4
Vehicles and equipment....................       16.8             3                1.2
                                                                                 -----
     Total depreciation and amortization..................................        47.3
     Less -- historical depreciation and amortization.....................       (10.6)
                                                                                 -----
          Adjustment......................................................       $36.7
                                                                                 =====

(h) Represents the elimination of termination benefits paid in connection with the Bresnan acquisition.

(i) Reflects additional interest expense on borrowings, which were used to finance the 2000 acquisitions as follows (dollars in millions):

                        DESCRIPTION                           INTEREST EXPENSE
                        -----------                           ----------------
$631.2 million of credit facilities at a composite current
  rate of 8.4% -- Bresnan...................................       $  6.6
$361.0 million of January 2000 Charter Holdings notes used
  to refinance Bresnan 8.0% senior notes and 9.25% senior
  discount notes at composite rate of 10.55%................          4.7
Interest expense on additional borrowings used to finance
  other acquisitions at a composite current rate of 8.8%....         13.0
                                                                   ------
     Total pro forma interest expense.......................         24.3
     Less -- historical interest expense from acquired
      companies.............................................        (11.1)
                                                                   ------
       Adjustment...........................................       $ 13.2
                                                                   ======

     An increase in the interest rate of 0.125% on all variable rate debt would result in an increase in interest expense of $4.7 million.

(j) Represents interest income on a historical related party receivable that was retained by the seller.

(k) Represents the elimination of gain (loss) on sale of cable systems whose results of operations have been eliminated in (e) above.

(l) Reflects the elimination of income tax benefit as a result of being acquired by a limited liability company.

(m) Represents the allocation of losses to the minority interest in loss of subsidiary based on ownership of Charter Communications Holding Company and the 2% accretion of the preferred membership units in an indirect subsidiary of Charter Holdings issued to certain Bresnan sellers.

     NOTE C: The January 2001 Charter Holdings notes offering adjustments of $40.3 million in higher interest expense consists of the following (dollars in millions):

                   DESCRIPTION                      INTEREST EXPENSE
                   -----------                      ----------------
$900.0 million of 10.750% senior notes............      $  72.5
$500.0 million of 11.125% senior notes............         41.7
$675.0 million of 13.500% senior discount notes...         41.9
Amortization of debt issuance costs...............          2.7
                                                        -------
      Total pro forma interest expense............        158.8
      Less -- interest expense on debt repaid.....       (118.5)
                                                        -------
          Adjustment..............................      $  40.3
                                                        =======

     Also represents an adjustment to minority interest in loss of subsidiary to reflect the allocation of 59.2% of the pro forma adjustment to minority interest.

     NOTE D: The October 2000 convertible senior notes offering adjustments of $23.4 million in lower interest expense consists of the following (dollars in millions):

                   DESCRIPTION                      INTEREST EXPENSE
                   -----------                      ----------------
$750.0 million of 5.75% senior notes..............       $ 32.3
Amortization of debt issuance costs...............          4.4
                                                         ------
      Total pro forma interest expense............         36.7
      Less -- interest expense on debt repaid.....        (60.1)
                                                         ------
          Adjustment..............................       $(23.4)
                                                         ======

     Also represents an adjustment to minority interest in loss of subsidiary to reflect the allocation of 59.2% of the pro forma adjustment to minority interest.

     NOTE E:   Prior to November 12, 1999, the date of the closing of the initial public offering of Charter Communications, Inc., Charter Investment, Inc. provided management services to our subsidiaries. From and after the initial public of offering Charter Communications, Inc., such management services were provided by Charter Communications, Inc.

     NOTE F:   Represents the allocation of losses to the minority interest in loss of subsidiary based on ownership of Charter Communications Holding Company and the 2% accretion of the preferred membership units in an indirect subsidiary of Charter Holdings issued to certain Bresnan sellers. These membership units are exchangeable on a one-for-one basis for shares of Class A common stock of Charter Communications, Inc.

     NOTE G: Basic and diluted loss per common share equals net loss divided by weighted average common shares outstanding. Basic and diluted loss per common share assumes none of the membership units of Charter Communications Holding Company or preferred membership units in a subsidiary of Charter Holdings held by certain Bresnan sellers as of September 30, 2000, are exchanged for shares of Charter Communications, Inc. Class A common stock, none of the convertible senior notes are converted into shares of Charter Communications, Inc. Class A common stock and none of the outstanding options to purchase membership units of Charter Communications Holding Company that are automatically exchanged for Charter Communications, Inc. Class A common stock are exercised. If the membership units were exchanged, notes converted or options exercised, the effects would be antidilutive.

                                                              FOR THE NINE
                                                              MONTHS ENDED
                                                              SEPTEMBER 30,
                                                                  2000
                                                              -------------
Converted loss per Class A common share.....................  $      (2.60)
                                                              ============
Weighted average Class A common shares
  outstanding -- converted..................................   596,575,345

     Converted loss per common share assumes all common membership units of Charter Communications Holding Company and preferred membership units in an indirect subsidiary of Charter Holdings held by certain Bresnan sellers as of September 30, 2000, are exchanged for

Charter Communications, Inc. Class A common stock. If all these shares are exchanged, minority interest would equal zero. Converted loss per common share is calculated by dividing loss before minority interest by the weighted average common shares outstanding -- converted. Weighted average common shares outstanding -- converted assumes the total common membership units in Charter Communications Holding Company totaling 339,096,474 and 24,215,749 preferred membership units in a subsidiary of Charter Holdings held by certain Bresnan sellers are exchanged for Charter Communications, Inc. Class A common stock. Converted loss per Class A common share assumes no conversion of the convertible senior notes and no exercise of any options.

     NOTE H: Represents all shares outstanding as of January 1, 2000 (195,550,000 shares) plus additional shares issued under the respective acquisition agreements to the Rifkin and Falcon sellers through September 30, 2000 (26,539,746 shares) and shares issued to sellers in the Kalamazoo acquisition (11,173,376 shares).

     NOTE I: EBITDA represents earnings (loss) before extraordinary item, interest, income taxes, depreciation and amortization, and minority interest. EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

     NOTE J:  EBITDA margin represents EBITDA as a percentage of revenues.

     NOTE K: Adjusted EBITDA means EBITDA before option compensation expense, corporate expense charges, management fees and other expense. Adjusted EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service indebtedness. However, adjusted EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. Adjusted EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because adjusted EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by adjusted EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

     NOTE L: Estimated annual EBITDA and estimated annual adjusted EBITDA represent EBITDA for the nine months ended September 30, 2000 divided by three and multiplied by four.

     NOTE M: Earnings include net income (loss) plus fixed charges. Fixed charges consist of interest expense and an estimated interest component of rent expense.

     NOTE N: Homes passed are the number of living units, such as single residence homes, apartments and condominium units, passed by the cable distribution network in a given cable system service area.

     NOTE O:  Basic customers are customers who receive basic cable service.

     NOTE P: Basic penetration represents basic customers as a percentage of homes passed.

     NOTE Q: Premium units represent the total number of subscriptions to premium channels.

     NOTE R: Premium penetration represents premium units as a percentage of basic customers.

     NOTE S: Average monthly revenue per basic customer represents revenues divided by nine divided by the number of basic customers at September 30, 2000.

                                                                       UNAUDITED PRO FORMA DATA
                                                            AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1999
                                     --------------------------------------------------------------------------------------------
                                                                             JANUARY                     OCTOBER
                                                                              2001                        2000
                                                                             CHARTER                   CONVERTIBLE
                                                                            HOLDINGS                     SENIOR
                                                                              NOTES                       NOTES
                                           CHARTER                          OFFERING                    OFFERING
                                     COMMUNICATIONS, INC.   ACQUISITIONS   ADJUSTMENTS                 ADJUSTMENTS
                                           (NOTE A)           (NOTE B)      (NOTE C)      SUBTOTAL      (NOTE D)        TOTAL
                                     --------------------   ------------   -----------    --------     -----------      -----
                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND SUBSCRIBER DATA)
STATEMENT OF OPERATIONS:
Revenues...........................      $  1,553,424       $ 1,397,611     $     --     $ 2,951,035    $     --     $  2,951,035
                                         ------------       -----------     --------     -----------    --------     ------------
Operating expenses:
  Operating, general and
    administrative.................           806,941           703,712           --       1,510,653          --        1,510,653
  Depreciation and amortization....           808,981           887,586           --       1,696,567          --        1,696,567
  Option compensation expense......            79,979                --           --          79,979          --           79,979
  Corporate expense charges (Note
    E).............................            51,428            48,704           --         100,132          --          100,132
  Management fees..................                --            26,722           --          26,722          --           26,722
                                         ------------       -----------     --------     -----------    --------     ------------
    Total operating expenses.......         1,747,329         1,666,724           --       3,414,053          --        3,414,053
                                         ------------       -----------     --------     -----------    --------     ------------
Loss from operations...............          (193,905)         (269,113)          --        (463,018)         --         (463,018)
Interest expense...................          (564,629)         (487,724)     (46,863)     (1,099,216)     31,159       (1,068,057)
Interest income....................             4,329             1,335           --           5,664          --            5,664
Other income (expense).............               285              (646)          --            (361)         --             (361)
                                         ------------       -----------     --------     -----------    --------     ------------
Loss before income taxes, minority
  interest in loss of subsidiary,
  and extraordinary item...........          (753,920)         (756,148)     (46,863)     (1,556,931)     31,159       (1,525,772)
Income tax expense.................            (1,030)           (2,717)          --          (3,747)         --           (3,747)
Minority interest in loss of
  subsidiary (Note F)..............           447,307           444,498       27,766         919,571     (18,462)         901,109
                                         ------------       -----------     --------     -----------    --------     ------------
Loss before extraordinary item.....      $   (307,643)      $  (314,367)    $(19,097)    $  (641,107)   $ 12,697     $   (628,410)
                                         ============       ===========     ========     ===========    ========     ============
Loss per common share, basic and
  diluted (Note G).................                                                                                  $      (2.69)
                                                                                                                     ============
Weighted average common shares
  outstanding, basic and diluted
  (Note H).........................                                                                                   233,263,122
                                                                                                                     ============
OTHER FINANCIAL DATA:
EBITDA (Note I)....................      $    615,361       $   617,827                  $ 1,233,188                 $  1,233,188
EBITDA margin (Note J).............              39.6%             44.2%                        41.8%                        41.8%
Adjusted EBITDA (Note K)...........      $    746,483       $   693,899                  $ 1,440,382                 $  1,440,382
Cash flows from operating
  activities.......................           479,916           485,751                      965,667                      965,667
Cash flows used in investing
  activities.......................          (768,263)         (641,724)                  (1,409,987)                  (1,409,987)
Cash flows from financing
  activities.......................           412,480           243,024                      655,504                      655,504
Cash interest expense..............                                                                                       839,924
Capital expenditures...............           741,508           545,322                    1,286,830                    1,286,830
Total debt to EBITDA...............                                                                                           9.1x
Total debt to adjusted EBITDA......                                                                                           7.8
EBITDA to cash interest expense....                                                                                           1.5
EBITDA to interest expense.........                                                                                           1.2
Deficiency of earnings to cover
  fixed charges (Note L)...........                                                                                  $  1,529,519
OPERATING DATA (AT END OF PERIOD,
  EXCEPT FOR AVERAGE):
Homes passed (Note M)..............         8,706,400         1,146,400                    9,852,800                    9,852,800
Basic customers (Note N)...........         5,452,500           768,100                    6,220,600                    6,220,600
Basic penetration (Note O).........              62.6%             67.0%                        63.1%                        63.1%
Premium units (Note P).............         2,800,800           343,700                    3,144,500                    3,144,500
Premium penetration (Note Q).......              51.4%             44.7%                        50.5%                        50.5%
Average monthly revenue per basic
  customer (Note R)................                                                                                        $39.53

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

     NOTE A: Pro forma operating results for Charter Communications, Inc. consist of the following (dollars in thousands):

                                                     HISTORICAL
                                         -----------------------------------
                                              YEAR ENDED           1/1/99
                                               12/31/99            THROUGH
                                               CHARTER             3/31/99          PRO
                                           COMMUNICATIONS,         MARCUS          FORMA
                                                 INC.            HOLDINGS(a)    ADJUSTMENTS      TOTAL
                                         --------------------    -----------    -----------    ----------
Revenues...............................       $1,428,244          $125,180       $      --     $1,553,424
                                              ----------          --------       ---------     ----------
Operating expenses:
  Operating, general and
    administrative.....................          737,957            68,984              --        806,941
  Depreciation and amortization........          745,315            51,688          11,978(b)     808,981
  Option compensation expense..........           79,979                --              --         79,979
  Corporate expense charges............           51,428                --              --         51,428
  Management fees......................               --             4,381          (4,381)(c)         --
                                              ----------          --------       ---------     ----------
    Total operating expenses...........        1,614,679           125,053           7,597      1,747,329
                                              ----------          --------       ---------     ----------
Income (loss) from operations..........         (186,435)              127          (7,597)      (193,905)
Interest expense.......................         (477,799)          (27,067)        (59,763)(d)   (564,629)
Interest income........................           34,467               104         (30,242)(e)      4,329
Other income (expense).................           (8,039)             (158)          8,482(f)         285
                                              ----------          --------       ---------     ----------
Loss before income taxes, minority
  interest in loss of subsidiary and
  extraordinary item...................       $ (637,806)         $(26,994)      $ (89,120)    $ (753,920)
Income tax expense.....................           (1,030)               --              --         (1,030)
Minority interest in loss of
  subsidiary...........................          572,607                --        (125,300)(g)    447,307
                                              ----------          --------       ---------     ----------
Loss before extraordinary item.........       $  (66,229)         $(26,994)      $(214,420)    $ (307,643)
                                              ==========          ========       =========     ==========

---------------
(a) Marcus Holdings represents the results of operations of Marcus Holdings through March 31, 1999, the date of its merger with Charter Holdings.

(b) As a result of Mr. Allen acquiring the controlling interest in Marcus Holdings, a large portion of the purchase price was recorded as franchises ($2.5 billion) that are amortized over 15 years. This resulted in additional amortization for the period from January 1, 1999 through March 31, 1999. The adjustment to depreciation and amortization expense consists of the following (dollars in millions):

                                                                WEIGHTED AVERAGE
                                                                  USEFUL LIFE       DEPRECIATION/
                                                  FAIR VALUE       (IN YEARS)       AMORTIZATION
                                                  ----------    ----------------    -------------
Franchises......................................   $2,500.0            15              $ 40.8
Cable distribution systems......................      720.0             8                21.2
Land, buildings and improvements................       28.3            10                 0.7
Vehicles and equipment..........................       13.6             3                 1.0
                                                                                       ------
  Total depreciation and amortization...........                                         63.7
  Less -- historical depreciation and
    amortization of Marcus Holdings.............                                        (51.7)
                                                                                       ------
    Adjustment..................................                                       $ 12.0
                                                                                       ======

(c) Reflects the elimination of management fees.

(d) Represents adjustments to interest expense related to the following (dollars in millions):

    (1) borrowings under the Charter Holdings senior bridge loan facility;

    (2) the issuance of the January 2000 Charter Holdings notes listed below;
        and

    (3) the reduction of interest expense in connection with the extinguishment of substantially all of our long-term debt in March 1999, excluding previous credit facilities and the refinancing of all previous credit facilities.

                                                              INTEREST
                        DESCRIPTION                           EXPENSE
                        -----------                           --------
$1.0 billion Charter Holdings senior bridge loan at an
  average rate of 10.85%....................................  $ 108.5
$675.0 million of 10.00% senior notes.......................     67.5
$325.0 million of 10.25% senior notes.......................     33.3
$532.0 million of 11.75% senior discount notes..............     36.3
Reduction of interest expense in connection with the
  issuance of March 1999 Charter Holdings notes.............     (2.8)
Amortization of debt issuance costs.........................      7.5
                                                              -------
  Total pro forma interest expense..........................    250.3
  Less -- historical interest expense.......................   (190.5)
                                                              -------
    Adjustment..............................................  $  59.8
                                                              =======

(e) Reflects the elimination of interest income on excess cash since we assumed substantially all such cash was used to finance a portion of the acquisitions completed in 1999.
(f) Reflects the elimination of expenses related to the March 1999 extinguishment and refinancing of debt.
(g) Adjusts minority interest in loss of subsidiary to reflect the allocation of 59.2% of pro forma losses to minority interest.

     NOTE B: Pro forma operating results for acquisitions completed since January 1, 1999 consist of the following (dollars in thousands):

                                                          YEAR ENDED DECEMBER 31, 1999
                                                           ACQUISITIONS -- HISTORICAL
                       ---------------------------------------------------------------------------------------------------
                                                    GREATER
                                        AMERICAN     MEDIA                               INTERMEDIA
                       RENAISSANCE(a)   CABLE(a)   SYSTEMS(a)   HELICON(a)   RIFKIN(a)   SYSTEMS(a)   FALCON(a)   FANCH(a)
                       --------------   --------   ----------   ----------   ---------   ----------   ---------   --------
Revenues..............    $20,396       $12,311     $42,348      $ 49,564    $152,364     $152,789    $ 371,617   $185,916
                          -------       -------     -------      --------    --------     --------    ---------   --------
Operating expenses:
 Operating, general
   and
   administrative.....      9,382         6,465      26,067        31,563      95,077       84,174      218,308    85,577
 Depreciation and
   amortization.......      8,912         5,537       5,195        16,617      77,985       79,325      196,260    62,097
 Equity-based deferred
   compensation.......         --            --          --            --          --           --       46,400        --
 Corporate expense
   charges............         --            --          --            --          --           --           --        --
 Management fees......         --           369          --         2,511       2,513        2,356           --     6,162
                          -------       -------     -------      --------    --------     --------    ---------   --------
   Total operating
    expenses..........     18,294        12,371      31,262        50,691     175,575      165,855      460,968   153,836
                          -------       -------     -------      --------    --------     --------    ---------   --------
Income (loss) from
 operations...........      2,102           (60)     11,086        (1,127)    (23,211)     (13,066)     (89,351)   32,080
Interest expense......     (6,321)       (3,218)       (565)      (20,682)    (34,926)     (17,636)    (114,993)       --
Interest income.......        122            32          --           124          --          187           --        --
Other income
 (expense)............         --             2        (398)           --     (12,742)      (2,719)       8,021    (7,796)
                          -------       -------     -------      --------    --------     --------    ---------   --------
Income (loss) before
 income taxes and
 extraordinary item...     (4,097)       (3,244)     10,123       (21,685)    (70,879)     (33,234)    (196,323)   24,284
Income tax benefit
 (expense)............         65            (5)     (4,535)           --       1,975        2,681       (2,509)     (197)
                          -------       -------     -------      --------    --------     --------    ---------   --------
Income (loss) before
 extraordinary item...    $(4,032)      $(3,249)    $ 5,588      $(21,685)   $(68,904)    $(30,553)   $(198,832)  $24,087
                          =======       =======     =======      ========    ========     ========    =========   ========

                                        YEAR ENDED DECEMBER 31, 1999
                                         ACQUISITIONS -- HISTORICAL
                        -------------------------------------------------------------

                        AVALON(a)   BRESNAN(b)   KALAMAZOO(b)   OTHER(b)     TOTAL
                        ---------   ----------   ------------   --------   ----------
Revenues..............  $ 94,383     $283,574      $20,259      $24,827    $1,410,348
                        --------     --------      -------      -------    ----------
Operating expenses:
 Operating, general
   and
   administrative.....    53,089      166,113       12,321       14,232       802,368
 Depreciation and
   amortization.......    39,943       59,752        3,534        6,792       561,949
 Equity-based deferred
   compensation.......        --           --        1,868           --        48,268
 Corporate expense
   charges............        --           --          501           --           501
 Management fees......        --       10,498           --          910        25,319
                        --------     --------      -------      -------    ----------
   Total operating
    expenses..........    93,032      236,363       18,224       21,934     1,438,405
                        --------     --------      -------      -------    ----------
Income (loss) from
 operations...........     1,351       47,211        2,035        2,893       (28,057)
Interest expense......   (40,162)     (67,291)          --       (6,180)     (311,974)
Interest income.......       764           --        4,120          (20)        5,329
Other income
 (expense)............     4,499         (344)        (189)         (30)      (11,696)
                        --------     --------      -------      -------    ----------
Income (loss) before
 income taxes and
 extraordinary item...   (33,548)     (20,424)       5,966       (3,337)     (346,398)
Income tax benefit
 (expense)............    13,936           --           --           --        11,411
                        --------     --------      -------      -------    ----------
Income (loss) before
 extraordinary item...  $(19,612)    $(20,424)     $ 5,966      $(3,337)   $ (334,987)
                        ========     ========      =======      =======    ==========

                                                                              YEAR ENDED DECEMBER 31, 1999
                                                       --------------------------------------------------------------------------
                                                                                      ACQUISITIONS
                                                       --------------------------------------------------------------------------
                                                                                              PRO FORMA
                                                                    -------------------------------------------------------------
                                                       HISTORICAL   ACQUISITIONS(c)   Dispositions(d)   ADJUSTMENTS      TOTAL
                                                       ----------   ---------------   ---------------   -----------    ----------
Revenues.............................................  $1,410,348       $43,859          $(53,626)       $  (2,970)(e) $1,397,611
                                                       ----------       -------          --------        ---------     ----------
Operating expenses:
 Operating, general and administrative...............     802,368        25,370           (25,493)         (98,533)(f)    703,712
 Depreciation and amortization.......................     561,949        11,166           (22,850)         337,321(g)     887,586
 Equity-based deferred compensation..................      48,268            --                --          (48,268)(h)         --
 Corporate expense charges...........................         501         1,280                --           46,923(f)      48,704
 Management fees.....................................      25,319         1,403                --               --         26,722
                                                       ----------       -------          --------        ---------     ----------
   Total operating expenses..........................   1,438,405        39,219           (48,343)         237,443      1,666,724
                                                       ----------       -------          --------        ---------     ----------
Income (loss) from operations........................     (28,057)        4,640            (5,283)        (240,413)      (269,113)
Interest expense.....................................    (311,974)       (2,402)               37         (173,385)(i)   (487,724)
Interest income......................................       5,329           126                --           (4,120)(j)      1,335
Other income (expense)...............................     (11,696)       49,024            (2,576)         (35,398)(k)       (646)
                                                       ----------       -------          --------        ---------     ----------
Income (loss) before income taxes, minority interest
 in loss of subsidiary and extraordinary item........    (346,398)       51,388            (7,822)        (453,316)      (756,148)
Income tax benefit (expense).........................      11,411            47                --          (14,175)(l)     (2,717)
Minority interest in loss of subsidiary..............          --            --                --          444,498(m)     444,498
                                                       ----------       -------          --------        ---------     ----------
Income (loss) before extraordinary item..............  $ (334,987)      $51,435          $ (7,822)       $ (22,993)    $ (314,367)
                                                       ==========       =======          ========        =========     ==========

---------------
(a) Renaissance represents the results of operations of Renaissance Media Group, LLC through April 30, 1999, the date of acquisition by Charter Holdings. American Cable represents the results of operations of American Cable Entertainment, LLC through May 7, 1999, the date of acquisition by Charter Holdings. Greater Media Systems represents the results of operations of cable systems of Greater Media Cablevision, Inc. through June 30, 1999, the date of acquisition by Charter Holdings. Helicon represents the results of operations of Helicon Partners I, L.P. and affiliates through July 30, 1999, the date of acquisition by Charter Holdings. InterMedia represents the results of operations of cable systems of Intermedia Capital Partners IV, L.P., InterMedia Partners and affiliates through September 30, 1999, the date of acquisition by Charter

    Holdings. Falcon represents the results of operations of cable systems of Falcon Communications, L.P. through November 12, 1999, the date of acquisition by Charter Communications Holding Company. Fanch represents the results of operations of cable systems of Fanch Cablevision L.P. and affiliates through November 15, 1999, the date of acquisition by Charter Communications Holding Company. Avalon represents the results of operations of cable systems of Avalon Cable of Michigan Holding, Inc. through November 15, 1999, the date of acquisition by Charter Communications Holding Company. Rifkin includes the results of operations of Rifkin Acquisition Partners, L.L.L.P., Rifkin Cable Income Partners L.P., Indiana Cable Associates, Ltd. and R/N South Florida Cable Management Limited Partnership, all under common ownership through September 13, 1999, the date of acquisition by Charter Holdings, as follows (dollars in thousands):

                               RIFKIN         RIFKIN      INDIANA    SOUTH
                             ACQUISITION   CABLE INCOME    CABLE    FLORIDA     OTHER      TOTAL
                             -----------   ------------   -------   --------   --------   --------
Revenues...................   $ 68,829        $3,807      $ 6,034   $ 17,516   $ 56,178   $152,364
Income (loss) from
  operations...............     (6,954)          146       (3,714)   (14,844)     2,155    (23,211)
Loss before extraordinary
  item.....................    (21,571)         (391)      (4,336)   (15,605)   (27,001)   (68,904)

(b) Bresnan represents the results of operations of cable systems of Bresnan for the year ended December 31, 1999. Kalamazoo represents the results of operations of cable systems of Cablevision of Michigan, Inc., the indirect owner of a cable system in Kalamazoo, Michigan, for the year ended December 31, 1999. Other represents the results of operations of Vista Broadband Communications, L.L.C. through July 30, 1999, the date of acquisition by Charter Holdings, the results of operations of cable systems of Cable Satellite of South Miami, Inc. through August 4, 1999, the date of acquisition by Charter Holdings and the results of operations of cable systems of Capital Cable and Farmington for the year ended December 31, 1999.

(c) Represents the historical results of operations for the period from January 1, 1999 through the date of purchase for acquisitions completed by Bresnan before December 31, 1999 and the historical results of operations for the year ended December 31, 1999 for acquisitions completed after December 31, 1999.

     These acquisitions were accounted for using the purchase method of accounting. The purchase price in millions and closing dates for significant acquisitions are as follows:

                                                         RIFKIN           FANCH         BRESNAN
                                                      ACQUISITIONS    ACQUISITIONS    ACQUISITIONS
                                                      -------------   -------------   ------------
Purchase price......................................         $165.0           $42.2          $40.0
Closing date........................................  February 1999   February 1999   January 1999

Purchase price......................................          $53.8          $248.0          $27.0
Closing date........................................      July 1999   February 1999     March 1999

Purchase price......................................                          $70.5          $36.2
Closing date........................................                     March 1999   January 2000

Purchase price......................................                          $50.0
Closing date........................................                      June 1999

(d) Represents the elimination of the operating results related to the cable systems transferred to InterMedia as part of a swap of cable systems in October 1999. The agreed value of our systems transferred to InterMedia was $420.0 million. This number includes 30,000 customers served by an Indiana cable system that we did not transfer at the time of the InterMedia closing because some of the necessary regulatory approvals were still pending. This system was transferred in March 2000. No material gain or loss occurred on the disposition as these systems were recently acquired and recorded at fair value at that time. Also represents the elimination of the operating results related to the sale of a Bresnan cable system sold in January 1999.

(e) Reflects the elimination of historical revenues and expenses associated with an entity not included in the purchase by Charter Communications, Inc.

(f) Reflects a reclassification of expenses representing corporate expenses that would have occurred at Charter Investment, Inc. totaling $46.9 million. The remaining adjustment primarily relates to the elimination of severance and divestiture costs of $38.9 million, the adjustment for loss contracts of $5.3 million and the write-off of debt issuance costs of $7.4 million that were included in operating, general and administrative expense.

(g) Represents additional depreciation and amortization as a result of our acquisitions completed in 1999 and 2000. A large portion of the purchase price was allocated to franchises ($12.6 billion) that are amortized over 15 years. The adjustment to depreciation and amortization expense consists of the following (dollars in millions):

                                                                        WEIGHTED AVERAGE   DEPRECIATION/
                                                          FAIR VALUE      USEFUL LIFE      AMORTIZATION
                                                          ----------    ----------------   -------------
Franchises..............................................  $12,583.4            15             $ 681.8
Cable distribution systems..............................    1,754.9             8               180.1
Land, buildings and improvements........................       54.7            10                 4.2
Vehicles and equipment..................................       90.4             3                21.5
                                                                                              -------
     Total depreciation and amortization................................................        887.6
     Less -- historical depreciation and amortization...................................       (550.3)
                                                                                              -------
          Adjustment....................................................................      $ 337.3
                                                                                              =======

(h) Reflects the elimination of approximately $46.4 million of change in control payments under the terms of Falcon's equity-based compensation plans that were triggered by the acquisition of Falcon by Charter Communications Holding Company and the elimination of approximately $1.9 million of change of control payments under the terms of a stock appreciation rights plan that were triggered by the acquisition of Kalamazoo by Charter Communications, Inc. These plans were terminated and the retained employees will participate in the option plan of Charter Communications Holding Company. As such, these costs will not recur.

(i) Reflects additional interest expense on borrowings, which were used to finance the acquisitions as follows (dollars in millions):

                                                              INTEREST
                        DESCRIPTION                           EXPENSE
                        -----------                           --------
$170.0 million of credit facilities at a composite current
  rate of 8.6% -- Avalon....................................  $  12.2
$150.0 million 9.375% senior subordinated notes -- Avalon...     12.3
$196.0 million 11.875% senior discount notes -- Avalon......     11.6
$850.0 million of credit facilities at a composite current
  rate of 8.5% -- Fanch.....................................     62.0
$1.0 billion of credit facilities at a composite current
  rate of 8.0% -- Falcon....................................     71.9
$375.0 million 8.375% senior debentures -- Falcon...........     27.2
$435.3 million 9.285% senior discount
  debentures -- Falcon......................................     26.0
$631.2 million of credit facilities at a composite current
  rate of 8.4% -- Bresnan...................................     52.9
$170.0 million 8.0% senior notes -- Bresnan.................     13.6
$275.0 million 9.25% senior discount notes -- Bresnan.......     17.7
Interest expense on additional borrowings used to finance
  acquisitions at a composite current rate of 8.8%..........    180.3
                                                              -------
     Total pro forma interest expense.......................    487.7
     Less -- historical interest expense from acquired
      companies.............................................   (314.3)
                                                              -------
       Adjustment...........................................  $ 173.4
                                                              =======

     An increase in the interest rate of 0.125% on all variable rate debt would result in an increase in interest expense of $6.3 million.

(j) Represents interest income on a historical related party receivable, that was retained by the seller.

(k) Represents the elimination of gain (loss) on sale of cable television systems whose results of operations have been eliminated in (d) above.

(l) Represents an adjustment to eliminate income tax benefit as a result of expected recurring future losses and record income tax expense. The losses will not be tax benefited, and a net deferred tax asset will not be recorded. Income tax expense represents taxes assessed by certain state jurisdictions for certain indirect subsidiaries.

(m) Represents the allocation of losses to minority interest in loss of subsidiary based on ownership of Charter Communications Holding Company and the 2% accretion of the preferred membership units of an indirect subsidiary of Charter Holdings January 2001 Charter Holdings notes issued to certain Bresnan sellers.

     NOTE C: The January 2001 Charter Holdings notes offering adjustments of $46.9 million in higher interest expense consists of the following (dollars in millions):

                        DESCRIPTION                           INTEREST EXPENSE
                        -----------                           ----------------
$900.0 million of 10.750% senior notes......................      $  96.7
$500.0 million of 11.125% senior notes......................         55.6
$675.0 million of 13.500% senior discount notes.............         49.0
Amortization of debt issuance costs.........................          3.6
                                                                  -------
      Total pro forma interest expense......................        204.9
      Less -- interest expense on debt repaid...............       (158.0)
                                                                  -------
          Adjustment........................................      $  46.9
                                                                  =======

     Also represents an adjustment to minority interest in loss of subsidiary to reflect the allocation of 59.2% of the pro forma adjustment to minority interest.

     NOTE D: The October 2000 convertible senior notes offering adjustments of $31.2 million in lower interest expense consists of the following (dollars in millions):

                        DESCRIPTION                           INTEREST EXPENSE
                        -----------                           ----------------
$750.0 million of 5.75% convertible senior notes............       $ 43.1
Amortization of debt issuance costs.........................          5.9
                                                                   ------
     Total pro forma interest expense.......................         49.0
     Less -- interest expense on debt repaid................        (80.2)
                                                                   ------
       Adjustment...........................................       $(31.2)
                                                                   ======

     Also represents an adjustment to minority interest in loss of subsidiary to reflect the allocation of 59.2% of the pro forma adjustment to minority interest.

     NOTE E:   Prior to November 12, 1999, the date of the closing of the initial public offering of Charter Communications, Inc., Charter Investment, Inc. provided management services to our subsidiaries. From and after the initial public offering of Charter Communications Inc., such management services were provided by Charter Communications, Inc.

     NOTE F:   Represents the allocation of losses to the minority interest in loss of subsidiary based on ownership of Charter Communications Holding Company and the 2% accretion of the preferred membership units in an indirect subsidiary of Charter Holdings issued to certain Bresnan sellers. These membership units are exchangeable on a one-for-one basis for shares of Class A common stock of Charter Communications, Inc.

     NOTE G: Basic and diluted loss per common share equals net loss divided by weighted average common shares outstanding. Basic and diluted loss per common share assumes none of the membership units of Charter Communications Holding Company or preferred membership units in a subsidiary of Charter Holdings held by certain Bresnan sellers as of September 30, 2000, are exchanged for shares of Charter Communications, Inc. Class A common stock, none of the convertible senior notes are converted into shares of Charter Communications, Inc. Class A common stock and none of the outstanding options to purchase membership units of Charter Communications Holding Company that are automatically exchanged for Charter Communications, Inc. Class A common stock are exercised. If the membership units were exchanged, notes converted or options exercised, the effects would be antidilutive.

                                                                FOR THE YEAR
                                                                    ENDED
                                                              DECEMBER 31, 1999
                                                              -----------------
Converted loss per Class A common share.....................    $      (2.56)
                                                                ============
Weighted average Class A common shares
  outstanding -- converted..................................     596,575,345

     Converted loss per common share assumes all common membership units of Charter Communications Holding Company and preferred membership units in a subsidiary of Charter Holdings held by certain Bresnan sellers as of September 30, 2000, are exchanged for Charter Communications, Inc. Class A common stock. If all these shares are exchanged, minority interest would equal zero. Converted loss per common share is calculated by dividing loss before minority interest by the weighted average common shares outstanding -- converted. Weighted average common shares outstanding -- converted assumes the total common membership units in Charter Communications Holding Company totaling 339,096,474 and 24,215,749 preferred membership units in an indirect subsidiary of Charter Holdings held by certain Bresnan sellers are exchanged for Charter Communications, Inc. Class A common stock. Converted loss per Class A common shares assumes no conversion of the convertible senior notes and no exercise of any options.

     NOTE H: Represents all shares outstanding as of January 1, 2000 (195,550,000 shares) plus additional shares issued under the respective acquisition agreements to the Rifkin and Falcon sellers through September 30, 2000 (26,539,746 shares) and shares issued to sellers in the Kalamazoo acquisition (11,173,376 shares).

     NOTE I: EBITDA represents earnings (loss) before extraordinary item interest, income taxes, depreciation and amortization, and minority interest. EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

     NOTE J:   EBITDA margin represents EBITDA as a percentage of revenues.

     NOTE K:   Adjusted EBITDA means EBITDA before option compensation expense, corporate expense charges, management fees and other income (expense). Adjusted EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service indebtedness. However, adjusted EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. Adjusted EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because adjusted EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by adjusted EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

     NOTE L: Earnings include net income (loss) plus fixed charges. Fixed charges consist of interest expense and an estimated interest component of rent expense.

     NOTE M:   Homes passed are the number of living units, such as single residence homes, apartments and condominium units, passed by the cable television distribution network in a given cable system service area.

     NOTE N:   Basic customers are customers who receive basic cable service.

     NOTE O: Basic penetration represents basic customers as a percentage of homes passed.

     NOTE P: Premium units represent the total number of subscriptions to premium channels.

     NOTE Q:   Premium penetration represents premium units as a percentage of basic customers.

     NOTE R: Average monthly revenue per basic customer represents revenues divided by twelve divided by the number of basic customers at December 31, 1999.

                                                     UNAUDITED PRO FORMA BALANCE SHEET
                                                          AS OF SEPTEMBER 30, 2000
                                ----------------------------------------------------------------------------
                                                         JANUARY                     OCTOBER
                                                          2001                        2000
                                                         CHARTER                   CONVERTIBLE
                                                        HOLDINGS                     SENIOR
                                                          NOTES                       NOTES
                                                        OFFERING                    OFFERING
                                      CHARTER          ADJUSTMENTS                 ADJUSTMENTS
                                COMMUNICATIONS, INC.    (NOTE A)      SUBTOTAL      (NOTE B)        TOTAL
                                --------------------   -----------   -----------   -----------   -----------
ASSETS
Cash and cash equivalents.....      $    44,467          $ 6,517     $    50,984     $(7,000)    $    43,984
Accounts receivable, net......          166,945               --         166,945          --         166,945
Prepaid expenses and other....           43,755               --          43,755          --          43,755
                                    -----------          -------     -----------     -------     -----------
    Total current assets......          255,167            6,517         261,684      (7,000)        254,684
Property, plant and
  equipment...................        4,681,483               --       4,681,483          --       4,681,483
Franchises....................       17,273,858               --      17,273,858          --      17,273,858
Other assets..................          229,935           32,251         262,186      29,500         291,686
                                    -----------          -------     -----------     -------     -----------
    Total assets..............      $22,440,443          $38,768     $22,479,211     $22,500     $22,501,711
                                    ===========          =======     ===========     =======     ===========

Accounts payable and accrued
  expenses....................      $ 1,184,476          $(6,573)    $ 1,177,903     $    --     $ 1,177,903
Payables to manager of cable
  systems -- related party....               --               --              --          --              --
                                    -----------          -------     -----------     -------     -----------
    Total current
      liabilities.............        1,184,476           (6,573)      1,177,903          --       1,177,903
Long-term debt................       12,167,729           45,341      12,213,070      22,500      12,235,570
Deferred management fees --
  related party...............           13,751               --          13,751          --          13,751
Other long-term liabilities...          173,232               --         173,232          --         173,232
Redeemable securities (Note
  C)..........................        1,846,176               --       1,846,176          --       1,846,176
Minority interest.............        4,385,448               --       4,385,448          --       4,385,448
Shareholders' equity..........        2,669,631               --       2,669,631          --       2,669,631
                                    -----------          -------     -----------     -------     -----------
    Total liabilities and
      shareholders' equity....      $22,440,443          $38,768     $22,479,211     $22,500     $22,501,711
                                    ===========          =======     ===========     =======     ===========

     NOTE A: The January 2001 Charter Holdings notes offering adjustment of $45.3 of additional long-term consists of the following (dollars in millions):

                    DESCRIPTION                      LONG-TERM DEBT
                    -----------                      --------------
10.750% senior notes...............................     $  899.2
11.125% senior notes...............................        500.0
13.500% senior discount notes......................        350.6
                                                        --------
     Total pro forma long-term debt................      1,749.8
     Less -- historical long-term debt:
       Charter Holdings senior bridge loan
          facility.................................       (272.5)
       Charter Operating revolving credit
          facility.................................       (877.0)
       Falcon revolving credit facility............       (485.0)
       Fanch revolving credit facility.............        (70.0)
                                                        --------
          Adjustment...............................     $   45.3
                                                        ========

     Also represents an adjustment to accounts payable and accrued expense to pay $6.6 million of accrued and unpaid interest, the addition to other assets of $32.3 million of underwriting discounts and commissions and estimated expenses incurred in connection with the issuance and sale of the January 2001 Charter Holdings notes and the application of the remaining net proceeds of $6.5 million to cash and cash equivalents for general corporate purposes.

     NOTE B: The October 2000 convertible senior notes offering adjustment of $22.5 of additional long-term debt consists of the following (dollars in millions):

                    DESCRIPTION                      LONG-TERM DEBT
                    -----------                      --------------
5.75% convertible senior notes.....................     $  750.0
     Less -- historical long-term debt:
       Charter Holdings senior bridge loan
          facility.................................       (727.5)
                                                        --------
          Adjustment...............................     $   22.5
                                                        ========

     Also represents an adjustment pertaining to the use of $7.0 million of available cash and cash equivalents to pay for the estimated offering expenses of the issuance and sale of the convertible senior notes, and the addition of $29.5 million to other assets of the underwriting commission and estimated offering expenses incurred in connection with the issuance and sale of the senior convertible notes.

     NOTE C: The Rifkin, Falcon, Helicon and Bresnan sellers who own equity interests in Charter Communications, Inc. and certain subsidiaries may have had rescission rights arising out of possible violations of Section 5 of the Securities Act of 1933, as amended, in connection with the offers and sales of those equity interests. Accordingly, the maximum cash obligation related to the possible rescission rights, estimated at $1.8 billion as of September 30, 2000, has been excluded from shareholders' equity and minority interest, and classified as redeemable securities. One year after the date of issuance of these equity interests (when these possible rescission rights will have expired), we will reclassify the respective amounts to shareholders' equity and minority interest. In November 2000, Rifkin's, Helicon's and a portion of Falcon's possible recission rights with a maximum potential obligation of $741.8 million expired without these parties requesting repurchase of their securities.

                              DESCRIPTION OF NOTES

     We issued the convertible senior notes under a document called the "indenture." The indenture is a contract between us and BNY Midwest Trust Company, as trustee. Because this section is a summary, it does not describe every aspect of the convertible senior notes and the indenture that may be important to holders of such notes. In this section, we use capitalized words to signify defined terms that have been given special meaning in the indenture. We describe the meaning of only the more important terms. You should read the indenture itself for a full description of the terms of the convertible senior notes. Whenever we refer to particular defined terms, those defined terms are incorporated by reference here. In this section, references to "Charter Communications, Inc.", "we", "our" or "us" refer solely to Charter Communications, Inc., a Delaware corporation, and its successors under the indenture and not to any of its subsidiaries.

GENERAL

     The convertible senior notes are general, unsecured obligations of Charter Communications, Inc. The convertible senior notes are limited to $750,000,000 aggregate principal amount. We are required to repay the principal amount of the convertible senior notes in full on October 15, 2005. The convertible senior notes bear interest at the rate of 5.75% per annum from October 30, 2000. Interest is computed on the basis of a 360 day year of twelve thirty day months. We will pay interest on the convertible senior notes on April 15 and October 15 of each year, commencing on April 15, 2001.

     Holders of convertible senior notes may convert the convertible senior notes into shares of our Class A common stock initially at the conversion rate of 46.3822 shares per $1,000 principal amount of the convertible senior notes at any time before the close of business on the business day preceding October 15, 2005, unless the convertible senior notes have been previously redeemed or repurchased by us. The conversion rate may be adjusted as described below.

     We may redeem the convertible senior notes at our option at any time on or after October 15, 2003, in whole or in part, at the redemption prices set forth below under "-- Optional Redemption", plus accrued and unpaid interest to the redemption date. If there is a Change of Control of Charter Communications, Inc., holders of convertible senior notes may have the right to require us to repurchase convertible senior notes as described below under "-- Repurchase at Option of Holders Upon a Change of Control."

     The convertible senior notes are structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. Our subsidiaries have a substantial amount of existing debt and will incur substantial additional debt in the future. See "Risk Factors -- Our Business."

FORM, DENOMINATION, TRANSFER, EXCHANGE AND BOOK-ENTRY PROCEDURES

     The notes will be issued:

     - only in full registered form;

     - without interest coupons; and

     - in denominations of $1,000 and greater multiples.

     The convertible senior notes are evidenced by one or more global notes which were deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. as nominee of DTC. The global note and any convertible senior notes issued in exchange for the global note are subject to restrictions on transfer and will bear the legend regarding these restrictions set forth under "Notice to Investors." Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     The global note will not be registered in the name of any person, or exchanged for convertible senior notes that are registered in the name of any person, other than DTC or its nominee unless either of the following occurs:

     - DTC notifies us that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note; or

     - an Event of Default with respect to the convertible senior notes represented by the global note has occurred and is continuing;

In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered.

     DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

     - a holder of convertible senior notes cannot get convertible senior notes registered in such holder's name if they are represented by the global note;

     - a holder of convertible senior notes cannot receive certificated (physical) notes in exchange for such holder's beneficial interest in the global notes;

     - a holder of convertible senior notes will not be considered to be the owner or holder of the global note or any convertible senior note it represents for any purpose; and

     - all payments on the global note will be made to DTC or its nominee.

     The laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in definitive (certificated) form. These laws may limit the ability of a holder of convertible senior notes to transfer such holder's beneficial interests in the global note to these types of purchasers.

     Only institutions (such as a securities broker or dealer) that have accounts with DTC or its nominee (called "participants") and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants' interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

     Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC's same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

     We will make cash payments of interest on and principal of and the redemption or repurchase price of the global note, as well as any payment of Liquidated Damages, to Cede, the nominee for DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

     We have been informed that DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the convertible senior notes represented by the global note as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in convertible senior notes represented by the global note held through participants will be the responsibility of those participants.

     We will send any redemption notices to Cede. We understand that if less than all the convertible senior notes are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant to be redeemed.

     We also understand that neither DTC nor Cede will consent or vote with respect to the convertible senior notes. We have been advised that under its usual procedures, DTC will mail an

"omnibus proxy" to us as soon as possible after the record date. The omnibus proxy assigns Cede's consenting or voting rights to those participants to whose accounts the convertible senior notes are credited on the record date identified in a listing attached to the omnibus proxy.

     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

     DTC has advised us that it will take any action permitted to be taken by a holder of convertible senior notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the convertible senior notes represented by the global note as to which such participant or participants has or have given such direction.

     DTC has also advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC's or any participants' records relating to beneficial interests in the global note, including for payments made on the global note, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

CONVERSION RIGHTS

     A holder of a convertible senior note may, at such holder's option, convert any portion of the principal amount of any convertible senior note that is an integral multiple of $1,000 into shares of our Class A common stock at any time on or prior to the close of business on the business day prior to the maturity date, unless the convertible senior notes have been previously redeemed or repurchased, at a conversion rate of 46.3822 shares of common stock per $1,000 principal amount of convertible senior notes. The conversion rate is equivalent to a conversion price of approximately $21.56, subject to adjustment as set forth below. The right to convert a convertible senior note called for redemption or delivered for repurchase will terminate at the close of business on the business day prior to the redemption date or repurchase date for that convertible senior note, unless we default in making the payment due upon redemption or repurchase.

     A holder of a convertible senior note may convert all or part of any convertible senior note by delivering the convertible senior note at the corporate trust office of the trustee in the Borough of Manhattan, the City of New York, accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained by the trustee. The conversion date will be the date on which the convertible senior note and the duly signed and completed notice of conversion are so delivered.

     As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our Class A common stock issuable upon conversion, together with payment in lieu of any fraction of a share. The certificate will then be sent by the trustee to the conversion agent for delivery to the holder. The shares of our Class A common stock issuable upon conversion of the convertible senior notes will be fully paid and nonassessable and will rank equally with the other shares of our Class A common stock.

     If a holder of a convertible senior note surrenders a convertible senior note for conversion on a date that is not an interest payment date, that holder will not be entitled to receive any interest for the period from the next preceding interest payment date to the conversion date, except as described below in this paragraph. Any convertible senior note surrendered for conversion during the period from the close of business on any Regular Record Date (as defined below under "--Payment and Conversion") to the opening of business on the next succeeding interest payment date (except notes (or portions thereof) called for redemption on a redemption date for which the right to convert would terminate during such period) must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of convertible senior notes being surrendered for conversion. In the case of any convertible senior note which has been converted after any Regular Record Date but before the next succeeding interest payment date, interest payable on such interest payment date shall be payable on such interest payment date notwithstanding such conversion, and such interest shall be paid to the holder of such convertible senior note on such Regular Record Date.

     No other payment or adjustment for interest, or for any dividends in respect of our Class A common stock, will be made upon conversion. Holders of our Class A common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our Class A common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares upon conversion. Instead, we will pay cash based on the market price of our Class A common stock at the close of business on the conversion date or round up the number of shares of Class A common stock issuable upon conversion of the convertible senior notes to the nearest whole share.

     No payment of taxes or duties relating to the issue or delivery of shares of our Class A common stock will be required on conversion but payment of any tax or duty relating to any transfer involved in the issue or delivery of shares of our Class A common stock in a name other than the holder's name will be required. Certificates representing shares of our Class A common stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

     The conversion rate will be subject to adjustment for, among other things:

     - dividends (and other distributions) payable in our Class A common stock on shares of our capital stock;

     - the issuance to all holders of our Class A common stock of rights, options or warrants entitling them to subscribe for or purchase our Class A common stock at less than the then Current Market Price of such Class A common stock (determined as provided in the indenture) as of the record date for shareholders entitled to receive such rights, options or warrants;

     - subdivisions, combinations and reclassifications of our Class A common stock;

     - distributions to all holders of our Class A common stock of evidences of indebtedness of Charter Communications, Inc., shares of capital stock, cash or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above, dividends and distributions paid exclusively in cash and distributions upon mergers or consolidations);

     - distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in the immediately preceding clause, or cash distributed upon a merger or consolidation as discussed below) to all holders of our Class A common stock in an aggregate amount that, combined together with (1) other such all-cash distributions made within the preceding 365-day period in respect of which no adjustment has been made and (2) any cash and the fair market value of other consideration payable in connection with any tender offer by us or any of our subsidiaries for our Class A common stock concluded within the preceding 365-day period in respect of which no adjustment has been made, exceeds 12.5% of our market capitalization (being the product of the Current Market Price per share of the Class A common stock on the record date for such distribution and the number of shares of Class A common stock then outstanding); and

     - the successful completion of a tender offer made by us or any of our subsidiaries for our Class A common stock which involves an aggregate consideration that, combined together with (1) any cash and other consideration payable in a tender offer by us or any of our subsidiaries for our Class A common stock expiring within the 365-day period preceding the expiration of such tender offer in respect of which no adjustment has been made and (2) the aggregate amount of any such all-cash distributions referred to in the immediately preceding clause above to all holders of our Class A common stock within the 365-day period preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 12.5% of our market capitalization on the expiration of such tender offer.

     We reserve the right to effect such increases in the conversion rate in addition to those required by the foregoing provisions as we consider to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. We will not be required to make any adjustment to the conversion rate until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will compute all adjustments to the conversion rate and will give notice by mail to holders of the convertible senior notes of any adjustments.

     In case of any consolidation or merger of Charter Communications, Inc. with or into another entity or any merger of another entity into Charter Communications, Inc. (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of our Class A common stock), or in case of any sale or transfer of all or substantially all of our assets, each convertible senior note then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Class A common stock into which the convertible senior notes were convertible immediately prior to the consolidation, merger, sale or transfer.

     We may increase the conversion rate for any period of at least 20 days, upon at least 15 days notice, if our Board of Directors determines that the increase would be in our best interest. The Board of Directors' determination in this regard will be conclusive. We will give holders of convertible senior notes at least 15 days notice of such an increase in the conversion rate. Any increase, however, will not be taken into account for purposes of determining whether the closing price of our Class A common stock exceeds the conversion price by 105% in connection with an event which otherwise would be a Change of Control as defined below.

     We may also increase the conversion rate for the remaining term of the convertible senior notes or any shorter period in order to avoid or diminish any income tax to any holders of shares of our Class A common stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes. If at any time we make a distribution of property to our shareholders that would be taxable to such shareholders as a dividend for United States federal income tax purposes, such as distributions of evidences of indebtedness or assets of Charter Communications, Inc., but generally not stock dividends on Class A common stock or rights to subscribe for

Class A common stock, and, pursuant to the adjustment provisions of the indenture, the number of shares into which convertible senior notes are convertible is increased, that increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of convertible senior notes; in specified other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of the Class A common stock. See "Summary of Certain United States Federal Income Tax Considerations for Holders of Convertible Senior Notes and Shares of Class A Common Stock Issuable Upon Conversion -- United States Federal Income Taxation of U.S. Holders."

OPTIONAL REDEMPTION

     On or after October 15, 2003, we may redeem the convertible senior notes, in whole or in part, in cash at the prices set forth below. If we elect to redeem all or part of the convertible senior notes, we will give at least 30 but no more than 60 days notice to the holders of the convertible senior notes.

     The redemption price, expressed as a percentage of principal amount, is as follows for the 12-month periods beginning on October 15 of the following years:

                                                              REDEMPTION
                            YEAR                                PRICE
                            ----                              ----------
2003........................................................    102.30%
2004........................................................    101.15%

and thereafter is equal to 100% of the principal amount, in each case together with accrued interest to the date of redemption.

     No sinking fund is provided for the convertible senior notes, which means that the indenture does not require us to redeem or retire the convertible senior notes periodically.

     We may, to the extent permitted by applicable law, at any time purchase convertible senior notes in the open market, by tender at any price or by private agreement. Any convertible senior note that we purchase may, to the extent permitted by applicable law and subject to restrictions contained in the purchase agreement with the initial purchasers, be re-issued or resold or may, at our option, be surrendered to the trustee for cancellation. Any convertible senior notes surrendered for cancellation may not be re-issued or resold and will be canceled promptly.

PAYMENT AND CONVERSION

     Payment of any interest on the convertible senior notes will be made to the person in whose name the convertible senior note, or any predecessor note, is registered at the close of business on the April 1 or the October 1 (whether or not a business day) immediately preceding the relevant interest payment date (a "Regular Record Date"). Payments on any global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the convertible senior notes, including any global note, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our agents or the trustee's agents has or will have any responsibility or liability for (1) any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global note, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global note, or (2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

     We will not be required to make any payment on the convertible senior notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

     Convertible senior notes may be surrendered for conversion at the corporate trust office of the trustee in the Borough of Manhattan, The City of New York. Convertible senior notes surrendered for conversion must be accompanied by appropriate notices and any payments in respect of interest or taxes, as applicable, as described above under "-- Conversion Rights."

     We have initially appointed the trustee as paying agent and conversion agent. We may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. However, until the convertible senior notes have been delivered to the trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the convertible senior notes have been made available for payment and either paid or returned to us as provided in the indenture, the trustee will maintain an office or agency in the Borough of Manhattan, the City of New York for surrender of convertible senior notes for conversion. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with "-- Notices" below.

     All moneys deposited with the trustee or any paying agent, or then held by us, in trust for the payment of principal of, premium, if any, or interest on any convertible senior notes which remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and you will then look only to us for payment.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE OF CONTROL

     If a Change of Control occurs, the holders of convertible senior notes will have the right, at their option, to require us to repurchase all of their convertible senior notes not previously called for redemption, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000, pursuant to a "Change of Control Offer." In the Change of Control Offer, we will offer a "Change of Control Payment" in cash (or, as described below, shares of our Class A common stock) equal to 100% of the aggregate principal amount of the convertible senior notes to be repurchased, together with interest accrued to, but excluding, the repurchase date.

     At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in shares of our Class A common stock valued at 95% of the average of the closing prices of our Class A common stock for the five trading days immediately preceding and including the fifth trading day prior to the repurchase date. We may only pay the repurchase price in shares of our Class A common stock if we satisfy conditions provided in the indenture.

     A Change of Control means the occurrence of any of the following:

          (1) the sale, transfer, conveyance, lease or other disposition (including by way of liquidation or dissolution, but excluding by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Charter Communications, Inc. and its subsidiaries, taken as a whole, to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act);

          (2) the adoption of a plan relating to the liquidation or dissolution of Charter Communications, Inc.;

          (3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any "person" (as defined above), other than Mr. Allen and Related Parties, becomes the beneficial owner, directly or indirectly, of more than 35% of the Voting Stock of Charter Communications, Inc., measured by voting power rather than number of shares, unless Mr. Allen or a Related Party beneficially owns, directly or indirectly, a greater percentage of Voting Stock of Charter Communications, Inc., measured by voting power rather than number of shares, than such person;

          (4) after the issue date, the first day on which a majority of the members of the board of directors of Charter Communications, Inc. are not Continuing Directors; or

          (5) Charter Communications, Inc. consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, Charter Communications, Inc., in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Charter Communications, Inc. is converted into or exchanged for cash securities or other property, other than any such transaction where the Voting Stock of Charter Communications, Inc. outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee person immediately after giving effect to such issuance.

     However, a Change of Control will not be deemed to have occurred if either
(A) the closing price per share of our Class A common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the Change of Control or the public announcement of the Change of Control, in the case of a Change of Control relating to an acquisition of Voting Stock, or the period of 10 consecutive trading days ending immediately before the Change of Control, in the case of Change of Control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the convertible senior notes in effect on each of those trading days or (B) all of the consideration (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in a merger or consolidation otherwise constituting a Change of Control under clause (3) and/or clause (5) above issuable to the holders of our Class A common stock, consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market (or will be so traded or quoted immediately following such merger or consolidation) and as a result of such merger or consolidation the convertible senior notes become convertible into such common stock. For purposes of these provisions the conversion price is equal to $1,000 divided by the conversion rate then in effect.

     Within ten days following any Change of Control, we will mail a notice to each holder of the convertible senior notes and the trustee describing the transaction or transactions that constitute the Change of Control, offering to repurchase the convertible senior notes on a certain date (which shall not exceed 30 business days from the date of such notice) (the "Change of Control Payment Date") specified in such notice and specifying whether the repurchase price will be payable in cash or shares of Class A common stock, pursuant to the procedures required by the indenture and described in such notice. Rule 13e-4 under the Exchange Act requires the dissemination of prescribed information to securityholders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to a holder of the convertible senior notes. We will comply with this rule to the extent it applies at that time and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the convertible senior notes as a result of a Change of Control.

     On the Change of Control Payment Date, we will, to the extent lawful:

          (1) accept for payment all the convertible senior notes or portions thereof properly tendered pursuant to the Change of Control Offer;

          (2) if the Change of Control Payment is to be paid in cash, deposit with the paying agent an amount equal to the Change of Control Payment in respect of all the convertible senior notes or portions thereof so tendered, or if the Change of Control Payment is to be paid in shares of our Class A common stock, instruct the transfer agent to issues shares representing such Change of Control Payment; and

          (3) deliver or cause to be delivered to the trustee the convertible senior notes so accepted together with an officers' certificate stating the aggregate principal amount of convertible senior notes or portions thereof being purchased by us.
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

     The paying agent or, in the event we are paying the Change of Control Payment in shares of our Class A common stock, the trustee will promptly mail to each holder of convertible senior notes so tendered the Change of Control Payment for such convertible senior notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new convertible senior note equal in principal amount or principal amount at maturity, as applicable, to any unpurchased portion of the convertible senior notes surrendered, if any; provided that each such new convertible senior note will be in a principal amount or principal amount at maturity, as applicable, of $1,000 or an integral multiple thereof.

     A holder of the convertible senior notes will also have the right, at its option, to require us to repurchase all of such holder's convertible senior notes not previously called for redemption or repurchase, or any portion of the principal amount thereof, equal to $1,000 or an integral multiple thereof, if at any time, (1) Mr. Allen or any of his Affiliates (as defined below) purchases, in a transaction or series of transactions, shares of our Class A common stock, and solely as a result of such purchases, the aggregate number of shares of Class A common stock held by Mr. Allen and his Affiliates exceeds 70% of the total number of shares of Class A common stock issued and outstanding at such time and (2) the closing price per share of the Class A common stock for any five trading days within the period of the 10 consecutive trading days immediately after the later of the last date of such purchases or the public announcement of such purchase is less than 100% of the conversion price of the convertible senior notes in effect on each of those trading days, we will offer a payment equal to 100% of the aggregate principal amount of the convertible senior notes to be repurchased together with interest accrued to, but excluding, the repurchase date, provided that such repurchase price may not be paid in shares of Class A common stock. For purposes of this "Description of Notes", such event shall constitute a "Change of Control" and we will follow procedures substantially similar to the procedures for a Change of Control Offer as outlined above and described further in the indenture.

     For purposes of the foregoing paragraph, a purchase will not include any shares of our Class A common stock acquired by Mr. Allen or his Affiliates as a result of the exchange or conversion of membership units of Charter Communications Holding Company or shares of our Class B common stock, and the calculation of the number of shares of Class A common stock held by Mr. Allen and his Affiliates will not include securities exchangeable or convertible into shares of Class A common stock. An "Affiliate" means any person in which Mr. Allen, directly or indirectly, owns at least a 50.1% equity interest, provided that Charter Communications, Inc., Charter Communications Holding Company or any of its subsidiaries shall not be included in such definition.

     The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the indenture are applicable. Except as described above, the indenture does not contain provisions that permit the holders of the convertible senior notes to require that we repurchase or redeem the convertible senior notes in the event of a takeover, recapitalization or similar transaction.

     We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all of the convertible senior notes validly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Charter Communications, Inc. and our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of convertible senior notes to require us to repurchase such convertible senior notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Charter Communications, Inc. and our subsidiaries, taken as a whole, to another Person or group may be uncertain.

     The foregoing provisions would not necessarily provide a holder of convertible senior notes with protection if we are involved in a highly leveraged or other transaction that may adversely affect such holder.

     If a Change of Control were to occur, we cannot assure a holder of convertible senior notes that we would have sufficient funds to pay the repurchase price for all the convertible senior notes tendered by the holders. Restrictions in our subsidiaries' credit facilities limit our ability to fund such repurchases. See "Risk Factors -- Our Business" and "Risk Factors -- The Offering" for a discussion of these restrictions and limitations.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     We may not, directly or indirectly, (1) consolidate or merge with or into another person (whether or not we are the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of our properties or assets, in one or more related transactions, to another person; unless:

          (A) either:

          (i) we are the surviving corporation; or

          (ii) the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a person organized or existing under the laws of the United States, any state thereof or the District of Columbia (provided that if the person formed by or surviving any such consolidation or merger with us is not a corporation, a corporate co-issuer shall also be an obligor with respect to the convertible senior notes);

          (B) the Person formed by or surviving any such consolidation or merger (if other than us) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all our obligations under the convertible senior notes and the indenture pursuant to an agreement reasonably satisfactory to the trustee; and

          (C) immediately after such transaction, no Default or Event of Default exists.

     In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other person.

     These provisions will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among (i) Charter Communications, Inc. and Charter Communications Holding Company or (ii) Charter Communications, Inc. and any of the wholly owned subsidiaries of Charter Communications Holding Company.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default with respect to the convertible senior notes:

     - default for 30 days in the payment when due of interest, including Liquidated Damages, on the convertible senior notes;

     - default in payment when due of the principal of or premium, if any, on the convertible senior notes;

     - failure to comply with the notice and repurchase provisions described under the captions "--Repurchase at Option of Holders Upon a Change of Control";

     - failure for 30 days after written notice thereof has been given to us by the trustee or to us and the trustee by holders of at least 25% of the aggregate principal amount of the convertible senior notes outstanding to comply with any of the other covenants or agreements in the indenture;

     - default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our significant subsidiaries (or the payment of which is guaranteed by us or any of our significant subsidiaries) whether such indebtedness or guarantee now exists, or is created after the issue date, if that default:

             (a) is caused by a failure to pay at final stated maturity the principal amount on such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default (a "Payment Default"); or

             (b) results in the acceleration of such indebtedness prior to its express maturity,

       and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100 million or more; and

     - specified events of bankruptcy, insolvency or reorganization involving us or any of our significant subsidiaries.

     In the case of an Event of Default arising from events of bankruptcy, insolvency or reorganization with respect to us, all outstanding convertible senior notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding convertible senior notes may declare all convertible senior notes to be due and payable immediately.

     Holders of the convertible senior notes may not enforce the indenture or the convertible senior notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding convertible senior notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the convertible senior notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the convertible senior notes then outstanding by notice to the trustee may on behalf of the holders of all of the convertible senior notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of or premium on the convertible senior notes.

     We will be required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, we will be required to deliver to the trustee a statement specifying such Default or Event of Default.

MEETINGS, MODIFICATION AND WAIVER

     The indenture contains provisions for convening meetings of the holders of the convertible senior notes to consider matters affecting their interests.

     Certain limited modifications of the indenture may be made without the necessity of obtaining the consent of the holders of the convertible senior notes. Other modifications and amendments of the indenture may be made, and certain past defaults by us may be waived, either (i) with the written consent of the holders of not less than a majority in aggregate principal amount of the convertible senior notes then outstanding or (ii) by the adoption of a resolution, at a meeting of holders of the convertible senior notes at which a quorum is present, by the holders of at least 66 2/3% in aggregate principal amount of the convertible senior notes represented at such meeting or, if less, holders of not less than a majority in aggregate principal amount of the convertible senior notes then outstanding. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the convertible senior notes then outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

     However, a modification or amendment requires the consent of the holder of each outstanding convertible senior note affected if it would:

     - change the stated maturity of the principal or interest of a convertible senior note;

     - reduce the principal amount of, or any premium or interest on, any convertible senior note;

     - reduce the amount payable upon a redemption or mandatory repurchase;

     - modify the provisions with respect to the repurchase rights of holders of convertible senior notes in a manner adverse to the holders;

     - change the place or currency of payment on a convertible senior note;

     - impair the right to institute suit for the enforcement of any payment on any convertible senior note;

     - modify our obligation to maintain an office or agency in New York City;

     - adversely affect the right to convert the convertible senior notes;

     - modify our obligation to deliver information required under Rule 144A to permit resales of the convertible senior notes and shares of Class A common stock issued upon conversion of the convertible senior notes if we cease to be subject to the reporting requirements under the Exchange Act;

     - reduce the above-stated percentage of the principal amount of the holders whose consent is needed to modify or amend the indenture;

     - reduce the percentage of the principal amount of the holders whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; or

     - reduce the percentage required for the adoption of a resolution or the quorum required at any meeting of holders of convertible senior notes at which a resolution is adopted.

     The holders of a majority in aggregate principal amount of the then outstanding convertible senior notes may waive compliance by us with certain restrictive provisions of the indenture by written consent. Holders of at least 66 2/3% in aggregate principal amount of convertible senior notes represented at a meeting or, if less, holders of not less than a majority in aggregate principal amount of the convertible senior notes then outstanding may also waive compliance by us with certain restrictive provisions of the indenture by the adoption of a resolution at the meeting if a quorum of holders are present and certain other conditions are met. The holders of a majority in aggregate principal amount of the then outstanding convertible senior notes also may waive by written consent any past default under the indenture, except a default in the payment of principal, premium, if any, or interest which has not been cured.

REGISTRATION RIGHTS

     The registration statement of which this prospectus forms a part has been filed under the terms of a registration rights agreement which we entered into with the initial purchasers (the "Registration Rights Agreement"). In the Registration Rights Agreement, we agreed, for the benefit of the holders of the convertible senior notes and the shares of Class A common stock issuable upon conversion of the convertible senior notes (together, the "Registrable Securities") that we would, at our expense:

     - file with the SEC, within 90 days after the date the convertible senior notes are originally issued, a shelf registration statement covering resales of the Registrable Securities, subject to our right to postpone the filing of the shelf registration statement for an additional 90 days in limited circumstances;

     - use our reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act within 180 days after the date the convertible senior notes are originally issued, subject to our right to postpone having the shelf registration statement declared effective for an additional 90 days in limited circumstances; and

     - use our reasonable efforts to keep effective the shelf registration statement until two years after the date the convertible senior notes are issued or, if earlier, until there are no outstanding Registrable Securities (the "Effectiveness Period").

     We will be permitted to suspend the use of the prospectus that is part of the shelf registration statement in connection with the sales of Registrable Securities during prescribed periods of time for reasons relating to pending corporate developments, public filings with the SEC and other events. Following the effectiveness of the registration statement of which this prospectus forms a part, we will provide to each holder of Registrable Securities copies of this prospectus, notify each holder that the shelf registration statement has become effective and take certain other actions required to permit public resales of the Registrable Securities.

     We may, upon written notice to all the holders of Registrable Securities, postpone filing the shelf registration statement or having the shelf registration statement declared effective, in each case, for a reasonable period not to exceed 90 days if we possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole or if any financial statements or other financial information required to be included in the shelf registration statement are not yet available and we are not at the time otherwise required to file such financial statements or financial information under the Exchange Act. Notwithstanding any such postponement, additional interest ("Liquidated Damages") will accrue on the convertible senior notes (or on the shares of Class A common stock into which any convertible senior notes have been converted) if either of the following events ("Registration Defaults") occurs:

     - on or prior to 90 days following the date the convertible senior notes were originally issued, a shelf registration statement has not been filed with the SEC; or

     - on or prior to 180 days following the date the convertible senior notes were originally issued, the shelf registration statement is not declared effective.

     In that case, Liquidated Damages will accrue on the Registrable Securities from and including the day following the Registration Default to but excluding the day on which the Registration Default has been cured. Liquidated Damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the Liquidated Damages began to accrue. Liquidated Damages accrue either on the principal amount of the convertible senior notes or based on the conversion price of Class A common stock issued upon conversion of the convertible senior notes.

     The rates at which Liquidated Damages will accrue will be as follows:

     - 0.25% of the principal amount (or the conversion price) per annum to and including the 90th day after the Registration Default; and

     - 0.50% of the principal amount (or the conversion price) per annum from and after the 91st day after the Registration Default.

     In addition, Liquidated Damages will accrue if:

     - the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of Registrable Securities from making sales under the shelf registration statement, for more than 45 days, whether or not consecutive during any 90-day period; or

     - the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of Registrable Securities from making sales under the shelf registration statement, for more than 90 days, whether or not consecutive, during any 12-month period.

     In either event, Liquidated Damages will accrue at a rate of 0.50% of the principal amount (or the conversion price) per annum from the 46th day of the 90-day period or the 91st day of the 12-month period. The Liquidated Damages will continue to accrue until the earlier of the following:

     - the time the shelf registration statement again becomes effective or the holders of Registrable Securities are again able to make sales under the shelf registration statement, depending on which event triggered the increase in interest rate; or

     - the date the Effectiveness Period expires.

     A holder who elects to sell any Registrable Securities pursuant to the shelf registration statement of which this prospectus forms a part is required to be named as a selling security holder in this prospectus, may be required to deliver a prospectus to purchasers, may be subject to certain civil liability provisions under the Securities Act in connection with those sales and is bound by the provisions of the Registration Rights Agreement that apply to a holder making such an election, including certain indemnification provisions.

     No holder of Registrable Securities is entitled to be named as a selling security holder in this prospectus, and no holder of Registrable Securities is entitled to use this prospectus for offers and resales of Registrable Securities at any time, unless such holder has returned a completed and signed Notice and Questionnaire to us. Holders of Registrable Securities will, however, have at least 28 calendar days from the date on which the Notice and Questionnaire is first mailed to them to return a completed and signed Notice and Questionnaire to us.

     Beneficial owners of Registrable Securities who have not returned a Notice and Questionnaire by the questionnaire deadline described above may receive another Notice and Questionnaire from us upon request. Following our receipt of a completed and signed Notice and Questionnaire, we will include the Registrable Securities covered thereby in the shelf registration statement, subject to restrictions on the timing and number of supplements to the shelf registration statement provided in the Registration Rights Agreement.

     We have agreed in the Registration Rights Agreement to use our reasonable efforts to cause the shares of Class A common stock issuable upon conversion of the convertible senior notes to be quoted on the Nasdaq National Market. However, if the Class A common stock is not then quoted on the Nasdaq National Market, we will use our reasonable efforts to cause the shares of Class A common stock issuable upon conversion of the convertible senior notes to be quoted or listed on whichever market or exchange the shares of Class A common stock is then quoted or listed, upon effectiveness of the shelf registration statement.

     This summary of certain provisions of the Registration Rights Agreement may not contain all the information important to you. You may request from us a copy of the Registration Rights Agreement.

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

NOTICES

     Notice to holders of the convertible senior notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

     Notice of a redemption of convertible senior notes will be given not less than 30 nor more than 60 days prior to the redemption date and will specify the redemption date. A notice of redemption of the convertible senior notes will be irrevocable.

REPLACEMENT OF NOTES

     We will replace any convertible senior note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated convertible senior notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed convertible senior note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the convertible senior note before a replacement convertible senior note will be issued.

PAYMENT OF STAMP AND OTHER TAXES

     We will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the convertible senior notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

GOVERNING LAW

     The indenture and the convertible senior notes are governed by and construed in accordance with the laws of the State of New York.

CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of Charter Communications, Inc., the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding convertible senior notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indentures at the request of any holder of convertible senior notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

     No director, officer, employee, incorporator or shareholder of Charter Communications, Inc. as such shall have any liability for any obligations of Charter Communications, Inc. under the convertible senior notes or the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of convertible senior notes by accepting a convertible senior note waives and releases all such liability. The waiver and release will be part of the consideration for issuance of the convertible senior notes. The waiver may not be effective to waive liabilities under the federal securities laws.

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               DESCRIPTION OF CAPITAL STOCK AND MEMBERSHIP UNITS

GENERAL

     Our capital stock and the provisions of our restated certificate of incorporation and bylaws are as described below. These summaries are qualified by reference to the restated certificate of incorporation and the bylaws, copies of which have been filed with the Securities and Exchange Commission and are incorporated by reference hereto.

     Our authorized capital stock consists of 1.750 billion shares of Class A common stock, par value $.001 per share, 750 million shares of Class B common stock, par value $.001 per share, and 250 million shares of preferred stock, par value $.001 per share.

     Our restated certificate of incorporation and Charter Communications Holding Company's amended and restated limited liability company agreement contain provisions that are designed to cause the number of shares of our common stock that are outstanding to equal the number of common membership units of Charter Communications Holding Company owned by Charter Communications, Inc. and to cause the value of a share of common stock to be equal to the value of a common membership unit. These provisions are meant to allow a holder of our common stock to easily understand the economic interest that such holder's common shares represent of Charter Communications Holding Company's business.

     In particular, provisions in our restated certificate of incorporation provide that:

     (1) at all times the number of shares of our common stock outstanding will be equal to the number of Charter Communications Holding Company common membership units owned by Charter Communications, Inc.;

     (2) Charter Communications, Inc. will not hold any assets other than, among other allowable assets:

          - working capital and cash held for the payment of current obligations and receivables from Charter Communications Holding Company;

          - common membership units of Charter Communications Holding Company;
            and

          - obligations and equity interests of Charter Communications Holding Company that correspond to obligations and equity interests issued by Charter Communications, Inc.;

     (3) Charter Communications, Inc. will not borrow any money or enter into any capital lease unless Charter Communications Holding Company enters into the same arrangements with Charter Communications, Inc. so that Charter Communications, Inc.'s liability flows through to Charter Communications Holding Company.

     Provisions in Charter Communications Holding Company's amended and restated limited liability company agreement provide that upon the contribution by Charter Communications, Inc. of assets acquired through the issuance of common stock by Charter Communications, Inc., Charter Communications Holding Company will issue to Charter Communications, Inc. an equal number of common membership units as Charter Communications, Inc. issued shares of common stock. In the event of the contribution by Charter Communications, Inc. of assets acquired through the issuance of indebtedness or preferred interests of Charter Communications, Inc., Charter Communications Holding Company will issue to Charter Communications, Inc. a corresponding obligation to allow Charter Communications, Inc. to pass through to Charter Communications Holding Company these liabilities or preferred interests.

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

COMMON STOCK

     As of December 31, 2000, there were 233,702,282 shares of Class A common stock issued and outstanding and 50,000 shares of Class B common stock issued and outstanding. If, as described below, all shares of Class B common stock convert to shares of Class A common stock as a result of dispositions by Mr. Allen and his affiliates, the holders of Class A common stock will be entitled to elect all members of the board of directors, other than any members elected separately by the holders of any preferred shares.

     VOTING RIGHTS. The holders of Class A common stock and Class B common stock generally have identical rights, except:

     - each Class A common shareholder is entitled to one vote per share; and

     - each Class B common shareholder is entitled to a number of votes based on the number of outstanding Class B common stock and Charter Communications Holding Company membership units exchangeable for Class B common stock. For example, Mr. Allen is entitled to ten votes for each share of Class B common stock held by him or his affiliates and ten votes for each membership unit held by him or his affiliates; and

     - the Class B common shareholders have the sole power to vote to amend or repeal the provisions of our restated certificate of incorporation relating to:

        (1) the activities in which Charter Communications, Inc. may engage;

        (2) the required ratio of outstanding shares of common stock to outstanding membership units owned by Charter Communications, Inc.; and

        (3) the restrictions on the assets and liabilities that Charter Communications, Inc. may hold.

     The effect of the provisions described in the final bullet point is that holders of Class A common stock have no right to vote on these matters. These provisions allow Mr. Allen, for example, to amend the restated certificate of incorporation to permit Charter Communications, Inc. to engage in currently prohibited business activities without having to seek the approval of holders of Class A common stock.

     The voting rights relating to the election of Charter Communications, Inc.'s board of directors are as follows:

     - The Class B common shareholders, voting separately as a class, are entitled to elect all but one member of our board of directors.

     - Class A and Class B common shareholders, voting together as one class, are entitled to elect the remaining member of our board of directors who is not elected by the Class B common shareholders.

     - Class A common shareholders and Class B common shareholders are not entitled to cumulate their votes in the election of directors.

     - In addition, Charter Communications, Inc. may issue one or more series of preferred stock that entitle the holders of such preferred stock to elect directors.

     Other than the election of directors and any matters where Delaware law or Charter Communications, Inc.'s restated certificate of incorporation or bylaws requires otherwise, all matters to be voted on by shareholders must be approved by a majority of the votes cast by the holders of shares of Class A common stock and Class B common stock present in person or

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

represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock.

     Amendments to Charter Communications, Inc.'s restated certificate of incorporation that would adversely alter or change the powers, preferences or special rights of the Class A common stock or the Class B common stock must be approved by a majority of the votes entitled to be cast by the holders of the outstanding shares of the affected class, voting as a separate class. In addition, the following actions by Charter Communications, Inc. must be approved by the affirmative vote of the holders of at least a majority of the voting power of the outstanding Class B common stock, voting as a separate class:

     - the issuance of any Class B common stock other than to Mr. Allen and his affiliates and other than pursuant to specified stock splits and dividends;

     - the issuance of any stock other than Class A common stock (and other than Class B common stock as described above); and

     - the amendment, modification or repeal of any provision of its restated certificate of incorporation relating to capital stock or the removal of directors.

     Charter Communications, Inc. will lose its rights to manage the business of Charter Communications Holding Company and Charter Investment will become the sole manager of Charter Communications Holding Company if at any time a court holds that the holders of the Class B common stock no longer:

     - have the number of votes per share of Class B common stock described above;

     - have the right to elect, voting separately as a class, all but one member of Charter Communications Inc.'s board of directors, except for any directors elected separately by the holders of preferred stock; or

     - have the right to vote as a separate class on matters that adversely affect the Class B common stock with respect to:

        (1) the issuance of equity securities of Charter Communications, Inc. other than the Class A common stock; or

        (2) the voting power of the Class B common stock.

     These provisions are contained in the amended and restated limited liability company agreement of Charter Communications Holding Company. The Class B common stock could lose these rights if a holder of Class A common stock successfully challenges in a court proceeding the voting rights of the Class B common stock. In any of these circumstances, Charter Communications, Inc. would also lose its 100% voting control of Charter Communications Holding Company as provided in Charter Communications Holding Company's amended and restated limited liability company agreement. These provisions exist to assure Mr. Allen that he will be able to control Charter Communications Holding Company in the event he was no longer able to control Charter Communications, Inc. through his ownership of Class B common stock. These events could have a material adverse impact on our business and the market price of the Class A common stock and the convertible senior notes. See "Risk Factors -- Our Structure."

     DIVIDENDS. Holders of Class A common stock and Class B common stock will share ratably (based on the number of shares of common stock held) in any dividend declared by our board of directors, subject to any preferential rights of any outstanding preferred stock. Dividends

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

consisting of shares of Class A common stock and Class B common stock may be paid only as follows:

     - shares of Class A common stock may be paid only to holders of Class A common stock;

     - shares of Class B common stock may be paid only to holders of Class B common stock; and

     - the number of shares of each class of common stock payable per share of such class of common stock shall be equal in number.

     Our restated certificate of incorporation provides that we may not pay a stock dividend unless the number of outstanding Charter Communications Holding Company common membership units are adjusted accordingly. This provision is designed to maintain the equal value between shares of common stock and membership units and the one-to-one exchange ratio.

     CONVERSION OF CLASS B COMMON STOCK. Each share of outstanding Class B common stock will automatically convert into one share of Class A common stock if, at any time, Mr. Allen or any of his affiliates sells any shares of common stock of Charter Communications, Inc. or membership units of Charter Communications Holding Company and as a result of such sale, Mr. Allen and his affiliates no longer own directly and indirectly common stock and other equity interests in Charter Communications, Inc. and membership units in Charter Communications Holding Company that in total represent at least:

     - 20% of the sum of the values, calculated as of November 12, 1999, of the shares of Class B common stock directly or indirectly owned by Mr. Allen and his affiliates and the shares of Class B common stock for which outstanding Charter Communications Holding Company membership units directly or indirectly owned by Mr. Allen and his affiliates were exchangeable on that date, and

     - 5% of the sum of the values, calculated as of the measuring date, of shares of outstanding common stock and other equity interests in Charter Communications, Inc. and the shares of Charter Communications, Inc. common stock for which outstanding Charter Communications Holding Company membership units are exchangeable on such date.

     These provisions exist to assure that Mr. Allen will no longer be able to control Charter Communications, Inc. if after sales of his equity interests he owns an insignificant economic interest in our business. The conversion of all Class B common stock in accordance with these provisions would not trigger Charter Communications Holding Company's limited liability company agreement provisions described above whereby Charter Communications, Inc. would lose its management rights and special voting rights relating to Charter Communications Holding Company in the event of an adverse determination of a court affecting the rights of the Class B common stock.

     Each holder of a share of Class B common stock has the right to convert such share into one share of Class A common stock at any time on a one-for-one basis. If a Class B common shareholder transfers any shares of Class B common stock to a person other than an authorized Class B common shareholder, these shares of Class B common stock will automatically convert into shares of Class A common stock. Authorized Class B common shareholders are Paul G. Allen, entities controlled by Mr. Allen, Mr. Allen's estate, any organization qualified under
Section 501(c)(3) of the Internal Revenue Code that is Mr. Allen's beneficiary upon his death and certain trusts established by or for the benefit of Mr. Allen. In this context, "controlled" means the ownership of more than 50% of the voting power and economic interest of an entity and "transfer" means the transfer of record or beneficial ownership of any such share of Class B common stock.

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

     OTHER RIGHTS. Shares of Class A common stock and Class B common stock will be treated equally in the event of any merger or consolidation of Charter Communications, Inc. so that:

     - each class of common shareholders will receive per share the same kind and amount of capital stock, securities, cash and/or other property received by any other class of common shareholders, provided that any shares of capital stock so received may differ in a manner similar to the manner in which the shares of Class A common stock and Class B common stock differ; or

     - each class of common shareholders, to the extent they receive a different kind (other than as described above) or different amount of capital stock, securities, cash and/or other property than that received by any other class of common shareholders, will receive for each share of common stock they hold, stock, securities, cash and/or other property having a value substantially equivalent to that received by such other class of common shareholders.

     Upon Charter Communications, Inc.'s liquidation, dissolution or winding up, after payment in full of the amounts required to be paid to preferred shareholders, if any, all common shareholders, regardless of class, are entitled to share ratably in any assets and funds available for distribution to common shareholders.

     No shares of any class of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

PREFERRED STOCK

     Charter Communications, Inc.'s board of directors is authorized, subject to the approval of the holders of the Class B common stock, to issue from time to time up to an aggregate of 250 million shares of preferred stock in one or more series and to fix the numbers, powers, designations, preferences, and any special rights of the shares of each such series thereof, including:

     - dividend rights and rates;

     - conversion rights;

     - voting rights;

     - terms of redemption (including any sinking fund provisions) and redemption price or prices;

     - liquidation preferences; and

     - the number of shares constituting and the designation of such series.

     There are no shares of preferred stock outstanding. Charter Communications, Inc. has no present plans to issue any shares of preferred stock.

OPTIONS

     As of December 31, 2000, options to purchase a total of 21,438,230 membership units in Charter Communications Holding Company are outstanding pursuant to the 1999 Charter Communications Option Plan. Of these options, 3,520,797 have vested. In addition, an option to purchase 7,044,127 membership units in Charter Communications Holding Company is outstanding pursuant to an employment agreement and a related agreement with Mr. Kent, Charter Communications, Inc.'s chief executive officer. Of Mr. Kent's options, 3,522,064 have vested as of December 31, 2000. The membership units received upon exercise of any of the options described in this paragraph are automatically exchanged for shares of our Class A common stock on a one-for-one basis. In addition, a portion of the unvested options will vest each month.

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ANTI-TAKEOVER EFFECTS OF PROVISIONS OF CHARTER COMMUNICATIONS, INC.'S RESTATED
CERTIFICATE OF INCORPORATION AND BYLAWS

     Provisions of Charter Communications, Inc.'s restated certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

     SPECIAL MEETING OF SHAREHOLDERS. Our bylaws provide that, subject to the rights of holders of any series of preferred stock, special meetings of our shareholders may be called only by the chairman of our board of directors, our chief executive officer or a majority of our board of directors.

     ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. Our bylaws provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual meeting of shareholders, must provide timely prior written notice of their proposals. To be timely, a shareholder's notice must be received at our principal executive offices not less than 45 days nor more than 70 days prior to the first anniversary of the date on which we first mailed our proxy statement for the prior year's annual meeting. If, however, the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year's annual meeting, notice by the shareholder must be received not less than 90 days prior to the annual meeting or by the 10th day following the public announcement of the date of the meeting, whichever occurs later, and not more than 120 days prior to the annual meeting. Our bylaws specify requirements as to the form and content of a shareholder's notice. These provisions may limit shareholders in bringing matters before an annual meeting of shareholders or in making nominations for directors at an annual meeting of shareholders.

     AUTHORIZED BUT UNISSUED SHARES. The authorized but unissued shares of Class A common stock are available for future issuance without shareholder approval and, subject to approval by the holders of the Class B common stock, the authorized but unissued shares of Class B common stock and preferred stock are available for future issuance. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

MEMBERSHIP UNITS

     The Charter Communications Holding Company limited liability company agreement provides for three separate classes of common membership units designated Class A, Class B and Class C and one class of preferred membership units designated Class A. As of December 31, 2000, there were 572,848,756 Charter Communications Holding Company common membership units issued and outstanding and 3,006,202 preferred membership units issued and outstanding as described below.

     CLASS A COMMON MEMBERSHIP UNITS. As of December 31, 2000, there were a total of 324,300,479 issued and outstanding Class A common membership units consisting of 217,585,246 units owned by Charter Investment and 106,715,233 units owned by Vulcan Cable III, Inc.

     CLASS B COMMON MEMBERSHIP UNITS. As of December 31, 2000, there were a total of 233,752,282 issued and outstanding Class B common membership units all of which are owned by Charter Communications, Inc. In addition, as of December 31, 2000, there were 28,482,357 Class B common membership units underlying options issued under the 1999 Charter Communications Option Plan and under agreements with Mr. Kent. 7,042,861 of these units are subject to options that vested as of that date.

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     CLASS C COMMON MEMBERSHIP UNITS.  As of December 31, 2000, there were a total of 14,795,995 issued and outstanding Class C common membership units. These units are owned by some of the sellers in the Bresnan acquisition.

     CLASS A PREFERRED MEMBERSHIP UNITS. As of December 31, 2000, there were a total of 3,006,202 issued and outstanding Class A preferred membership units. These units are owned by some of the sellers in the Rifkin acquisition.

     Any matter requiring a vote of the members of Charter Communications Holding Company requires the affirmative vote of a majority of the Class B common membership units. Charter Communications, Inc. owns all Class B common membership units and therefore controls Charter Communications Holding Company. Because Mr. Allen owns high vote Class B common stock of Charter Communications, Inc. that entitles him to approximately 93.5% of the voting power of the outstanding common stock of Charter Communications, Inc., Mr. Allen controls Charter Communications, Inc. and through this company has voting control of Charter Communications Holding Company.

     The net cash proceeds that Charter Communications, Inc. receives from any issuance of shares of common stock will be immediately transferred to Charter Communications Holding Company in exchange for membership units equal in number to the number of shares of common stock issued by Charter Communications, Inc.

EXCHANGE AGREEMENTS

     Charter Communications, Inc. is a party to an agreement permitting Vulcan Cable III Inc., Charter Investment and any other affiliate of Mr. Allen to exchange at any time on a one-for-one basis any or all of their Charter Communications Holding Company common membership units for shares of Class B common stock. This exchange may occur directly or, at the election of the exchanging holder, indirectly through a tax-free reorganization such as a share exchange or a statutory merger of any Allen-controlled entity with and into Charter Communications, Inc. or a wholly owned subsidiary of Charter Communications, Inc. In the case of an exchange in connection with a tax-free share exchange or a statutory merger, shares of Class A common stock held by Mr. Allen or the Allen-controlled entity will also be exchanged for Class B common stock. Mr. Allen currently owns shares of Class A common stock as a result of the exercise of put rights granted to sellers in the Falcon acquisition and the Rifkin acquisition. Mr. Allen or his affiliates may in the future own additional shares of Class A common stock, for example, if they were required to purchase shares of Class A common stock as a result of the exercise of put rights granted to the Rifkin, Falcon and Bresnan sellers in respect of their shares of Class A common stock.

     Similar exchange agreements also permit all other holders of Charter Communications Holding Company common membership units, other than Charter Communications, Inc., to exchange at any time on a one-for-one basis any or all of their common membership units for shares of Class A common stock. These other holders include those sellers under the Bresnan acquisition that received common membership units of Charter Communications Holding Company in connection with that acquisition.

     Charter Communications Holding Company common membership units are exchangeable at any time for shares of our Class A common stock or, in the case of Mr. Allen and his affiliates, Class B common stock which is then convertible into shares of Class A common stock. The exchange agreements, Mr. Kent's option agreement and the Charter Communications Option Plan state that common membership units are exchangeable for shares of common stock at a value equal to the fair market value of the common membership units. The exchange ratio of common membership units to shares of Class A common stock will be one to one because Charter Communications, Inc. and Charter Communications Holding Company have been

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structured so that the fair market value of a share of the Class A common stock equals the fair market value of a common membership unit owned by Charter Communications, Inc.

     Our organizational documents achieve this result by:

     - limiting the assets and liabilities that Charter Communications, Inc. may hold; and

     - requiring the number of shares of our common stock outstanding at any time to equal the number of common membership units owned by Charter Communications, Inc.

     If we fail to comply with these provisions or they are changed, the exchange ratio may vary from one to one and will then be based on a pre-determined formula contained in the exchange agreements, Mr. Kent's option agreement and the 1999 Charter Communications Option Plan. This formula will be based on the then current relative fair market values of common membership units and common stock.

SPECIAL TAX ALLOCATION PROVISIONS

     OVERVIEW. Charter Communications Holding Company's amended and restated limited liability company agreement contains a number of provisions affecting allocation of tax losses and tax profits to its members. In some situations, these provisions could result in Charter Communications, Inc. having to pay income taxes in an amount that is more than it would have had to pay if these provisions did not exist. The purpose of these provisions is to allow Mr. Allen to take advantage for tax purposes of the losses expected to be generated by Charter Communications Holding Company. We do not expect that these special tax allocation provisions will materially affect our results of operations or financial condition.

     SPECIAL LOSS ALLOCATION PROVISIONS. The Charter Communications Holding Company amended and restated limited liability company agreement provides that, through the end of 2003, tax losses of Charter Communications Holding Company that would otherwise have been allocated to us based generally on the percentage of outstanding membership units will be allocated instead to the membership units held by Vulcan Cable III Inc. and Charter Investment, Inc. We expect that the effect of these special loss allocation provisions will be that Mr. Allen, through his investment in Vulcan Cable III Inc. and Charter Investment, Inc., will receive tax savings.

     Except as described below, the special loss allocation provisions should not adversely affect Charter Communications, Inc. or its shareholders. This is because Charter Communications, Inc. would not be in a position to benefit from tax losses until Charter Communications Holding Company generates allocable tax profits, and we do not expect Charter Communications Holding Company to generate tax profits for the foreseeable future.

     The special loss allocation provisions will reduce Mr. Allen's rights to receive distributions upon a liquidation of Charter Communications Holding Company if over time there are insufficient allocations to be made under the special profit allocation provisions described below to restore these distribution rights.

     SPECIAL PROFIT ALLOCATION PROVISIONS. The amended and restated limited liability company agreement further provides that, beginning at the time Charter Communications Holding Company first becomes profitable (as determined under the applicable federal income tax rules for determining book profits), tax profits that would otherwise have been allocated to Charter Communications, Inc. based generally on its percentage of outstanding membership units will instead be allocated to Mr. Allen, through the membership units held by Vulcan Cable III Inc. and Charter Investment. We expect that these special profit allocation provisions will provide tax savings to Charter Communications, Inc. and result in additional tax costs for Mr. Allen. The special profit allocations will also have the effect of restoring over time Mr. Allen's rights to

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receive distributions upon a liquidation of Charter Communications Holding
Company. These special profit allocations generally will continue until such time as Mr. Allen's rights to receive distributions upon a liquidation of Charter Communications Holding Company that had been reduced as a result of the special loss allocations have been fully restored. We cannot assure you that Charter Communications Holding Company will become profitable.

     POSSIBLE ADVERSE IMPACT FROM THE SPECIAL ALLOCATION PROVISIONS. In a number of situations, these special tax allocations could result in our having to pay more taxes than if the special tax allocation provisions had not been adopted.

     For example, the special profit allocation provisions may result in an allocation of tax profits to the membership units held by Vulcan Cable III Inc. and Charter Investment that is less than the amount of the tax losses previously allocated to these units pursuant to the special loss allocation provisions described above. In this case, we could be required to pay higher taxes but only commencing at the time when Mr. Allen's rights to receive distributions upon a liquidation of Charter Communications Holding Company have been fully restored as described above. These tax payments could reduce our reported net income for the relevant period.

     As another example, under their exchange agreement with Charter Communications, Inc., Vulcan Cable III Inc. and Charter Investment may exchange some or all of their membership units for Class B common stock prior to the date that the special profit allocation provisions have had the effect of fully restoring Mr. Allen's rights to receive distributions upon a liquidation of Charter Communications Holding Company. Charter Communications, Inc. will then be allocated tax profits attributable to the membership units it receives in such exchange pursuant to the special profit allocation provisions. As a result, Charter Communications, Inc. could be required to pay higher taxes in years following such an exchange of common stock for membership units than if the special tax allocation provisions had not been adopted. These tax payments could reduce our reported net income for the relevant period.

     However, we do not anticipate that the special tax allocations will result in Charter Communications, Inc. having to pay taxes in an amount that is materially different on a present value basis than the taxes that would be payable had the special tax allocation provisions not been adopted, although there is no assurance that a material difference will not result.

     IMPACT OF MERGER AND OTHER NON-TAXABLE TRANSACTIONS; MR. ALLEN'S REIMBURSEMENT OBLIGATIONS. Mr. Allen, through Vulcan Cable III Inc. and Charter Investment, has the right to transfer his Charter Communications Holding Company membership units in a non-taxable transaction, including a merger, to Charter Communications, Inc. for common stock. Such a transaction may occur prior to the date that the special profit allocation provisions have had the effect of fully restoring Mr. Allen's rights to receive distributions upon a liquidation of Charter Communications Holding Company. In this case, the following will apply.

     Vulcan Cable III Inc. or Charter Investment may elect to cause Charter Communications Holding Company to make additional special allocations in order to restore Mr. Allen's rights to receive distributions upon a liquidation of Charter Communications Holding Company. If this election is not made, or if an election is made but these additional special allocations are insufficient to restore these rights to Mr. Allen, Mr. Allen, Vulcan Cable III Inc. or Charter Investment, whichever person or entity receives the Class B common stock, will agree to make specified payments to Charter Communications, Inc. in respect of the common stock received. The payments will equal the amount that Charter Communications, Inc. actually pays in income taxes solely as a result of the allocation to it of tax profits because of the losses previously allocated to membership units transferred to it. Any of these payments would be made at the time Charter Communications, Inc. actually pays these income taxes.

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     BRESNAN SPECIAL ALLOCATION PROVISIONS.  Charter Communications Holding
Company's amended and restated limited liability company agreement contains provisions for special allocations of tax losses and tax profits between the Bresnan sellers receiving membership units on the one hand and Mr. Allen, through Vulcan Cable III Inc. and Charter Investment, Inc., on the other. Because of these provisions, Charter Communications, Inc. could under some circumstances be required to pay higher taxes in years following an exchange by the Bresnan sellers of membership units for shares of Class A common stock. However, we do not anticipate that any such exchange for Class A common stock will result in our having to pay taxes in an amount that is materially different on a present value basis than the taxes that would have been payable had the special allocations not been adopted, although there is no assurance that a material difference will not result.

     The effect of the special loss allocations discussed above is that Mr. Allen and some of the sellers in the Bresnan transaction receive tax savings while at the same time reducing their rights to receive distributions upon a liquidation of Charter Communications Holding Company. If and when special profit allocations occur, their rights to receive distributions upon a liquidation of Charter Communications Holding Company will be restored over time, and they will likely incur some additional tax costs.

OTHER MATERIAL TERMS OF THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF CHARTER COMMUNICATIONS HOLDING COMPANY

     GENERAL. Charter Communications Holding Company's amended and restated limited liability company agreement contains provisions that permit each member (and its officers, directors, agents, shareholders, members, partners or affiliates) to engage in businesses that may compete with the businesses of Charter Communications Holding Company or any subsidiary. However, the directors of Charter Communications, Inc., including Mr. Allen and Mr. Kent, are subject to fiduciary duties under Delaware corporate law that generally require them to present business opportunities in the cable transmission business to Charter Communications, Inc.

     The amended and restated limited liability company agreement restricts the business activities that Charter Communications Holding Company may engage in.

     TRANSFER RESTRICTIONS. The amended and restated limited liability company agreement restricts the ability of each member to transfer its membership interest unless specified conditions have been met. These conditions include:

     - the transfer will not result in the loss of any license or regulatory approval or exemption that has been obtained by Charter Communications Holding Company and is materially useful in its business as then conducted or proposed to be conducted;

     - the transfer will not result in a material and adverse limitation or restriction on the operations of Charter Communications Holding Company and its subsidiaries taken as a whole;

     - the proposed transferee agrees in writing to be bound by the limited liability company agreement; and

     - except for a limited number of permitted transfers under the limited liability company agreement, the transfer has been approved by the manager in its sole discretion.

     SPECIAL REDEMPTION RIGHTS RELATING TO CLASS A PREFERRED MEMBERSHIP
UNITS. The holders of Class A preferred membership units have the right under a separate redemption and put agreement to cause Charter Communications Holding Company to redeem their preferred membership units at specified redemption prices.

     SPECIAL RIGHTS GRANTED FORMER OWNERS OF BRESNAN. The amended and restated limited liability company agreement provides that Charter Communications, Inc. must provide the Bresnan sellers that are affiliates of Blackstone Group L.P. consultative rights reasonably acceptable to Charter Communications, Inc. so that, as long as these Bresnan sellers hold Class C common membership units, they may preserve their status and benefits they get from being a venture capital operating company.

     AMENDMENTS TO THE LIMITED LIABILITY COMPANY AGREEMENT. Any amendment to the limited liability company agreement generally may be adopted only upon the approval of a majority of the Class B common membership units. The agreement may not be amended in a manner that adversely affects the rights of any class of common membership units without the consent of holders holding a majority of the membership units of that class.

REGISTRATION RIGHTS

     HOLDERS OF CLASS B COMMON STOCK. Charter Communications, Inc., Mr. Allen, Charter Investment, Vulcan Cable III Inc., Mr. Kent, Mr. Babcock and Mr. Wood are parties to a registration rights agreement. The agreement gives Mr. Allen and his affiliates the right to cause us to register the shares of Class A common stock issued to them upon conversion of any shares of Class B common stock that they may hold. The agreement gives Messrs. Kent, Babcock and Wood the right to cause us to register the shares of Class A common stock issuable to them upon exchange of Charter Communications Holding Company membership units.

     This registration rights agreement provides that each eligible holder is entitled to unlimited "piggyback" registration rights permitting them to include their shares of Class A common stock in registration statements filed by us. These holders may also exercise their demand rights causing us, subject to specified limitations, to register their Class A shares, provided that the amount of shares subject to each demand has a market value at least equal to $50 million or, if the market value is less than $50 million, all of the Class A shares of the holders participating in the offering are included in such registration. We are obligated to pay the costs associated with all such registrations.

     Holders may elect to have their shares registered pursuant to a shelf registration statement if at the time of the election, Charter Communications, Inc. is eligible to file a registration statement on Form S-3 and the amount of shares to be registered has a market value equal to at least $100.0 million on the date of the election.

     Mr. Allen also has the right to cause Charter Communications, Inc. to file a shelf registration statement in connection with the resale of shares of Class A common stock then held by or issuable to specified sellers under the Falcon and Bresnan acquisitions that have the right to cause Mr. Allen to purchase equity interests issued to them as a result of these acquisitions.

     All shares of Class A common stock issuable to the registration rights holders in exchange for Charter Communications Holding Company membership units and upon conversion of outstanding Class B common stock and conversion of Class B common stock issuable to the registration rights holders upon exchange of Charter Communications Holding Company membership units are subject to the registration rights described above.

     RIFKIN SELLERS. In connection with the Rifkin acquisition, Charter Communications, Inc. registered the resale of the Class A common stock issued in exchange for the Charter Communications Holding Company Class A preferred membership units by specified Rifkin sellers on a shelf registration statement on Form S-1 in September 2000. The shelf registration will remain in effect for a period of at least two years following the date of the shelf registration statement or until all of the shares of underlying common stock have been sold as contemplated by the registration statement on Form S-1 or are no longer restricted securities under certain provisions of the Securities Act.

     FALCON SELLERS. The Falcon sellers are entitled to registration rights with respect to the shares of Class A common stock issued in exchange for Charter Communications Holding Company membership units received by them in connection with the Falcon acquisition.

     These Falcon sellers or their permitted transferees have "piggyback" registration rights and up to four "demand" registration rights with respect to these shares of Class A common stock. The demand registration rights must be exercised with respect to tranches of Class A common stock worth at least $40 million at the time of notice of demand or at least $60 million at the initial public offering price. A majority of the holders of Class A common stock making a demand may also require us, on a one-time basis, to file a shelf registration statement for shares worth a total of at least $100 million. Holders of 122,668 shares of Class A common stock issued to the Falcon sellers exercised their "piggyback" registration rights and registered such shares on the registration statement filed to register the shares held by Rifkin sellers as described above.

     BRESNAN SELLERS. The Bresnan sellers are entitled to registration rights with respect to the shares of Class A common stock issuable upon exchange of the Charter Communications Holding Company membership units and Class A Preferred Units in CC VIII, LLC held by them.

     We may register the shares of our Class A common stock issuable to the Bresnan sellers in exchange for these units for resale pursuant to a shelf registration statement on Form S-1 or Form S-3.

     The Bresnan sellers collectively have unlimited "piggyback" registration rights and up to four "demand" registration rights with respect to the Class A common stock issuable upon exchange for the membership units in Charter Communications Holding Company and Class A Preferred Units in CC VIII, LLC. The demand registration rights must be exercised with respect to tranches of Class A common stock worth at least $40 million at the time of notice of demand or at least $60 million at the initial public offering price. Holders of 24,215,749 shares of our Class A common stock issuable upon exchange of the CC VIII, LLC Class A Preferred Units to the Bresnan sellers have exercised their "piggyback" registration rights and registered such shares on the registration statement of which this prospectus forms a part.

     KALAMAZOO SELLER. The seller in the Kalamazoo acquisition and its permitted transferees are entitled to registration rights for the shares of Class A common stock issued in that transaction. The Kalamazoo seller was granted unlimited "piggyback" registration rights and up to two "demand" registration rights for shares of Class A common stock. The demand registration rights must be exercised for tranches of Class A common stock worth at least $25 million at the time of the notice of demand. A majority of the holders of Class A common stock making a demand may also require us, on a one-time basis, to file a shelf registration statement for shares worth a total of at least $50 million. Holders of 7,448,918 shares of our Class A common stock issued to the Kalamazoo seller exercised their "piggyback" registration rights and registered those shares on the registration statement of which this prospectus forms a part.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, L.L.C.

                            SELLING SECURITYHOLDERS

CONVERTIBLE SENIOR NOTES AND SHARES OF CLASS A COMMON STOCK ISSUABLE UPON CONVERSION

     We originally sold the convertible senior notes on October 30, 2000 and November 3, 2000 to Goldman Sachs & Co., Morgan Stanley Dean Witter, Bear, Stearns & Co. Inc. and Merrill Lynch & Co. The initial purchasers of the convertible senior notes have advised us that the convertible senior notes were resold in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers", as defined in Rule 144A of the Securities Act. These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the convertible senior notes and/or shares of the Class A common stock issuable upon conversion of the convertible senior notes pursuant to this prospectus.

     The convertible senior notes and the shares of Class A common stock issuable upon conversion of the convertible senior notes have been registered in accordance with the registration rights agreement. Pursuant to the registration rights agreement, we were required to file a registration statement with regard to the convertible senior notes and the shares of our Class A common stock issuable upon conversion of the convertible senior notes and we are required to keep the registration statement effective until the earliest of:

     (1) the sale of all the Registrable Securities registered under the registration rights agreement;

     (2) the expiration of the holding period applicable to these securities under Rule 144(k) under the Securities Act with respect to persons who are not our affiliates; or

     (3) there are no Registrable Securities outstanding.

     The selling securityholders may choose to sell convertible senior notes and/or the shares of Class A common stock issuable upon conversion of the convertible senior notes from time to time. See "Plan of Distribution."

SHARES OF CLASS A COMMON STOCK ISSUED AND ISSUABLE IN CONNECTION WITH OUR ACQUISITION OF CABLE SYSTEMS IN 2000

     In September 2000, we issued to the seller of the cable system we acquired in the Kalamazoo transaction 11,173,376 shares of Class A common stock. In February 2000, we issued to sellers in the Bresnan acquisition equity interests, including 24,215,749 Class A Preferred Units in CC VIII, LLC, which are exchangeable at any time on a one-for-one basis for shares of our Class A common stock. See "Description of Capital Stock and Membership Units-Registration Rights." Holders of shares of our Class A common stock issued to the seller in the Kalamazoo transaction have exercised their right to include shares of common stock issued to them and the holders of CC VIII Class A Preferred Units have exercised their right to include the shares of Class A common stock issuable to them in the registration statement of which this prospectus forms a part.

TABLE LISTING SECURITIES OFFERED IN THIS PROSPECTUS

     The following table sets forth:

     (1) the name of each selling securityholder who has provided us with notice as of the date of this prospectus pursuant to the registration rights agreement entered into in connection with the issuance of the convertible senior notes or shares of Class A common stock, as applicable, of their possible intent to sell or otherwise dispose of convertible senior notes and/or shares of Class A common stock;

     (2) the amount of outstanding convertible senior notes beneficially owned by the selling securityholder prior to the offering, assuming no conversion of the convertible senior notes, and the principal amount of convertible senior notes which they may sell pursuant to the registration statement of which this prospectus forms a part; and

     (3) the principal number of shares of our Class A common stock issued or issuable to the selling securityholder prior to the offering, and the principal number of shares which they may sell pursuant to the registration statement of which this prospectus forms a part. The information contained under the column heading "Shares That May be Sold" assumes, with respect to the holders of convertible senior notes, conversion of the full amount of the convertible senior notes held by the holder at the initial rate of 46.3822 shares of Class A common stock per each $1,000 principal amount of convertible senior notes prior to the offering. The information also assumes, with respect to the holders of CC VIII Class A Preferred Units, an exchange of all of the Class A Preferred Units on a one-for-one basis for shares of our Class A common stock prior to the offering.

     To our knowledge, no selling securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

     A selling securityholder may offer all or some portion of the convertible senior notes and shares of the Class A common stock. Accordingly, no estimate can be given as to the amount or percentage of convertible senior notes or our Class A common stock that will be held by the selling securityholders upon termination of sales pursuant to this prospectus. In addition, the selling securityholders identified below may have sold, transferred or disposed of all or a portion of their convertible senior notes since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.

                                                                               SHARES OF CLASS A
                                           CONVERTIBLE SENIOR NOTES              COMMON STOCK
                                         -----------------------------   -----------------------------
                                                                            SHARES OF
                                                            PRINCIPAL        CLASS A
                                            AMOUNT OF       AMOUNT OF     COMMON STOCK
                                           NOTES OWNED     NOTES THAT         OWNED        SHARES THAT
        SELLING SECURITYHOLDER           BEFORE OFFERING   MAY BE SOLD   BEFORE OFFERING   MAY BE SOLD
        ----------------------           ---------------   -----------   ---------------   -----------
AAM/Zazove Institutional Income Fund,
  L.P. ................................    $ 1,300,000     $ 1,300,000               0         60,297
AFTRA Health Fund......................      1,000,000       1,000,000               0         46,382
AIG/National Union Fire Insurance......        800,000         800,000               0         37,106
AIG Soundshore Opportunity Holding Fund
  Ltd. ................................      3,000,000       3,000,000               0        139,147
AIG Soundshore Strategic Holding Fund
  Ltd. ................................      3,000,000       3,000,000               0        139,147
AIM Strategic Income Fund..............      1,500,000       1,500,000               0         69,573
Alexandra Global Investment Fund I
  Ltd. ................................      3,000,000       3,000,000               0        139,147
Allstate Insurance Company.............      3,000,000       3,000,000               0        139,147
Allstate Life Insurance Company........        425,000         425,000               0         19,712
Aloha Airlines Non-Pilots Pension
  Trust................................        245,000         245,000               0         11,364
Aloha Pilots Retirement Trust..........        140,000         140,000               0          6,494
Alpha US Sub Fund VIII, LLC............      1,250,000       1,250,000               0         57,978
Alpine Associates......................      5,600,000       5,600,000               0        259,740
Alpine Partners, L.P. .................        900,000         900,000               0         41,744
Argent Classic Convertible Arbitrage
  Fund (Bermuda) L.P. .................     11,000,000      11,000,000               0        510,204
Argent Convertible Arbitrage Fund
  Ltd. ................................     10,000,000      10,000,000               0        463,822
Aristeia International, Limited........      5,160,000       5,160,000               0        239,332

                                                                               SHARES OF CLASS A
                                           CONVERTIBLE SENIOR NOTES              COMMON STOCK
                                         -----------------------------   -----------------------------
                                                                            SHARES OF
                                                            PRINCIPAL        CLASS A
                                            AMOUNT OF       AMOUNT OF     COMMON STOCK
                                           NOTES OWNED     NOTES THAT         OWNED        SHARES THAT
        SELLING SECURITYHOLDER           BEFORE OFFERING   MAY BE SOLD   BEFORE OFFERING   MAY BE SOLD
        ----------------------           ---------------   -----------   ---------------   -----------
Aristeia Trading, L.P. ................    $ 3,340,000     $ 3,340,000               0        154,917
Arkansas PERS..........................        700,000         700,000               0         32,468
Arkansas Teachers Retirement...........      6,376,000       6,376,000               0        295,733
Associated Electric & Gas Insurance
  Services Limited ....................        800,000         800,000               0         37,106
Bank Austria Cayman Islands, Ltd. .....      8,800,000       8,800,000               0        408,163
Baptist Health of South Florida........        407,000         407,000               0         18,888
BBT Fund, L.P. ........................     16,000,000      16,000,000               0       742,115]
Bear, Stearns & Co. Inc.(1) ...........      5,000,000       5,000,000               0        231,911
Black Diamond Offshore, Ltd. ..........        281,000         281,000               0         13,033
BNP Arbitrage SNC......................     10,615,000      10,615,000               0        492,347
BNP Cooper Neff Convertible Strategies
  Fund, L.P. ..........................        885,000         885,000               0         41,048
Boilermakers Blacksmith Pension Trust..        960,000         960,000               0         44,527
Boston Museum of Fine Arts.............        170,000         170,000               0          7,885
BP Amoco PLC Master Trust..............      2,162,000       2,162,000               0        100,278
BT Equity Opportunities................      4,000,000       4,000,000               0        185,529
BT Equity Strategies...................      1,500,000       1,500,000               0         69,573
C&H Sugar Company, Inc. ...............        385,000         385,000               0         17,857
Capital Guardian Global Convertible
  Fund #011............................        290,000         290,000               0         13,451
Chrysler Corporation Master Retirement
  Trust................................      8,570,000       8,570,000               0        397,495
CIBC World Markets.....................      3,595,000       3,595,000               0        166,744
Clinton Riverside Convertible Portfolio
  Limited..............................      7,000,000       7,000,000               0        324,675
CSC Charter Holdings II, Inc. .........              0             N/A       3,724,458(2)   3,724,458
CSC Charter Holdings III, Inc. ........              0             N/A       3,724,460(2)   3,724,460
DeAM Convertible Arbitrage Fund,
  Ltd..................................      2,200,000       2,200,000               0        102,041
Deephaven Domestic Convertible Trading
  Ltd. ................................     16,250,000      16,250,000               0        753,711
Delaware PERS..........................      1,300,000       1,300,000               0         60,297
Delta Airlines Master Trust (c/o
  Oaktree Capital Management, LLC).....      2,950,000       2,950,000               0        136,827
Delta Pilots D&S Trust.................        440,000         440,000               0         20,408
Deutsche Bank Securities Inc. .........     24,300,000      24,300,000               0      1,127,087
Double Black Diamond Offshore, LDC.....      1,168,000       1,168,000               0         54,174
Duckbill & Co..........................      2,500,000       2,500,000               0        115,956
Engineers Joint Pension Fund...........        700,000         700,000               0         32,468
Enterprise Convertible Security Fund...         71,000          71,000               0          3,293
Evergreen Equity Income Fund...........      7,000,000       7,000,000               0        324,675
F.R. Convt Sec. Fn. ...................         70,000          70,000               0          3,247
Family Service Life Insurance Company..        300,000         300,000               0         13,915

                                                                               SHARES OF CLASS A
                                           CONVERTIBLE SENIOR NOTES              COMMON STOCK
                                         -----------------------------   -----------------------------
                                                                            SHARES OF
                                                            PRINCIPAL        CLASS A
                                            AMOUNT OF       AMOUNT OF     COMMON STOCK
                                           NOTES OWNED     NOTES THAT         OWNED        SHARES THAT
        SELLING SECURITYHOLDER           BEFORE OFFERING   MAY BE SOLD   BEFORE OFFERING   MAY BE SOLD
        ----------------------           ---------------   -----------   ---------------   -----------
Federated American Leaders Fund,
  Inc. ................................    $21,774,685     $21,774,685                      1,009,958
Federated Equity Funds, on behalf of
  its Federated Capital Appreciation
  Fund.................................      8,239,070       8,239,070               0        382,146
Federated Insurance Series, on behalf
  of its Federated American Leaders
  Fund II..............................      2,824,824       2,824,824               0        131,022
Fortis Series Fund, Inc. on behalf of
  its American Leaders Series..........         50,000          50,000               0          2,319
Gaia Offshore Master Fund Ltd. ........      7,000,000       7,000,000               0        324,675
Gary Anderson Marital Living Trust.....        200,000         200,000               0          9,276
General Motors Employees Global Group
  Pension Trust........................      3,500,000       3,500,000               0        176,252
General Motors Welfare Benefit Trust
  (LT -- VEBA).........................      2,500,000       2,500,000               0        115,956
Goldman, Sachs & Co.(1)................     24,259,000      24,259,000               0      1,125,186
Grace Brothers, Ltd. ..................      2,500,000       2,500,000               0        115,956
Guardian Life Insurance Company of
  America..............................     10,200,000      10,200,000               0        473,098
Guardian Pension Trust.................        400,000         400,000               0         18,553
Hawaiian Airline Pilots Retirement
  Plan.................................        220,000         220,000               0         10,204
Hawaiian Airlines Employees Pension
  Plan -- IAM..........................        115,000         115,000               0          5,334
Hawaiian Airlines Pension Plan for
  Salaried Employees...................         25,000          25,000               0          1,160
HBK Master Fund L.P. ..................     46,000,000      46,000,000               0      2,133,581
High Ridge International LLC...........     25,900,000      25,900,000               0      1,201,299
Hotel Union and
  Hotel Industry of Hawaii.............        490,000         490,000               0         22,727
ICI American Holdings Trust............        700,000         700,000               0         32,468
Island Holdings........................         50,000          50,000               0          2,319
ITG Inc. ..............................        204,000         204,000               0          9,462
Jefferies & Company Inc. ..............         10,000          10,000               0            464
JMG Capital Partners, LP...............     10,500,000      10,500,000               0        487,013
Julius Baer Securities, Inc. ..........        450,000         450,000               0         20,872
Lancer Securities Cayman Ltd. .........        800,000         800,000               0         37,106
Legion Strategies, Ltd. ...............         65,000          65,000               0          3,015
Lerco Alternative Fund, Ltd. ..........      1,695,000       1,695,000               0         78,618
Lipper Convertibles, L.P. .............     12,000,000      12,000,000               0        695,733
Lumberman's Mutual Casualty............        722,000         722,000               0         33,488
Lydian Overseas Partners Master Fund...     35,000,000      35,000,000               0      1,623,377
Mainstay Convertible Fund..............      7,500,000       7,500,000               0        347,867
Mainstay VP Convertible Portfolio......      1,000,000       1,000,000               0         46,382
McMahan Securities Co. L.P. ...........        174,000         174,000               0          8,071
Merrill Lynch, Pierce Fenner & Smith,
  Inc.(1)..............................        450,000         450,000               0         20,872

                                                                               SHARES OF CLASS A
                                           CONVERTIBLE SENIOR NOTES              COMMON STOCK
                                         -----------------------------   -----------------------------
                                                                            SHARES OF
                                                            PRINCIPAL        CLASS A
                                            AMOUNT OF       AMOUNT OF     COMMON STOCK
                                           NOTES OWNED     NOTES THAT         OWNED        SHARES THAT
        SELLING SECURITYHOLDER           BEFORE OFFERING   MAY BE SOLD   BEFORE OFFERING   MAY BE SOLD
        ----------------------           ---------------   -----------   ---------------   -----------
Motion Picture Industry Health Plan --
  Active Member Fund...................    $ 1,000,000     $ 1,000,000               0         46,382
Motion Picture Industry Health Plan --
  Retiree Member Fund..................        500,000         500,000               0         23,191
Nalco Chemical Company.................        260,000         260,000               0         12,059
Navigator Offshore Fund Ltd. ..........      1,597,000       1,597,000               0         74,072
Navigator Partners LP..................        690,000         690,000               0         32,004
Navigator Special Partners LP..........        213,000         213,000               0          9,879
Nicholas Applegate Convertible Fund....      2,291,000       2,291,000               0        106,262
Nomura International PLC London........      9,000,000       9,000,000               0        417,440
Northern Income Equity Fund............      1,000,000       1,000,000               0         46,382
OCM Convertible Trust..................      4,235,000       4,235,000               0        196,429
Ohio National Fund, Inc. on behalf of
  its Blue Chip Portfolio..............         58,851          58,851               0          2,730
OZ Master Fund, Ltd. ..................      6,000,000       6,000,000               0        278,293
Pacific Life Insurance Company.........      1,000,000       1,000,000               0         46,382
Palladin Securities LLC................        500,000         500,000               0         23,191
Park Avenue Life Insurance Company.....        100,000         100,000               0          4,638
Partner Reinsurance Company Ltd. ......      1,725,000       1,725,000               0         80,009
Pell Rudman Trust Company..............      1,475,000       1,475,000               0         68,414
Peoples Benefit Life Insurance Company
  TEAMSTERS separate account...........      3,750,000       3,750,000               0        173,933
PGEP III LLC...........................        500,000         500,000               0         23,191
PHEP IV, Inc. .........................        116,000         116,000               0          5,380
Physicians Life........................        549,000         549,000               0         25,464
PRIM Board.............................      2,625,000       2,625,000               0        121,753
Primerica Life Insurance Company.......      1,503,000       1,503,000               0         69,712
Principal Investors Fund, Inc. on
  behalf of its Partners Large Cap
  Blend Fund...........................         47,080          47,080               0          2,184
Purchase Associates, L.P. .............        679,000         679,000               0         31,494
Queens Heath Plan......................         85,000          85,000               0          3,942
Retail Clerks Pension Trust............      3,000,000       3,000,000               0        139,147
Retail Clerks Pension Trust #2.........      2,000,000       2,000,000               0         92,764
Sage Capital...........................      3,850,000       3,850,000               0        178,571
Salomon Smith Barney Inc. .............      1,030,000       1,030,000               0         47,774
San Diego City Retirement..............      1,371,000       1,371,000               0         63,590
San Diego County Convertible...........      2,960,000       2,960,000               0        137,291
San Diego County Employees Retirement
  Association..........................        200,000         200,000               0          9,276
Screen Actors Guild Pension
  Convertible..........................        745,000         745,000               0         34,555
St. Albans Partners Ltd. ..............      5,000,000       5,000,000               0        231,911
Starvest Combined Portfolio............      1,000,000       1,000,000               0         46,382
State Employees' Retirement Fund of the
  State of Delaware....................      4,325,000       4,325,000               0        200,603

                                                                               SHARES OF CLASS A
                                           CONVERTIBLE SENIOR NOTES              COMMON STOCK
                                         -----------------------------   -----------------------------
                                                                            SHARES OF
                                                            PRINCIPAL        CLASS A
                                            AMOUNT OF       AMOUNT OF     COMMON STOCK
                                           NOTES OWNED     NOTES THAT         OWNED        SHARES THAT
        SELLING SECURITYHOLDER           BEFORE OFFERING   MAY BE SOLD   BEFORE OFFERING   MAY BE SOLD
        ----------------------           ---------------   -----------   ---------------   -----------
State of Connecticut Combined
  Investment Funds.....................    $ 9,460,000     $ 9,460,000               0        438,776
State of Oregon -- Equity..............      4,200,000       4,200,000               0        194,805
State of Oregon/SAIF Corporation.......      9,785,000       9,785,000               0       453,850]
SunAmerica Series Trust, on behalf of
  its Federated Value Portfolio........      1,177,010       1,177,010               0         54,592
TCI Bresnan, LLC.......................              0             N/A                      9,098,006(3)
TCID of Michigan, Inc. ................              0             N/A               0     15,117,743(3)
TCW Group, Inc. .......................     12,075,000      12,075,000               0        560,065
The Common Fund for Non-Profit
  Organizations (Absolute Return
  Fund)................................         61,000          61,000               0          2,829
The Estate of James Campbell...........        876,000         876,000               0         40,631
The Travelers Indemnity Company........      4,956,000       4,956,000               0        229,870
The Travelers Insurance
  Company - Life.......................      2,548,000       2,548,000               0        118,182
The Travelers Insurance Company
  Separate Account TLAC................        289,000         289,000               0         13,404
The Travelers Life and Annuity
  Company..............................        304,000         304,000               0         14,100
TQA Master Plus Fund, Ltd. ............        750,000         750,000               0         34,787
TQA Masterfund, Ltd. ..................      1,750,000       1,750,000               0         81,169
Travelers Series Trust Convertible Bond
  Portfolio............................        400,000         400,000               0         18,553
Tribeca Investments LLC................     27,500,000      27,500,000               0      1,275,511
Value Line Convertible Fund, Inc. .....        500,000         500,000               0         23,191
Van Kampen Harbor Fund.................      3,000,000       3,000,000               0        139,147
Vanguard Convertible Securities Fund,
  Inc. ................................     10,295,000      10,295,000               0        477,505
Viacom Inc. Pension Plan Master
  Trust................................         68,000          68,000               0          3,154
Wake Forest University.................      1,296,000       1,296,000               0         60,111
Wasserstein Perella Securities Inc. ...      1,000,000       1,000,000               0         46,382
While River Securities L.L.C. .........      5,000,000       5,000,000               0        231,911
Worldwide Transactions, Ltd. ..........         51,000          51,000               0          2,366
Writers Guild Convertible..............        435,000         435,000               0         50,176
Wyoming State Treasurer................      1,496,000       1,496,000               0         89,388
Yield Strategies Fund I LP.............      1,000,000       1,000,000               0         46,382
ZCM/HFR Index Management, L.L.C. (f/k/a
  Zurich HFR Master Hedge Fund Index
  Ltd.)................................        100,000         100,000               0          4,638
Zeneca AG Products, Inc................        125,000         125,000               0          5,798
Zeneca Holdings Trust..................        320,000         320,000               0         14,842
Zurich HFR Master Hedge Fund Index
  LTD..................................      3,200,000       3,200,000               0        148,423

(1) These entities and/or their affiliates have provided, and may from time to time provide, investment banking services to Charter Communications, Inc. and its subsidiaries, including, among other things, acting as lead and/or co-manager with respect to offerings of debt and equity securities.

(2) Represents the number of shares of Class A common stock issued to the selling securityholder in the Kalamazoo acquisition.

(3) Represents the number of shares of Class A common stock for which the selling securityholders may exchange their Class A Preferred Units in CC VIII, LLC and an indeterminate number of shares issuable upon such exchange, as such number may be adjusted under certain circumstances.

     If, after the date of this prospectus, a securityholder notifies us pursuant to the registration rights agreement of its intent to dispose of convertible senior notes pursuant to the registration statement, we may supplement this prospectus to include that information.

                              PLAN OF DISTRIBUTION

     We are registering the convertible senior notes, the shares of our Class A common stock issuable upon conversion of the convertible senior notes, and certain other shares of our Class A common stock to permit public secondary trading of these securities by the holders from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the convertible senior notes and the shares of our Class A common stock covered by this prospectus.

     We will not receive any of the proceeds from the offering or sale by the selling securityholders of the convertible senior notes or the shares of our Class A common stock covered by this prospectus. The convertible senior notes and shares of Class A common stock may be sold from time to time directly by any selling securityholder or, alternatively, through underwriters, broker-dealers or agents. If convertible senior notes or shares of Class A common stock are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agents' commissions.

     The convertible senior notes or shares of Class A common stock may be sold:

     - in one or more transactions at fixed prices,

     - at prevailing market prices at the time of sale,

     - at varying prices determined at the time of sale, or

     - at negotiated prices.

     These sales may be effected in transactions, which may involve block trades or transactions in which the broker acts as agent for the seller and the buyer:

     - on any national securities exchange or quotation service on which the convertible senior notes or shares of Class A common stock may be listed or quoted at the time of sale,

     - in the over-the-counter market,

     - in transactions otherwise than on a national securities exchange or quotation service or in the over-the-counter market or

     - through the writing of options.

     In connection with sales of the convertible senior notes or shares of Class A common stock, any selling securityholder may:

     - enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the convertible senior notes or shares of Class A common stock in the course of hedging the positions they assume,

     - sell short and deliver convertible senior notes or shares of Class A common stock to close out the short positions, or

     - loan or pledge convertible senior notes or shares of our Class A common stock to broker-dealers that in turn may sell the securities.

     The outstanding Class A common stock is publicly traded on the Nasdaq National Market. The initial purchasers of the convertible senior notes have advised us that certain of the initial purchasers are making and currently intend to continue making a market in the convertible senior notes; however, they are not obligated to do so and any market-making of this type may be discontinued at any time without notice, in the sole discretion of the initial purchasers. We do not intend to apply for listing of the convertible senior notes on the Nasdaq National Market or any securities exchange. Accordingly, we cannot assure that any trading market will develop or have any liquidity.

     The selling securityholders and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the convertible senior notes or the shares of Class A common stock to be offered by selling securityholders may be deemed to be

"underwriters" within the meaning of the Securities Act, in which event any commissions received by these broker-dealers, agents or underwriters and any profits realized by the selling securityholders on the resales of the convertible senior notes or the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or any of the other available exemptions rather than pursuant to this prospectus.

     There is no assurance that any selling securityholder will sell any or all of the convertible senior notes or shares of Class A common stock to be offered by selling securityholders as described in this prospectus, and any selling securityholder may transfer, devise or gift the securities by other means not described in this prospectus.

     We originally sold the convertible senior notes to the initial purchasers in October and November 2000 in a private placement. We agreed to indemnify and hold the initial purchasers of the convertible senior notes harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the convertible senior notes by the initial purchasers. The registration rights agreement we entered into in connection with the sale of the convertible senior notes provides for us and those selling securityholders listed on the Selling Securityholders Table as holders of convertible senior notes to indemnify each other against certain liabilities arising under the Securities Act. We acquired cable systems in February 2000 and September 2000. The registration rights agreements we entered into in connection with the acquisitions provide for us and the selling securityholders from those acquisitions to indemnify each other against certain liabilities arising under the Securities Act.

     We agreed pursuant to the registration rights agreement we entered into in connection with the sale of the convertible senior notes to use reasonable efforts to cause the registration statement to which this prospectus relates to become effective within 180 days after the date the convertible senior notes were originally issued and to keep the registration statement effective until the earlier of:

     - the sale of all the securities registered under the registration rights agreement we entered into in connection with the sale of the convertible senior notes,

     - the expiration of the holding period applicable to the securities under Rule 144(k) under the Securities Act with respect to persons who are not our affiliates, and

     - two years from the date the registration statement is declared effective.

     The registration rights agreement we entered into in connection with the sale of the convertible senior notes provides that we may suspend the use of this prospectus in connection with sales of convertible senior notes and shares of Class A common stock for a period not to exceed an aggregate of 45 days in any 90-day period or 90 days in any 12-month period if any event occurs or any fact exists that would render the registration statement materially misleading. We will bear the expenses of preparing and filing the registration statement and all post-effective amendments.

                        SUMMARY OF CERTAIN UNITED STATES
                       FEDERAL INCOME TAX CONSIDERATIONS
               FOR HOLDERS OF CONVERTIBLE SENIOR NOTES AND SHARES
                OF CLASS A COMMON STOCK ISSUABLE UPON CONVERSION

GENERAL

     The following is a general discussion of the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of the convertible senior notes and the shares of Class A common stock into which the convertible senior notes may be converted as well as the other shares of Class A common stock described in this prospectus. Except where noted, the summary deals only with notes and Class A common stock held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not deal with special situations, such as those of broker-dealers, tax-exempt organizations, individual retirement accounts and other tax deferred accounts, financial institutions, insurance companies, or persons holding notes or common stock as part of a hedging or conversion transaction or a straddle, or a constructive sale. Furthermore, the discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked, or modified, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

     As used herein, a "United States person" is (1) a citizen or resident of the U.S., (2) a corporation, partnership or other entity created or organized in or under the laws of the U.S. or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (4) a trust if (A) a United States court is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust, (5) a certain type of trust in existence on August 20, 1996, which was treated as a United States person under the Code in effect immediately prior to such date and which has made a valid election to be treated as a United States person under the Code and (6) any person otherwise subject to U.S. federal income tax on a net income basis in respect of its worldwide taxable income. A "U.S. Holder" is a beneficial owner of a note or Class A common stock who is a United States person. A "Non-U.S. Holder" is a beneficial owner of a note or Class A common stock that is not a U.S. Holder.

     PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, OR SUBSEQUENT REVISIONS THEREOF.

UNITED STATES FEDERAL INCOME TAXATION OF U.S. HOLDERS

  PAYMENTS OF INTEREST ON THE NOTES

     Interest on the convertible senior notes is taxable to a U.S. Holder as ordinary income from domestic sources at the time such interest is accrued or actually or constructively received in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes.

  CONVERSION OF NOTES

     A U.S. Holder will not recognize gain or loss on the conversions of convertible senior notes solely into Class A common stock, except to the extent the Class A common stock is considered attributable to accrued interest not previously included in income (which is taxable as ordinary income). The adjusted basis in the shares of Class A common stock received on conversion of the convertible senior note will be equal to the U.S. Holder's adjusted basis in the convertible senior note converted at the time of conversion, less any portion of that adjusted basis allocable to cash received in lieu of a fractional share. The holding period of Class A common stock received on conversion will generally include the period during which the U.S. Holder held such convertible senior notes prior to the conversion. However, a U.S. Holder's tax basis in shares of Class A common stock received upon conversion of convertible senior notes considered attributable to accrued interest as described above generally will equal the amount of such accrued interest included in income, and the holding period for such shares shall begin as of the date of conversion. Cash received in lieu of a fractional share of Class A common received upon conversion of convertible senior notes stock should generally be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of such fractional share generally will be capital gain or loss equal to the difference between the amount of cash received and the amount of tax basis allocable to the fractional shares.

     The conversion rate of the convertible senior notes is subject to adjustment under certain circumstances. Section 305(c) of the Code and the Treasury Regulations issued thereunder may treat the holder of the convertible senior notes as having received a constructive distribution to the extent that certain adjustments in the conversion rate, which may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of Class A common stock), increase the proportionate interest of a holder of convertible senior notes in the fully diluted common stock, whether or not such holder ever exercises its conversion privilege. Similarly, if there is not a full adjustment to the conversion ratio of the convertible senior notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding Class A common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the Class A common stock generally will be treated as a distribution to such holders. Deemed distributions will be treated as a dividend, return of capital in accordance with the earnings and profits rules discussed in "Common Stock" below. Therefore, U.S. Holders may recognize income in the event of a deemed distribution even though they may not receive any cash or property.

  SALE, EXCHANGE, REDEMPTION OR RETIREMENT OF THE NOTES

     In general, subject to the discussion in "Market Discount" below, upon the sale, exchange, redemption or retirement of a convertible senior note the holder will generally recognize gain or loss in an amount equal to the difference between (1) the amount of cash and the fair market value of other property received in exchange therefor and (2) the holder's adjusted tax basis in such convertible senior note. Amounts attributable to accrued but unpaid interest on the convertible senior notes will be treated as ordinary interest income. A holder's adjusted tax basis in a convertible senior note will generally equal the purchase price paid by such holder for the convertible senior note.

     Gain or loss realized on the sale, exchange, redemption or retirement of a convertible senior note will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, redemption or retirement, the convertible senior note has been held for more than 12 months. The maximum rate of tax on long-term capital gains with respect to convertible senior notes held by an individual is 20%. The deductibility of capital losses is subject to certain limitations.

  REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     Upon the effectiveness of the registration statement of which this prospectus forms a part, the transfer restrictions on the convertible senior notes and the common stock issuable on conversion of the convertible senior notes are eliminated, thereby permitting their resale. The filing of the shelf registration statement should not result in a taxable exchange to us or any holder of a convertible senior note.

     If we default with respect to our obligations under the registration rights agreement, liquidated damages shall become payable in cash with respect to the convertible senior notes. See "Description of Notes -- Registration Rights." In addition, if we default with respect to certain obligations under the convertible senior notes, additional interest will accrue on the convertible senior notes. Although the characterization of liquidated damages and additional interest and additional interest is uncertain, such liquidated damages and additional interest probably would constitute contingent interest on the convertible senior notes, which generally is not includable in income before it is fixed or paid. If liquidated damages and additional interest become fixed or paid, they should be included in the holder's gross income in accordance with the holder's regular method of accounting for federal income tax purposes.

     MARKET DISCOUNT

     The resale of convertible senior notes may be affected by the impact on a purchaser of the market discount provisions of the Code. For this purpose, the market discount on a convertible senior note generally will be equal to the amount, if any, by which the stated redemption price at maturity of the convertible senior note immediately after its acquisition, other than at original issue, exceeds the U.S. Holder's adjusted tax basis in the convertible senior note. Subject to a de minimis exception, these provisions generally require a U.S. Holder who acquires a convertible senior note at a market discount to treat as ordinary income any gain recognized on the disposition of such convertible senior note to the extent of the accrued market discount on such convertible senior note at the time of disposition, unless the U.S. Holder elects to include accrued market discount in income currently. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the convertible senior note at the time of acquisition, or at the election of the U.S. Holder, under a constant yield method. A U.S. Holder who acquires a convertible senior note at a market discount and who does not elect to include accrued market discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry such convertible senior note. In addition a U.S. Holder that does not elect to include market discount currently in income and receives common stock upon conversion of the convertible senior note, will have to treat the amount of accrued market discount not previously included in income with respect to the convertible senior note through the date of conversion as ordinary income upon the disposition of the common stock.

     THE CLASS A COMMON STOCK

     In general, subject to the discussion under "Market Discount" above with respect to shares of Class A common stock received on conversion of the convertible senior notes received on conversion, the amount of any distribution by us on the Class A common stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated first as ordinary dividend income (subject to a possible dividends received deduction in the case of corporate holders) to the extent paid out of our current or accumulated earnings and profits, next as a nontaxable return of capital that reduces a holder's basis in the stock dollar-for-dollar until the basis has been reduced to zero and finally as capital gain from the sale or exchange of the stock.

     Gain or loss realized on the sale, exchange or other disposition of the Class A common stock will equal the difference between the (i) the amount of cash and the fair market value of any property received in exchange therefor and
(ii) the holder's adjusted tax basis in such common stock. (For a discussion of the basis and holding period of shares of common stock received on conversion of the convertible senior notes, see "-- Conversion of Notes" above).

Such gain or loss will generally be long-term capital gain or loss if the holder has held or is deemed to have held the common stock for more than 12 months. However, special rules may apply to a redemption of common stock, which may result in the proceeds of the redemption being treated as a dividend.

UNITED STATES FEDERAL INCOME TAXATION OF NON-U.S. HOLDERS

     PAYMENTS OF INTEREST

     The payment to a Non-U.S. Holder of interest on a convertible senior note will not be subject to United States federal withholding tax pursuant to the "portfolio interest exception," provided that (1) the Non-U.S. Holder does not actually or constructively own 10% or more of the combined voting power of all of our classes of stock and is not a controlled foreign corporation that is related to us through stock ownership within the meaning of the Code and (2) either (A) the beneficial owner of the convertible senior notes certifies to us or our agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address on U.S. Treasury Form W-8BEN (or a suitable substitute form) or (B) a securities clearing organization, bank or other financial institution that holds the convertible senior notes on behalf of such Non-U.S. Holder in the ordinary course of its trade or business (a "financial institution") certifies under penalties of perjury that such a Form W-8BEN or W-8IMY (or suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof. Recently adopted Treasury Regulations effective January 1, 2001 (the "Withholding Regulations") provide alternative methods for satisfying the certification requirement described in (2) above. These regulations will generally require, in the case of convertible senior notes held by a foreign partnership, that the certificate described in (2) above be provided by the partners in addition to the foreign partnership, and that the partnership provide certain information including a U.S. tax identification number. A look-through rule would apply in the case of tiered partnerships.

     If a Non-U.S. Holder cannot satisfy the requirements of the portfolio interest exception described above, payments of interest made to such Non-U.S. Holder will be subject to a 30% withholding tax, unless the beneficial owner of the convertible senior note provides us or our paying agent, as the case may be, with a properly executed (1) Form W-8BEN (or successor form) claiming an exemption from or reduction in the rate of withholding under the benefit of a tax treaty or (2) Form W-8ECI (or successor form) stating that interest paid on the convertible senior note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States. Under the Withholding Regulations, the Non-U.S. Holder must provide a properly executed Form W-8BEN or W-8ECI in order to continue to claim such benefit or exemption for payments made after December 31, 2000. Under the Withholding Regulations, the Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Prospective investors should consult their tax advisors regarding the effect, if any, of the Withholding Regulations.

     If a Non-U.S. Holder of a Convertible Senior Note is engaged in a trade or business in the United States and interest on the Convertible Senior Note is effectively connected with the conduct of such trade or business, such Non-U.S. Holder will be subject to U.S. federal income tax on such interest, in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits, subject to adjustment, for that taxable year unless it qualifies for a lower rate under an applicable income tax treaty.

SALE, EXCHANGE, REDEMPTION OR RETIREMENT OF NOTES

     Generally, any gain realized on the sale, exchange, redemption or retirement of a convertible senior note (including the receipt of cash in lieu of fractional shares upon conversion of a convertible senior note into Class A common stock) by a Non-U.S. Holder will not be subject to U.S. federal income tax provided (1) such gain is not effectively connected with the conduct by such holder of a trade or business in the United States and the gain is attributable to a permanent establishment maintained in the United States if required by an applicable income tax treaty as a condition for subjecting the Non-U.S. Holder to United States taxation on a net income basis, (2) in the case of gains derived by an individual, such individual is not present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, (3) the Non-U.S. Holder is not subject to tax pursuant to the provisions of U.S. federal income tax law applicable to certain expatriates, and (4) we are not or have not been a "U.S. real property holding corporation" for U.S. federal income tax purposes.

     We believe that we have not been and we do not anticipate becoming a "U.S. real property holding corporation" for U.S. federal income tax purposes. The discussion of the U.S. taxation of Non-U.S. Holders of notes and common stock assumes that we are at no time a United States real property holding corporation within the meaning of Section 897(c) of the Code. Under present law, we would not be a U.S. real property holding corporation so long as the fair market value of our U.S. real property interests is less than 50% of the sum of the fair market value of our U.S. real property interests, our interests in real property located outside the U.S. and our other assets which are used or held for use in a trade or business. If we become a U.S. real property holding corporation, gain recognized by you as a Non-U.S. Holder on a disposition of notes or Class A common stock would be subject to U.S. federal income tax unless (i) our common stock is "regularly traded on an established securities market, within the meaning of the Code and (ii) either (A) you do not own, actually or constructively, at any time during the five-year period preceding the disposition, more than 5% of our common stock or (B) in the case of a disposition of notes, you do not own, actually or constructively, notes which, as of any date on which you acquired notes, had a fair market value of greater than that of 5% of our common stock.

     CONVERSION OF NOTES

     In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on the conversion of notes into Class A common stock. However, cash (if any) received in lieu of a fractional share or interest not previously included in income will be subject to U.S. federal income tax. Cash received in lieu of a fractional share may give rise to gain that would be subject to the rules described above for the sale of notes. Cash or Class A common stock treated as issued for accrued interest may be treated as interest under the rules described above.

     ADJUSTMENT OF CONVERSION RATE. The conversion rate of the convertible senior note is subject to adjustment in certain circumstances. Any such adjustment could, in certain circumstances, give rise to a deemed distribution to a Non-U.S. Holder of the convertible senior notes. In such case, the deemed distribution would be subject to the rules below regarding withholding of U.S. federal income tax on dividends in respect of common stock. See "Distributions on Common Stock" below.

     DISTRIBUTIONS ON COMMON STOCK

     In general, distributions paid (or deemed distributions on the notes or Class A common stock, as described above under "U.S. Holders -- Conversion of Notes") to a Non-U.S. Holder on Class A common stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits determined under U.S. federal income tax principles. Dividends will be subject to U.S. withholding tax at a 30% rate unless such rate is reduced by an applicable income tax treaty. Dividends that are effectively connected with a Non-U.S. Holder's trade or business conducted in the United States are generally subject to U.S. federal income tax at regular income tax rates if the Non-U.S. Holder files the appropriate form with the payor, as discussed above. Any income that is effectively connected with a corporate Non-U.S. Holder's trade or business conducted in the U.S. may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be applicable under an income tax treaty. A Non-U.S. Holder of Class A common stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. A Non-U.S. Holder of Class A common stock that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any amounts currently withheld by filing an appropriate claim for a refund with the IRS.

     SALE OR EXCHANGE OF CLASS A COMMON STOCK

     A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on the sale or exchange of Class A common stock unless any of the conditions described above under "Non-U.S. Holders -- Sale, Exchange, Redemption or Retirement of Notes" are satisfied.

     FEDERAL ESTATE TAX

     Subject to applicable estate tax treaty provisions, notes held by an individual who is not a citizen or resident of the United States for U.S. federal estate tax purposes at the time of his or her death will not be subject to U.S. federal estate tax if the interest on the notes qualifies for the portfolio interest exemption from U.S. federal income tax under the rules described above, and payments with respect to such notes would not have been effectively connected with the conduct of a trade or business in the United States by a nonresident decedent.

     Class A common stock actually or beneficially held by a Non-U.S. Holder at the time of his or her death (or previously transferred subject to certain retained rights or powers) will be subject to U.S. federal estate tax unless otherwise provided by an applicable estate tax treaty.

     INFORMATION REPORTING AND BACKUP WITHHOLDING

     Backup withholding and information reporting requirements may apply to certain payments of interest on a note, dividends on Class A common stock and to the proceeds of the sale, redemption or other disposition of a note or Class A common stock. We, our agent, a broker, the Trustee or the paying agent, as the case may be, will be required to withhold from any payment that is subject to backup withholding a tax equal to 31% of such payment if a non-corporate U.S. Holder fails to furnish its taxpayer identification number, certify that such number is correct, certify that such holder is not subject to backup withholding or otherwise comply with the applicable backup withholding rules. Certain other U.S. Holders are not subject to backup withholding and information reporting requirements.

     Non-U.S. Holders other than corporations may be subject to backup withholding and information reporting requirements. We must report annually to the IRS and to each Non-U.S. Holder any interest or dividend that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty, or interest that is exempt from U.S. withholding tax under the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement of the tax authorities of the country in which the Non-U.S. Holder resides. However, backup withholding and information reporting requirements do not apply to payments of portfolio interest made by us or a paying agent to Non-U.S. Holders if the certification described above under "-- United States Federal Income Taxation of Non-U.S. Holders" is received, provided that the payor does not have actual knowledge that the holder is a U.S. Holder. If any payments are made to the beneficial owner of a note or Class A common stock by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the foreign office of a foreign "broker," as defined in the applicable Treasury Regulations, pays the proceeds of the sale, redemption or other disposition of note or the Class A common stock to the seller thereof, backup withholding and information reporting requirements will not apply. Unless the broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met or the holder otherwise establishes an exemption information reporting requirements, but not backup withholding, will apply to a payment by a foreign office of a broker that is a U.S. person or a "U.S. related person." For this purpose, a "U.S. related person" is: (1) a foreign person that derives 50% of more of its gross income from all sources for the three year period ending with the close of its taxable year preceding the payment, or such period during which the broker has been in existence, from activities that are effectively connected with the conduct of a trade or business in the U.S., (2) a "controlled foreign corporation," that is, a foreign corporation controlled by certain U.S. shareholders, with respect to the United States, or (3) with respect to payments made after December 31, 2000, a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or if at any time during its taxable year, such foreign partnership is engaged in a U.S. trade or business. Payment by a U.S. office of any U.S. or foreign broker is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies under penalties of perjury that it is a Non-U.S. Holder or otherwise establishes an exemption.

     Dividends on Class A common stock held by a Non-U.S. Holder will generally not be subject to the information reporting and backup withholding requirements described in this section if paid to an address outside the United States. However, under recently issued Treasury Regulations, dividend payments made after December 31, 2000 will be subject to information reporting and backup withholding unless applicable certification requirements are satisfied.

     Any amounts withheld under the backup withholding rules from a payment to a holder of the convertible senior notes or Class A common stock will be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

     In October 1997, Treasury regulations were issued which alter the foregoing rules in certain respects and which generally will apply to payments that are made after December 31, 2000. Among other things, such regulations expand the number of foreign intermediaries that are potentially subject to information reporting and address certain documentary evidence requirements relating to exemption from the backup withholding requirements. Holders of the convertible senior notes and Class A common stock should consult their tax advisers concerning the possible application of such regulations to any payments made on or with respect to the convertible senior notes and Class A common stock.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Charter Communications, Inc.'s certificate of incorporation provides that a director of Charter Communications, Inc. shall not be personally liable to Charter Communications, Inc. or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the directors' duty of loyalty to Charter Communications, Inc. or its shareholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation law; or (iv) for any transaction from which the director derived an improper personal benefit. Charter Communications, Inc.'s bylaws require Charter Communications, Inc., to the fullest extent authorized by the Delaware General Corporation Law, to indemnify any person who was or is made a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he is or was a director or officer of Charter Communications, Inc. or is or was serving at the request of Charter Communications, Inc. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, in each case, against all expense, liability and loss (including attorneys' fees, judgments, amounts paid in settlement, fines, ERISA excise taxes or penalties) reasonably incurred or suffered by such person in connection therewith.

INDEMNIFICATION UNDER THE DELAWARE GENERAL CORPORATION LAW.

     Section 145 of the Delaware General Corporation Law, authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The Delaware General Corporation Law also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director

     (i) for any breach of the director's duty of loyalty to the corporation or its shareholders,

     (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     (iii) for unlawful payments of dividends or unlawful stock purchases or redemptions, or

     (iv) for any transaction from which the director derived an improper personal benefit. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                 LEGAL MATTERS

     The validity of the securities offered by this prospectus, consisting of the convertible senior notes, the shares of Class A common stock issuable upon conversion of the convertible senior notes and the other shares of Class A common stock described in this prospectus, will be passed upon for Charter Communications, Inc. by Paul, Hastings, Janofsky & Walker LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Charter Communications, Inc. and subsidiaries and Charter Communications Properties Holdings, LLC and subsidiaries included in the Charter Communications, Inc. Annual Report on Form 10-K for the year ended December 31, 1999, and the financial statements of CCA Group, Charter Comm Holdings, L.P. and subsidiaries, Marcus Cable Holdings, LLC and subsidiaries, Greater Media Cablevision Systems, Helicon Partners I, L.P., and affiliates, Sonic Communications Cable Television Systems, Long Beach Acquisition Corp., and CC V Holdings, LLC and subsidiaries, all included in Amendment No. 1 to the Charter Communications, Inc. registration statement on Form S-1 dated September 22, 2000 (File No. 333-41486) and incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports. In the report for Charter Communications, Inc., that firm states that with respect to certain subsidiaries its opinion is based on the reports of other independent public accountants, namely Ernst & Young LLP. The consolidated financial statements referred to above have been included herein in reliance upon the authority of those firms as experts in giving said reports.

     The combined financial statements of Helicon Partners I, L.P. and affiliates as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998, the combined financial statements of TCI Falcon Systems as of September 30, 1998 and December 31, 1997 and for the nine-month period ended September 30, 1998, and for each of the years in the two-year period ended December 31, 1997, the consolidated financial statements of Marcus Cable Holdings, LLC and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, and the consolidated financial statements of Bresnan Communications Group LLC as of December 31, 1998 and 1999 and February 14, 2000, and for each of the years in the three year period ended December 31, 1999, and the period from January 1, 2000 to February 14, 2000, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Renaissance Media Group LLC and the combined financial statements of the Picayune, MS, LaFourche, LA, St. Tammany, LA, St. Landry, LA, Pointe Coupee, LA, and Jackson, TN cable systems, incorporated by reference in this registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon, and are incorporated by reference herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

     The combined financial statements of InterMedia Cable Systems incorporated in this Prospectus by reference to Amendment No. 1 to Charter Communications, Inc.'s Registration Statement on Form S-1 dated September 22, 2000 and to the Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Rifkin Acquisition Partners, L.L.L.P. and Rifkin Cable Income Partners LP for the year ended December 31, 1998 and Rifkin Acquisition Partners, L.L.L.P., Rifkin Cable Income Partners LP, Indiana Cable Associates, Ltd and R/N South Florida Cable Management Limited Partnership for the period ended September 13, 1999 incorporated in this Prospectus by reference to Amendment No. 1 to the Registration Statement on Form S-1 dated September 22, 2000 of Charter Communications, Inc. have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Avalon Cable Michigan Holdings, Inc. and subsidiaries, the consolidated financial statements of Cable Michigan, Inc. and subsidiaries, the consolidated financial statements of Avalon Cable LLC and subsidiaries, the financial statements of Amrac Clear View, a Limited Partnership, the combined financial statements of The Combined Operations of Pegasus Cable Television of Connecticut, Inc. and the Massachusetts Operations of Pegasus Cable Television, Inc., incorporated in this Prospectus by reference to Amendment No. 1 to the Registration Statement on Form S-1 dated September 22, 2000 of Charter Communications, Inc. have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of R/N South Florida Cable Management Limited Partnership and Indiana Cable Associates, Ltd. and the combined financial statements of Fanch Cable Systems Sold to Charter Communications, Inc. (comprised of Components of TWFanch-one Co., Components of TWFanch-two Co., Mark Twain Cablevision, North Texas Cablevision LTD., Post Cablevision of Texas L.P., Spring Green Communications L.P., Fanch Narragansett CSI L.P., Cable Systems Inc., ARH, and Tioga) appearing in Charter Communications, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1999 and in Amendment No. 1 to the Registration Statement on Form S-1 and related Prospectus of Charter Communications, Inc. dated September 22, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The combined financial statements of Charter Communications VI Operating Company LLC not separately presented in Charter Communications, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1999 and not separately presented in Amendment No. 1 to the Registration Statement on Form S-1 and related Prospectus of Charter Communications, Inc. dated September 22, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Amrac Clear View, a Limited Partnership as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, incorporated in this Prospectus by reference to Amendment No. 1 to the Registration Statement on Form S-1 dated September 22, 2000 of Charter Communications, Inc. have been so incorporated in reliance on the report of Greenfield, Altman, Brown, Berger, & Katz, P.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Falcon Communications, L.P. appearing in Charter Communications, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1999 and in Amendment No. 1 to the Registration Statement on Form S-1 and related Prospectus of Charter Communications, Inc. dated September 22, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The combined financial statements of CC VII -- Falcon Systems not separately presented in Charter Communications, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1999 and not separately presented in Amendment No. 1 to the Registration Statement on Form S-1 and related Prospectus of Charter Communications, Inc. dated September 22, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The financial statements of Cable Systems, Inc. and Fanch Narragan Settlement CSI Limited Partnership, the consolidated financial statements of North Texas Cablevision, Ltd. and the financial statements of Spring Green Communications, L.P., incorporated by reference in this registration statement, have been audited by Shields & Co., independent auditors, as set forth in their reports thereon and incorporated herein by reference in reliance on the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          CHARTER COMMUNICATIONS, INC.

              $750,000,000 5.75% Convertible Senior Notes due 2005

                           -------------------------

                   34,786,650 Shares of Class A Common Stock
                         Issuable on Conversion of the
                    5.75% Convertible Senior Notes due 2005

                           -------------------------

          31,664,667 Issued or Issuable Shares of Class A Common Stock

                           -------------------------

                         [CHARTER COMMUNICATIONS LOGO]

                           -------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Registrant (except expenses incurred by the selling securityholders for brokerage fees, selling commissions and expenses incurred by the selling securityholders for legal services). All amounts shown are estimates except the SEC filing fee.

SEC filing fee..............................................  $357,945
Legal fees and expenses.....................................         *
Accounting fees and expenses................................         *
Printing expenses...........................................         *
                                                              --------
          Total expenses....................................  $      *
                                                              ========

---------------
* To be completed by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

INDEMNIFICATION UNDER THE CERTIFICATE OF INCORPORATION AND BYLAWS OF CHARTER COMMUNICATIONS, INC.

     Charter Communications, Inc.'s certificate of incorporation provides that a director of Charter Communications, Inc. shall not be personally liable to Charter Communications, Inc. or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the directors' duty of loyalty to Charter Communications, Inc. or its shareholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation law; or (iv) for any transaction from which the director derived an improper personal benefit. Charter Communications, Inc.'s bylaws require Charter Communications, Inc., to the fullest extent authorized by the Delaware General Corporation Law, to indemnify any person who was or is made a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he is or was a director or officer of Charter Communications, Inc. or is or was serving at the request of Charter Communications, Inc. as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, in each case, against all expense, liability and loss (including attorneys' fees, judgments, amounts paid in settlement, fines, ERISA excise taxes or penalties) reasonably incurred or suffered by such person in connection therewith.

INDEMNIFICATION UNDER THE DELAWARE GENERAL CORPORATION LAW.

     Section 145 of the Delaware General Corporation Law, authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The Delaware General Corporation Law also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director

     (i) for any breach of the director's duty of loyalty to the corporation or its shareholders,

     (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     (iii) for unlawful payments of dividends or unlawful stock purchases or redemptions, or

     (iv) for any transaction from which the director derived an improper personal benefit. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16.  EXHIBITS.

EXHIBITS

 2.1          Merger Agreement, dated March 31, 1999, by and between
              Charter Communications Holdings, LLC and Marcus Cable
              Holdings, LLC (Incorporated by reference to Amendment No. 2 to the registration statement on Form S-4 of Charter
              Communications Holdings, LLC and Charter Communications
              Holdings Capital Corporation filed on June 22, 1999 (File
              No. 333-77499))
 2.2(a) Membership Purchase Agreement, dated as of January 1, 1999, by and between ACEC Holding Company, LLC and Charter
              Communications, Inc. (now called Charter Investment, Inc.)
              (Incorporated by reference to Amendment No. 4 to the registration statement on Form S-4 of Charter Communications
              Holdings, LLC and Charter Communications Holdings Capital
              Corporation filed on July 22, 1999 (File No. 333-77499))
 2.2(b)       Assignment of Membership Purchase Agreement, dated as of
              February 23, 1999, by and between Charter Communications,
              Inc. (now called Charter Investment, Inc.) and Charter
              Communications Entertainment II, LLC (Incorporated by reference to Amendment No. 4 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and
              Charter Communications Holdings Capital Corporation filed on
              July 22, 1999 (File No. 333-77499))

 2.3(a)       Asset Purchase Agreement, dated as of February 17, 1999,
              among Greater Media, Inc., Greater Media Cablevision, Inc.
              and Charter Communications, Inc. (now called Charter
              Investment, Inc.) (Incorporated by reference to Amendment
              No. 4 to the registration statement on Form S-4 of Charter
              Communications Holdings, LLC and Charter Communications
              Holdings Capital Corporation filed on July 22, 1999 (File
              No. 333-77499))
 2.3(b)       Assignment of Asset Purchase Agreement, dated as of February
              23, 1999, by and between Charter Communications, Inc. (now called Charter Investment, Inc.) and Charter Communications
              Entertainment I, LLC (Incorporated by reference to Amendment
              No. 4 to the registration statement on Form S-4 of Charter
              Communications Holdings, LLC and Charter Communications
              Holdings Capital Corporation filed on July 22, 1999 (File
              No. 333-77499))
 2.4          Purchase Agreement, dated as of February 23, 1999, by and
              among Charter Communications, Inc. (now called Charter
              Investment, Inc.), Charter Communications, LLC, Renaissance
              Media Holdings LLC and Renaissance Media Group LLC
              (Incorporated by reference to the report on Form 8-K of
              Renaissance Media Group LLC filed on March 1, 1999 (File No.
              333-56679))
 2.5          Purchase Agreement, dated as of March 22, 1999, among
              Charter Communications, Inc. (now called Charter Investment,
              Inc.), Charter Communications, LLC, Charter Helicon, LLC,
              Helicon Partners I, L.P., Baum Investments, Inc. and the
              limited partners of Helicon Partners I, L.P. (Incorporated by reference to Amendment No. 4 to the registration
              statement on Form S-4 of Charter Communications Holdings,
              LLC and Charter Communications Holdings Capital Corporation
              filed on July 22, 1999 (File No. 333-77499))
 2.6(a)       Asset and Stock Purchase Agreement, dated April 20, 1999,
              between InterMedia Partners of West Tennessee, L.P. and
              Charter Communications, LLC (Incorporated by reference to
              Amendment No. 2 to the registration statement on Form S-4 of
              Charter Communications Holdings, LLC and Charter
              Communications Holdings Capital Corporation filed on June
              22, 1999 (File No. 333-77499))
 2.6(b)       Stock Purchase Agreement, dated April 20, 1999, between TCID
              1P-V, Inc. and Charter Communications, LLC (Incorporated by
              reference to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and
              Charter Communications Holdings Capital Corporation filed on
              June 22, 1999 (File No. 333-77499))
 2.6(c)       RMG Purchase Agreement, dated as of April 20, 1999, between
              Robin Media Group, Inc., InterMedia Partners of West
              Tennessee, L.P. and Charter RMG, LLC (Incorporated by
              reference to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and
              Charter Communications Holdings Capital Corporation filed on
              June 22, 1999 (File No. 333-77499))
 2.6(d)       Asset Exchange Agreement, dated April 20, 1999, among
              InterMedia Partners Southeast, Charter Communications, LLC,
              Charter Communications Properties, LLC, and Marcus Cable
              Associates, L.L.C. (Incorporated by reference to Amendment
              No. 2 to the registration statement on Form S-4 of Charter
              Communications Holdings, LLC and Charter Communications
              Holdings Capital Corporation filed on June 22, 1999 (File
              No. 333-77499))
 2.6(d)(i)    Amendment to Asset Exchange Agreement, made as of October 1,
              1999, by and among InterMedia Partners Southeast and Charter
              Communications, LLC, Charter Communications Properties, LLC
              and Marcus Cable Associates, L.L.C. (Incorporated by
              reference to Amendment No. 3 to the registration statement on Form S-1 of Charter Communications, Inc. filed on October
              18, 1999 (File No. 333-83887))

 2.6(e)       Asset Exchange Agreement, dated April 20, 1999, among
              InterMedia Partners, a California Limited Partnership,
              Brenmor Cable Partners, L.P. and Robin Media Group, Inc.
              (Incorporated by reference to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications
              Holdings, LLC and Charter Communications Holdings Capital
              Corporation filed on June 22, 1999 (File No. 333-77499))
 2.6(f)       Common Agreement, dated April 20, 1999, between InterMedia
              Partners, InterMedia Partners Southeast, InterMedia Partners of West Tennessee, L.P., InterMedia Capital Partners IV,
              L.P., InterMedia Partners IV, L.P., Brenmor Cable Partners,
              L.P., TCID IP-V, Inc., Charter Communications, LLC, Charter
              Communications Properties, LLC, Marcus Cable Associates,
              L.L.C. and Charter RMG, LLC (Incorporated by reference to
              Amendment No. 3 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter
              Communications Holdings Capital Corporation filed on July 2,
              1999 (File No. 333-77499)) (Portions of this exhibit have been omitted pursuant to a request for confidential treatment.)
 2.7(a) Purchase and Sale Agreement, dated as of April 26, 1999, by and among InterLink Communications Partners, LLLP, the sellers listed therein and Charter Communications, Inc. (now called Charter Investment, Inc.) (Incorporated by reference to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter
              Communications Holdings Capital Corporation filed on June
              22, 1999 (File No. 333-77499))
 2.7(b) Purchase and Sale Agreement, dated as of April 26, 1999, by and among Rifkin Acquisition Partners, L.L.L.P., the sellers listed therein and Charter Communications, Inc. (now called
              Charter Investment, Inc.) (Incorporated by reference to
              Amendment No. 4 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter
              Communications Holdings Capital Corporation filed on July
              22, 1999 (File No. 333-77499))
 2.7(c) RAP Indemnity Agreement, dated April 26, 1999, by and among the sellers listed therein and Charter Communications, Inc.
              (now called Charter Investment, Inc.) (Incorporated by reference to Amendment No. 4 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and
              Charter Communications Holdings Capital Corporation filed on
              July 22, 1999 (File No. 333-77499))
 2.7(d)       Assignment of Purchase Agreement with InterLink
              Communications Partners, LLLP, dated as of June 30, 1999, by and between Charter Communications, Inc. (now called Charter
              Investment, Inc.) and Charter Communications Operating, LLC
              (Incorporated by reference to Amendment No. 4 to the registration statement on Form S-4 of Charter Communications
              Holdings, LLC and Charter Communications Holdings Capital
              Corporation filed on July 22, 1999 (File No. 333-77499))
 2.7(e)       Assignment of Purchase Agreement with Rifkin Acquisition
              Partners L.L.L.P., dated as of June 30, 1999, by and between Charter Communications, Inc. (now called Charter Investment,
              Inc.) and Charter Communications Operating, LLC
              (Incorporated by reference to Amendment No. 4 to the registration statement on Form S-4 of Charter Communications
              Holdings, LLC and Charter Communications Holdings Capital
              Corporation filed on July 22, 1999 (File No. 333-77499))
 2.7(f)       Assignment of RAP Indemnity Agreement, dated as of June 30,
              1999, by and between Charter Communications, Inc. (now called Charter Investment, Inc.) and Charter Communications
              Operating, LLC (Incorporated by reference to Amendment No. 4 to the registration statement on Form S-4 of Charter
              Communications Holdings, LLC and Charter Communications
              Holdings Capital Corporation filed on July 22, 1999 (File
              No. 333-77499))

 2.7(g)       Amendment to the Purchase Agreement with InterLink
              Communications Partners, LLLP, dated June 29, 1999
              (Incorporated by reference to Amendment No. 6 to the registration statement on Form S-4 of Charter Communications
              Holdings, LLC and Charter Communications Holdings Capital
              Corporation filed on August 27, 1999 (File No. 333-77499))
 2.7(h) Contribution Agreement, dated as of September 14, 1999, by and among Charter Communications Operating, LLC, Charter
              Communications Holding Company, LLC, Charter Communications,
              Inc., Paul G. Allen and the certain other individuals and entities listed on the signature pages thereto (Incorporated by reference to Amendment No. 3 to the registration statement on Form S-1 of Charter Communications, Inc. filed on October 18, 1999 (File No. 333-83887))
 2.7(i) Form of First Amendment to the Contribution Agreement dated as of September 14, 1999, by and among Charter
              Communications Operating, LLC, Charter Communications
              Holding Company, LLC, Charter Communications, Inc. and Paul
              G. Allen (Incorporated by reference to Amendment No. 5 to the registration statement on Form S-1 of Charter
              Communications, Inc. filed on November 4, 1999 (File No.
              333-83887))
 2.8          Contribution and Sale Agreement dated as of December 30,
              1999, by and among Charter Communications Holding Company,
              LLC, CC VII Holdings, LLC and Charter Communications VII,
              LLC (Incorporated by reference to the report on Form 8-K of Charter Communications Holdings, LLC and Charter
              Communications Holdings Capital Corporation filed on January
              18, 2000 (File No. 333-77499))
 2.9          Contribution and Sale Agreement dated as of December 30,
              1999, by and among Charter Communications Holding Company,
              LLC and Charter Communications Holdings, LLC (Incorporated by reference to the report on Form 8-K of Charter
              Communications Holdings, LLC and Charter Communications
              Holdings Capital Corporation filed on January 18, 2000 (File
              No. 333-77499))
 2.10(a) Securities Purchase Agreement, dated May 13, 1999, by and between Avalon Cable Holdings LLC, Avalon Investors, L.L.C.,
              Avalon Cable of Michigan Holdings, Inc. and Avalon Cable LLC and Charter Communications Holdings LLC and Charter
              Communications, Inc. (now called Charter Investment, Inc.)
              (Incorporated by reference to Amendment No. 1 to the registration statement on Form S-4 of Avalon Cable of Michigan LLC, Avalon Cable of Michigan Inc., Avalon Cable of
              New England LLC and Avalon Cable Finance Inc. filed on May
              28, 1999 (File No. 333-75453))
 2.10(b) Assignment and Contribution Agreement, entered into as of October 11, 1999 by and between Charter Communications
              Holding Company, LLC and Charter Communications, Inc.
              (Incorporated by reference to Amendment No. 3 to the registration statement on Form S-1 of Charter
              Communications, Inc. filed on October 18, 1999 (File No.
              333-83887))
 2.10(c) Assignment Agreement effective as of June 16, 1999, by and among Charter Communications, Inc., Charter Communications
              Holdings LLC, Charter Communications Holding Company, LLC,
              Avalon Cable Holdings LLC, Avalon Investors, L.L.C., Avalon
              Cable of Michigan Holdings, Inc. and Avalon Cable LLC
              (Incorporated by reference to Amendment No. 3 to the registration statement on Form S-1 of Charter
              Communications, Inc. filed on October 18, 1999 (File No.
              333-83887))

 2.11(a)      Purchase and Contribution Agreement, dated as of May 26,
              1999, by and among Falcon Communications, L.P., Falcon
              Holding Group, L.P., TCI Falcon Holdings, LLC, Falcon Cable
              Trust, Falcon Holding Group, Inc. and DHN Inc. and Charter
              Communications, Inc. (now called Charter Investment,
              Inc.) (Incorporated by reference to Amendment No. 2 to the registration statement on Form S-1 of Charter
              Communications, Inc. filed on September 28, 1999 (File No.
              333-83887))
 2.11(b) First Amendment to Purchase and Contribution Agreement, dated as of June 22, 1999, by and among Charter
              Communications, Inc., Charter Communications Holding
              Company, LLC, Falcon Communications, L.P., Falcon Holding
              Group, L.P., TCI Falcon Holdings, LLC, Falcon Cable Trust,
              Falcon Holding Group, Inc. and DHN Inc. (Incorporated by reference to the quarterly report on Form 10-Q filed by Falcon Communications, L.P. and Falcon Funding Corporation on August 13, 1999 (File Nos. 333-60776 and 333-55755))
 2.11(c)      Form of Second Amendment to Purchase And Contribution
              Agreement, dated as of October 27, 1999, by and among Charter Investment, Inc., Charter Communications Holding
              Company, LLC, Falcon Communications, L.P., Falcon Holding
              Group, L.P., TCI Falcon Holdings, LLC, Falcon Holding Group,
              Inc. and DHN Inc. (Incorporated by reference to Amendment
              No. 5 to the registration statement on Form S-1 of Charter
              Communications, Inc. filed on November 4, 1999 (File No.
              333-83887))
 2.11(d) Third Amendment to Purchase and Contribution Agreement dated as of November 12, 1999, by and among Charter
              Communications, Inc., Falcon Communications L.P., Falcon
              Holdings Group, L.P., TCI Falcon Holdings, LLC, Falcon Cable
              Trust, Falcon Holding Group, Inc. and DHN Inc. (Incorporated by reference to the report on Form 8-K of CC VII Holdings, LLC and Falcon Funding Corporation filed on November 26,
              1999 (File No. 033-60776))
 2.12(a)      Purchase Agreement, dated as of May 21, 1999, among
              Blackstone TWF Capital Partners, L.P., Blackstone TWF
              Capital Partners A L.P., Blackstone TWF Capital Partners B
              L.P., Blackstone TWF Family Investment Partnership, L.P.,
              RCF Carry, LLC, Fanch Management Partners, Inc., PBW Carried
              Interest, Inc., RCF Indiana Management Corp, The Robert C.
              Fanch Revocable Trust, A. Dean Windry, Thomas Binning, Jack
              Pottle, SDG/Michigan Communications Joint Venture, Fanch-JV2
              Master Limited Partnership, Cooney Cable Associates of Ohio,
              Limited Partnership, North Texas Cablevision, LTD., Post
              Cablevision of Texas, Limited Partnership, Spring Green
              Communications, L.P., Fanch-Narragansett CSI Limited
              Partnership, and Fanch Cablevision of Kansas General
              Partnership and Charter Communications, Inc. (now called
              Charter Investment, Inc.) (Incorporated by reference to
              Amendment No. 2 to the registration statement on Form S-1 of Charter Communications, Inc. filed on September 28, 1999
              (File No. 333-83887))
 2.12(b)      Assignment of Purchase Agreement by and between Charter
              Investment, Inc. and Charter Communications Holding Company,
              LLC, effective as of September 21, 1999 (Incorporated by reference to Amendment No. 3 to the registration statement on Form S-1 of Charter Communications, Inc. filed on October
              18, 1999 (File No. 333-83887))
 2.13         Purchase and Contribution Agreement, entered into as of June
              1999, by and among BCI (USA), LLC, William Bresnan,
              Blackstone BC Capital Partners L.P., Blackstone BC Offshore
              Capital Partners L.P., Blackstone Family Investment
              Partnership III L.P., TCID of Michigan, Inc. and TCI Bresnan
              LLC and Charter Communications Holding Company, LLC (now called Charter Investment, Inc.) (Incorporated by reference to Amendment No. 2 to the registration statement on Form S-1 of Charter Communications, Inc. filed on September 28, 1999
              (File No. 333-83887))

 4.1 Form of certificate evidencing shares of Class A common stock of registrant (Incorporated by reference to Amendment
              No. 2 to the registration statement on Form S-1 of Charter
              Communications, Inc. filed on September 28, 1999 (File No.
              333-83887))
 4.2          Indenture dated as of October 30, 2000 between Charter
              Communications, Inc. and BNY Midwest Trust Company as
              Trustee governing 5.75% convertible senior notes due 2005
 5.1 Opinion of Paul, Hastings, Janofsky & Walker LLP regarding legality
 8.1 Opinion of Paul, Hastings, Janofsky & Walker LLP regarding tax matters
12.1          Ratio of Earnings to Fixed Charges
23.1 Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit No. 5.1)
23.2          Consent of Arthur Andersen LLP
23.3          Consent of KPMG LLP
23.4          Consent of Ernst & Young LLP
23.5          Consent of Ernst & Young LLP
23.6          Consent of KPMG LLP
23.7          Consent of PricewaterhouseCoopers LLP
23.8          Consent of PricewaterhouseCoopers LLP
23.9          Consent of Ernst & Young LLP
23.10         Consent of PricewaterhouseCoopers LLP
23.11         Consent of PricewaterhouseCoopers LLP
23.12         Consent of Greenfield, Altman, Brown, Berger & Katz, P.C.
23.13         Consent of PricewaterhouseCoopers LLP
23.14         Consent of Ernst & Young LLP
23.15         Consent of KPMG LLP
23.16         Consent of KPMG LLP
23.17         Consent of Ernst & Young LLP
23.18         Consent of Ernst & Young LLP
23.19         Consent of Ernst & Young LLP
23.20         Consent of Shields & Co.
24.1 Power of Attorney (included in Part II to the registration statement on the signature page)
25.1          Statement of eligibility of trustee*

---------------
* To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) herein do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to file an application for the purpose of determining eligibility of the trustee to act under subsection (a) of
Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of such act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, state of Missouri, on the eighteenth day of January 2001.

                                   CHARTER COMMUNICATIONS, INC.

                                   By: /s/ KENT D. KALKWARF
                                      ------------------------------------------
                                       Kent D. Kalkwarf
                                       Executive Vice President and Chief
                                       Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Curtis S. Shaw and his attorneys-in-fact, with power of substitution for him in any and all capacities, to sign any amendments to this registration statement, to file the same, with the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                     CAPACITY                           DATE
                ---------                                     --------                           ----

/s/ WILLIAM D. SAVOY                        Director                                       January 18, 2001
------------------------------------------
William D. Savoy

/s/ JERALD L. KENT                          President, Chief Executive Officer and         January 18, 2001
------------------------------------------  Director (Principal Executive Officer)
Jerald L. Kent

/s/ RONALD L. NELSON                        Director                                       January 18, 2001
------------------------------------------
Ronald L. Nelson

/s/ HOWARD L. WOOD                          Director                                       January 18, 2001
------------------------------------------
Howard L. Wood

/s/ KENT D. KALKWARF                        Executive Vice President and Chief Financial   January 18, 2001
------------------------------------------  Officer (Principal Financial Officer and
Kent D. Kalkwarf                            Principal Accounting Officer)

                                 EXHIBIT INDEX

EXHIBITS
--------                             DESCRIPTION
 2.1         Merger Agreement, dated March 31, 1999, by and between
             Charter Communications Holdings, LLC and Marcus Cable
             Holdings, LLC (Incorporated by reference to Amendment No. 2 to the registration statement on Form S-4 of Charter
             Communications Holdings, LLC and Charter Communications
             Holdings Capital Corporation filed on June 22, 1999 (File
             No. 333-77499))
 2.2(a)      Membership Purchase Agreement, dated as of January 1, 1999, by and between ACEC Holding Company, LLC and Charter
             Communications, Inc. (now called Charter Investment, Inc.)
             (Incorporated by reference to Amendment No. 4 to the
             registration statement on Form S-4 of Charter Communications
             Holdings, LLC and Charter Communications Holdings Capital
             Corporation filed on July 22, 1999 (File No. 333-77499))
 2.2(b)      Assignment of Membership Purchase Agreement, dated as of
             February 23, 1999, by and between Charter Communications,
             Inc. (now called Charter Investment, Inc.) and Charter
             Communications Entertainment II, LLC (Incorporated by
             reference to Amendment No. 4 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and
             Charter Communications Holdings Capital Corporation filed on
             July 22, 1999 (File No. 333-77499))
 2.3(a)      Asset Purchase Agreement, dated as of February 17, 1999,
             among Greater Media, Inc., Greater Media Cablevision, Inc.
             and Charter Communications, Inc. (now called Charter
             Investment, Inc.) (Incorporated by reference to Amendment
             No. 4 to the registration statement on Form S-4 of Charter
             Communications Holdings, LLC and Charter Communications
             Holdings Capital Corporation filed on July 22, 1999 (File
             No. 333-77499))
 2.3(b)      Assignment of Asset Purchase Agreement, dated as of February
             23, 1999, by and between Charter Communications, Inc. (now called Charter Investment, Inc.) and Charter Communications
             Entertainment I, LLC (Incorporated by reference to Amendment
             No. 4 to the registration statement on Form S-4 of Charter
             Communications Holdings, LLC and Charter Communications
             Holdings Capital Corporation filed on July 22, 1999 (File
             No. 333-77499))
 2.4         Purchase Agreement, dated as of February 23, 1999, by and
             among Charter Communications, Inc. (now called Charter
             Investment, Inc.), Charter Communications, LLC, Renaissance
             Media Holdings LLC and Renaissance Media Group LLC
             (Incorporated by reference to the report on Form 8-K of
             Renaissance Media Group LLC filed on March 1, 1999 (File No.
             333-56679))
 2.5         Purchase Agreement, dated as of March 22, 1999, among
             Charter Communications, Inc. (now called Charter Investment,
             Inc.), Charter Communications, LLC, Charter Helicon, LLC,
             Helicon Partners I, L.P., Baum Investments, Inc. and the
             limited partners of Helicon Partners I, L.P. (Incorporated by reference to Amendment No. 4 to the registration
             statement on Form S-4 of Charter Communications Holdings,
             LLC and Charter Communications Holdings Capital Corporation
             filed on July 22, 1999 (File No. 333-77499))
 2.6(a)      Asset and Stock Purchase Agreement, dated April 20, 1999,
             between InterMedia Partners of West Tennessee, L.P. and
             Charter Communications, LLC (Incorporated by reference to
             Amendment No. 2 to the registration statement on Form S-4 of
             Charter Communications Holdings, LLC and Charter
             Communications Holdings Capital Corporation filed on June
             22, 1999 (File No. 333-77499))

EXHIBITS
--------                             DESCRIPTION
 2.6(b)      Stock Purchase Agreement, dated April 20, 1999, between TCID
             1P-V, Inc. and Charter Communications, LLC (Incorporated by
             reference to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and
             Charter Communications Holdings Capital Corporation filed on
             June 22, 1999 (File No. 333-77499))
 2.6(c)      RMG Purchase Agreement, dated as of April 20, 1999, between
             Robin Media Group, Inc., InterMedia Partners of West
             Tennessee, L.P. and Charter RMG, LLC (Incorporated by
             reference to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and
             Charter Communications Holdings Capital Corporation filed on
             June 22, 1999 (File No. 333-77499))
 2.6(d)      Asset Exchange Agreement, dated April 20, 1999, among
             InterMedia Partners Southeast, Charter Communications, LLC,
             Charter Communications Properties, LLC, and Marcus Cable
             Associates, L.L.C. (Incorporated by reference to Amendment
             No. 2 to the registration statement on Form S-4 of Charter
             Communications Holdings, LLC and Charter Communications
             Holdings Capital Corporation filed on June 22, 1999 (File
             No. 333-77499))
 2.6(d)(i)   Amendment to Asset Exchange Agreement, made as of October 1,
             1999, by and among InterMedia Partners Southeast and Charter
             Communications, LLC, Charter Communications Properties, LLC
             and Marcus Cable Associates, L.L.C. (Incorporated by
             reference to Amendment No. 3 to the registration statement on Form S-1 of Charter Communications, Inc. filed on October
             18, 1999 (File No. 333-83887))
 2.6(e)      Asset Exchange Agreement, dated April 20, 1999, among
             InterMedia Partners, a California Limited Partnership,
             Brenmor Cable Partners, L.P. and Robin Media Group, Inc.
             (Incorporated by reference to Amendment No. 2 to the
             registration statement on Form S-4 of Charter Communications
             Holdings, LLC and Charter Communications Holdings Capital
             Corporation filed on June 22, 1999 (File No. 333-77499))
 2.6(f)      Common Agreement, dated April 20, 1999, between InterMedia
             Partners, InterMedia Partners Southeast, InterMedia Partners
             of West Tennessee, L.P., InterMedia Capital Partners IV,
             L.P., InterMedia Partners IV, L.P., Brenmor Cable Partners,
             L.P., TCID IP-V, Inc., Charter Communications, LLC, Charter
             Communications Properties, LLC, Marcus Cable Associates,
             L.L.C. and Charter RMG, LLC (Incorporated by reference to
             Amendment No. 3 to the registration statement on Form S-4 of
             Charter Communications Holdings, LLC and Charter
             Communications Holdings Capital Corporation filed on July 2,
             1999 (File No. 333-77499)) (Portions of this exhibit have
             been omitted pursuant to a request for confidential
             treatment.)
 2.7(a)      Purchase and Sale Agreement, dated as of April 26, 1999, by and among InterLink Communications Partners, LLLP, the
             sellers listed therein and Charter Communications, Inc. (now called Charter Investment, Inc.) (Incorporated by reference to Amendment No. 2 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and Charter
             Communications Holdings Capital Corporation filed on June
             22, 1999 (File No. 333-77499))
 2.7(b)      Purchase and Sale Agreement, dated as of April 26, 1999, by and among Rifkin Acquisition Partners, L.L.L.P., the sellers listed therein and Charter Communications, Inc. (now called
             Charter Investment, Inc.) (Incorporated by reference to
             Amendment No. 4 to the registration statement on Form S-4 of
             Charter Communications Holdings, LLC and Charter
             Communications Holdings Capital Corporation filed on July
             22, 1999 (File No. 333-77499))
 2.7(c)      RAP Indemnity Agreement, dated April 26, 1999, by and among the sellers listed therein and Charter Communications, Inc.
             (now called Charter Investment, Inc.) (Incorporated by
             reference to Amendment No. 4 to the registration statement on Form S-4 of Charter Communications Holdings, LLC and
             Charter Communications Holdings Capital Corporation filed on
             July 22, 1999 (File No. 333-77499))

EXHIBITS
--------                             DESCRIPTION
 2.7(d)      Assignment of Purchase Agreement with InterLink
             Communications Partners, LLLP, dated as of June 30, 1999, by and between Charter Communications, Inc. (now called Charter
             Investment, Inc.) and Charter Communications Operating, LLC
             (Incorporated by reference to Amendment No. 4 to the
             registration statement on Form S-4 of Charter Communications
             Holdings, LLC and Charter Communications Holdings Capital
             Corporation filed on July 22, 1999 (File No. 333-77499))
 2.7(e)      Assignment of Purchase Agreement with Rifkin Acquisition
             Partners L.L.L.P., dated as of June 30, 1999, by and between
             Charter Communications, Inc. (now called Charter Investment,
             Inc.) and Charter Communications Operating, LLC
             (Incorporated by reference to Amendment No. 4 to the
             registration statement on Form S-4 of Charter Communications
             Holdings, LLC and Charter Communications Holdings Capital
             Corporation filed on July 22, 1999 (File No. 333-77499))
 2.7(f)      Assignment of RAP Indemnity Agreement, dated as of June 30,
             1999, by and between Charter Communications, Inc. (now
             called Charter Investment, Inc.) and Charter Communications
             Operating, LLC (Incorporated by reference to Amendment No. 4 to the registration statement on Form S-4 of Charter
             Communications Holdings, LLC and Charter Communications
             Holdings Capital Corporation filed on July 22, 1999 (File
             No. 333-77499))
 2.7(g)      Amendment to the Purchase Agreement with InterLink
             Communications Partners, LLLP, dated June 29, 1999
             (Incorporated by reference to Amendment No. 6 to the
             registration statement on Form S-4 of Charter Communications
             Holdings, LLC and Charter Communications Holdings Capital
             Corporation filed on August 27, 1999 (File No. 333-77499))
 2.7(h)      Contribution Agreement, dated as of September 14, 1999, by and among Charter Communications Operating, LLC, Charter
             Communications Holding Company, LLC, Charter Communications,
             Inc., Paul G. Allen and the certain other individuals and
             entities listed on the signature pages thereto (Incorporated by reference to Amendment No. 3 to the registration
             statement on Form S-1 of Charter Communications, Inc. filed on October 18, 1999 (File No. 333-83887))
 2.7(i)      Form of First Amendment to the Contribution Agreement dated as of September 14, 1999, by and among Charter
             Communications Operating, LLC, Charter Communications
             Holding Company, LLC, Charter Communications, Inc. and Paul
             G. Allen (Incorporated by reference to Amendment No. 5 to
             the registration statement on Form S-1 of Charter
             Communications, Inc. filed on November 4, 1999 (File No.
             333-83887))
 2.8         Contribution and Sale Agreement dated as of December 30,
             1999, by and among Charter Communications Holding Company,
             LLC, CC VII Holdings, LLC and Charter Communications VII,
             LLC (Incorporated by reference to the report on Form 8-K of
             Charter Communications Holdings, LLC and Charter
             Communications Holdings Capital Corporation filed on January
             18, 2000 (File No. 333-77499))
 2.9         Contribution and Sale Agreement dated as of December 30,
             1999, by and among Charter Communications Holding Company,
             LLC and Charter Communications Holdings, LLC (Incorporated
             by reference to the report on Form 8-K of Charter
             Communications Holdings, LLC and Charter Communications
             Holdings Capital Corporation filed on January 18, 2000 (File
             No. 333-77499))
 2.10(a)     Securities Purchase Agreement, dated May 13, 1999, by and
             between Avalon Cable Holdings LLC, Avalon Investors, L.L.C.,
             Avalon Cable of Michigan Holdings, Inc. and Avalon Cable LLC
             and Charter Communications Holdings LLC and Charter
             Communications, Inc. (now called Charter Investment, Inc.)
             (Incorporated by reference to Amendment No. 1 to the
             registration statement on Form S-4 of Avalon Cable of
             Michigan LLC, Avalon Cable of Michigan Inc., Avalon Cable of
             New England LLC and Avalon Cable Finance Inc. filed on May
             28, 1999 (File No. 333-75453))

EXHIBITS
--------                             DESCRIPTION
 2.10(b)     Assignment and Contribution Agreement, entered into as of
             October 11, 1999 by and between Charter Communications
             Holding Company, LLC and Charter Communications, Inc.
             (Incorporated by reference to Amendment No. 3 to the
             registration statement on Form S-1 of Charter
             Communications, Inc. filed on October 18, 1999 (File No.
             333-83887))
 2.10(c)     Assignment Agreement effective as of June 16, 1999, by and among Charter Communications, Inc., Charter Communications
             Holdings LLC, Charter Communications Holding Company, LLC,
             Avalon Cable Holdings LLC, Avalon Investors, L.L.C., Avalon
             Cable of Michigan Holdings, Inc. and Avalon Cable LLC
             (Incorporated by reference to Amendment No. 3 to the
             registration statement on Form S-1 of Charter
             Communications, Inc. filed on October 18, 1999 (File No.
             333-83887))
 2.11(a)     Purchase and Contribution Agreement, dated as of May 26,
             1999, by and among Falcon Communications, L.P., Falcon
             Holding Group, L.P., TCI Falcon Holdings, LLC, Falcon Cable
             Trust, Falcon Holding Group, Inc. and DHN Inc. and Charter
             Communications, Inc. (now called Charter Investment,
             Inc.) (Incorporated by reference to Amendment No. 2 to the registration statement on Form S-1 of Charter
             Communications, Inc. filed on September 28, 1999 (File No.
             333-83887))
 2.11(b)     First Amendment to Purchase and Contribution Agreement,
             dated as of June 22, 1999, by and among Charter
             Communications, Inc., Charter Communications Holding
             Company, LLC, Falcon Communications, L.P., Falcon Holding
             Group, L.P., TCI Falcon Holdings, LLC, Falcon Cable Trust,
             Falcon Holding Group, Inc. and DHN Inc. (Incorporated by
             reference to the quarterly report on Form 10-Q filed by
             Falcon Communications, L.P. and Falcon Funding Corporation
             on August 13, 1999 (File Nos. 333-60776 and 333-55755))
 2.11(c)     Form of Second Amendment to Purchase And Contribution
             Agreement, dated as of October 27, 1999, by and among
             Charter Investment, Inc., Charter Communications Holding
             Company, LLC, Falcon Communications, L.P., Falcon Holding
             Group, L.P., TCI Falcon Holdings, LLC, Falcon Holding Group,
             Inc. and DHN Inc. (Incorporated by reference to Amendment
             No. 5 to the registration statement on Form S-1 of Charter
             Communications, Inc. filed on November 4, 1999 (File No.
             333-83887))
 2.11(d)     Third Amendment to Purchase and Contribution Agreement dated as of November 12, 1999, by and among Charter
             Communications, Inc., Falcon Communications L.P., Falcon
             Holdings Group, L.P., TCI Falcon Holdings, LLC, Falcon Cable
             Trust, Falcon Holding Group, Inc. and DHN Inc. (Incorporated
             by reference to the report on Form 8-K of CC VII Holdings,
             LLC and Falcon Funding Corporation filed on November 26,
             1999 (File No. 033-60776))
 2.12(a)     Purchase Agreement, dated as of May 21, 1999, among
             Blackstone TWF Capital Partners, L.P., Blackstone TWF
             Capital Partners A L.P., Blackstone TWF Capital Partners B
             L.P., Blackstone TWF Family Investment Partnership, L.P.,
             RCF Carry, LLC, Fanch Management Partners, Inc., PBW Carried
             Interest, Inc., RCF Indiana Management Corp, The Robert C.
             Fanch Revocable Trust, A. Dean Windry, Thomas Binning, Jack
             Pottle, SDG/Michigan Communications Joint Venture, Fanch-JV2
             Master Limited Partnership, Cooney Cable Associates of Ohio,
             Limited Partnership, North Texas Cablevision, LTD., Post
             Cablevision of Texas, Limited Partnership, Spring Green
             Communications, L.P., Fanch-Narragansett CSI Limited
             Partnership, and Fanch Cablevision of Kansas General
             Partnership and Charter Communications, Inc. (now called
             Charter Investment, Inc.) (Incorporated by reference to
             Amendment No. 2 to the registration statement on Form S-1 of
             Charter Communications, Inc. filed on September 28, 1999
             (File No. 333-83887))
 2.12(b)     Assignment of Purchase Agreement by and between Charter
             Investment, Inc. and Charter Communications Holding Company,
             LLC, effective as of September 21, 1999 (Incorporated by
             reference to Amendment No. 3 to the registration statement on Form S-1 of Charter Communications, Inc. filed on October
             18, 1999 (File No. 333-83887))

EXHIBITS
--------                             DESCRIPTION
 2.13        Purchase and Contribution Agreement, entered into as of June
             1999, by and among BCI (USA), LLC, William Bresnan,
             Blackstone BC Capital Partners L.P., Blackstone BC Offshore
             Capital Partners L.P., Blackstone Family Investment
             Partnership III L.P., TCID of Michigan, Inc. and TCI Bresnan
             LLC and Charter Communications Holding Company, LLC (now
             called Charter Investment, Inc.) (Incorporated by reference to Amendment No. 2 to the registration statement on Form S-1 of Charter Communications, Inc. filed on September 28, 1999
             (File No. 333-83887))
 4.1         Form of certificate evidencing shares of Class A common
             stock of registrant (Incorporated by reference to Amendment
             No. 2 to the registration statement on Form S-1 of Charter
             Communications, Inc. filed on September 28, 1999 (File No.
             333-83887))
 4.2         Indenture dated as of October 30, 2000 between Charter
             Communications, Inc. and BNY Midwest Trust Company as
             Trustee governing 5.75% convertible senior notes due 2005
 5.1         Opinion of Paul, Hastings, Janofsky & Walker LLP regarding legality
 8.1         Opinion of Paul, Hastings, Janofsky & Walker LLP regarding tax matters
12.1         Ratio of Earnings to Fixed Charges
23.1         Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit No. 5.1)
23.2         Consent of Arthur Andersen LLP
23.3         Consent of KPMG LLP
23.4         Consent of Ernst & Young LLP
23.5         Consent of Ernst & Young LLP
23.6         Consent of KPMG LLP
23.7         Consent of PricewaterhouseCoopers LLP
23.8         Consent of PricewaterhouseCoopers LLP
23.9         Consent of Ernst & Young LLP
23.10        Consent of PricewaterhouseCoopers LLP
23.11        Consent of PricewaterhouseCoopers LLP
23.12        Consent of Greenfield, Altman, Brown, Berger & Katz, P.C.
23.13        Consent of PricewaterhouseCoopers LLP
23.14        Consent of Ernst & Young LLP
23.15        Consent of KPMG LLP
23.16        Consent of KPMG LLP
23.17        Consent of Ernst & Young LLP
23.18        Consent of Ernst & Young LLP
23.19        Consent of Ernst & Young LLP
23.20        Consent of Shields & Co.
24.1         Power of Attorney (included in Part II to the registration statement on the signature page)
25.1         Statement of eligibility of trustee*

---------------
* To be filed by amendment.